EXHIBIT 10.24

COMMERCIAL OFFICE LEASE

BETWEEN

USAA INCOME PROPERTIES III LIMITED PARTNERSHIP

as Landlord

AND

TRW INC.

as Tenant

Dated:                     , 1997

TABLE OF CONTENTS

Page

ARTICLE I
BASIC LEASE PROVISIONS	1

ARTICLE II
THE PREMISES	4

ARTICLE III
TERM; RENT COMMENCEMENT DATE	5

ARTICLE IV
RENT	5

ARTICLE V
(INTENTIONALLY DELETED)	6

ARTICLE VI
OPERATING EXPENSES	6

ARTICLE VII
IMPOSITIONS RENTAL	10

ARTICLE VIII
PARKING	11

ARTICLE IX
USE AND REQUIREMENTS OF LAW	11

ARTICLE X
ASSIGNMENT AND SUBLETTING	13

ARTICLE XI
MAINTENANCE AND REPAIR	17

ARTICLE XII
CONDITION AND DELIVERY OF PREMISES; INITIAL CONSTRUCTION; ALTERATIONS	18

ARTICLE XIII
SIGNS	20

ARTICLE XIV
TENANTS EQUIPMENT AND PROPERTY	21

ARTICLE XV
RIGHT OF ENTRY	21

ARTICLE XVI
INSURANCE	22

ARTICLE XVII
SERVICES AND UTILITIES	24

ARTICLE XVIII
LIABILITY OF LANDLORD	25

ARTICLE XIX
RULES AND REGULATIONS	25

ARTICLE XX
DAMAGE; CONDEMNATION	25

ARTICLE XXI
DEFAULT OF TENANT	26

ARTICLE XXII
MORTGAGES	29

ARTICLE XXIII
SURRENDER; HOLDING OVER	30

ARTICLE XXIV
QUIET ENJOYMENT	30

ARTICLE XXV
MISCELLANEOUS	31

ARTICLE XXVI
ROOF ACCESS; SATELLITE DISH	34

ARTICLE XXVII
OPTION TO RENEW	35

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LIST OF EXHIBITS

Exhibit A-1	Site Plan
Exhibit A-2	Legal Description of Land
Exhibit B	Work Agreement
Schedule I	Contractor’s Affidavit and Final Release of Lien
Schedule II	Insurance Requirements
Exhibit C	Rules and Regulations
Exhibit D	Reserved Parking
Exhibit E	Hazardous Materials
Exhibit F	(Intentionally Deleted)
Exhibit G	Form of Subordination, Non-Disturbance and Attornment Agreement

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COMMERCIAL OFFICE LEASE

THIS COMMERCIAL OFFICE LEASE (hereinafter the “Lease”) is made as of the              day of                      1997 (“Date of Lease”), by and between USAA INCOME PROPERTIES III LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and TRW INC., an Ohio corporation (“Tenant”).

Landlord and Tenant, intending legally to be bound, agree as set forth below.

ARTICLE I

BASIC LEASE PROVISIONS

In addition to the terms which are defined elsewhere in this Lease, the following defined terms are used in this Lease:

1.1 Building. The building reflected on the site plan attached as Exhibit A-1 hereto and made a part hereof, which constitutes the entire Premises (as hereinafter defined) and which is located on the Land (as hereinafter defined), said Building containing approximately 155,118 rentable square feet, and all alterations, additions, improvements, restorations or replacements now or hereafter made thereto. For purposes of this Lease, Building shall include the three (3) elevator lobbies and metal entry doors located on each level of the parking garage and exclusively serving the Building, each elevator lobby containing four (4) elevator banks.

1.2 Building Address:	1240 Rosecrans Avenue
Manhattan Beach, California 90266

1.3 Premises. The Building. The terms “Building” and “Premises” are used interchangeably throughout the Lease.

1.4 Land. The piece or parcel of land which comprises the Project (as hereinafter defined), as more particularly described on Exhibit A-2 attached hereto and made a part hereof, and all rights, easements and appurtenances thereunto belonging or pertaining, or such portion thereof as shall be allocated by Landlord to the Project.

1.5 Project. The development reflected on the site plan attached as Exhibit A-l hereto and known as Manhattan Towers consisting of the real property and all improvements built thereon including without limitation the Land, Building, 1230 Rosecrans Avenue building, Common Area (as hereinafter defined), Parking Facilities (as hereinafter defined), and any other buildings, walkways, driveways, fences and landscaping, containing approximately 309,490 rentable square feet (as hereinafter defined).

1.6 (Intentionally Deleted)

1.7 Permitted Use. The Premises shall be used solely as (i) general business offices, including design and engineering offices, and (ii) a laboratory for the purpose of electronic testing. Notwithstanding the foregoing, Tenant may only use the Premises for such laboratory purposes provided Tenant first obtains all necessary zoning, development and other approvals and permits, including any Conditional Use Permits, from the City of Manhattan Beach necessary for such laboratory use. In the event Tenant concludes no such approvals or permits are necessary, Tenant shall provide Landlord with documentation in a form reasonably acceptable to Landlord supporting such conclusion. Any delay in obtaining approval for the laboratory shall not diminish or alter the obligations of Tenant hereunder, including, but not limited to, the Commencement Date.

1.8 Commencement Date. August 20, 1997.

1.9 Expiration Date. April 30, 2002.

1.10 Term. That period of time beginning on the Commencement Date and expiring on the Expiration Date.

1.11 Basic Rent. The amount set forth in the following schedule, subject to adjustment as specified in Articles III and IV.

Rental Period	Monthly Basic Rent	Annual Basic Kent
8/20/97 - 8/31/97	$54,658.00	N/A
9/1/97 - 4/30/02	$141,200.00	$1,694,400.00

1.12 (Intentionally Deleted)

1.13 Lease Year. Each consecutive twelve (12) month period elapsing after: (i) the Commencement Date if the Commencement Date occurs on the first day of a month; or (ii) the first day of the month following the Commencement Date if the Commencement Date does not occur on the first day of a month. Notwithstanding the foregoing, the first Lease Year shall include the additional days, if any, between the Commencement Date and the first day of the month following the Commencement Date, in the event the Commencement Date does not occur on the first day of a month.

1.14 Calendar Year. For the purpose of this Lease, Calendar Year shall be a period of twelve (12) months commencing on each January 1 during the Term, except that the first Calendar Year shall be that period from and including the Commencement Date through December 31 of that same year, and the last Calendar Year shall be that period from and including the last January 1 of the Term through the earlier of the Expiration Date or date of Lease termination.

1.15 Tenant’s Proportionate Share. Tenant’s Proportionate Share of the Project is 50.12% (determined by dividing the rentable square feet of the Premises by the rentable square feet of the Project and multiplying the resulting quotient by one hundred and rounding to the second decimal place). Tenant’s Proportionate Share of the Building is 100%.

1.16 Parking Space Allocation. Tenant shall have during the initial Term the right to one-half (1/2) of the then existing surface parking spaces within the Parking Facilities on an unreserved basis and one-half (1/2) of the then existing garage parking spaces within the Parking Facilities on an unreserved basis. Tenant’s Parking Space Allocation includes Tenant’s Project Proportionate Share of visitor and handicapped parking as such handicapped parking is required by applicable laws, regulations and ordinances.

1.17 Security Deposit. None.

1.18 Broker (if any).

Landlord’s:	Quorum Real Estate Services Corporation 2201 Dupont Drive, Suite 360 Irvine, California 92612

Tenant’s:	Goodglick Company 11203 South La Cienega Boulevard Los Angeles, California 90045

1.19 Guarantor(s):	Not applicable

1.20 Landlord’s Notice	USAA Real Estate Company
Address:	8000 Robert F. McDermott Fwy., Suite 600
San Antonio, Texas 78230-3884
Attention: VP Portfolio Management

with a copy at	USAA Real Estate Company
the same time to:	8000 Robert F. McDermott Fwy., Suite 600
San Antonio, Texas 78230-3884
Attention: VP Real Estate Counsel

USAA Realty Company
2201 Dupont Drive, Suite 360
Irvine, California 92612
Attention: AVP/Wester Region

USAA Realty Company
1230 Rosecrans Avenue, Suite 100
Manhattan Beach, California 90266
Attention: Property Manager

1.21 Tenant’s Notice	TRW, Inc.
Address:	One Space Park
Mail Station E1/2073
Redondo Beach, California 90278
Attention: Real Estate Operations

1.22 Guarantor(s)
Notice Address:	Not applicable

1.23 Interest Rate: The per annum interest rate listed as the base rate on corporate loans at large U.S. money center commercial banks as published from time to time under “Money Rates” in the Wall Street Journal plus three percent (3%), but in no event greater than the maximum rate permitted by law. In the event the Wall Street Journal ceases to publish such rates, Landlord shall choose, at Landlord’s discretion, a similarly published rate.

1.24 Common Area: All areas, improvements, facilities and equipment from time to time designated by Landlord for the genera! and nonexclusive common use or benefit of Tenant, other tenants of the Project, Landlord and their respective Agents, including, without limitation, roadways, entrances and exits, garage and exterior stairs loading areas, landscaped areas, open areas, park areas, exterior lighting, service drives, walkways, sidewalks, courtyards, concourses, ramps, showers, exterior utility lines, common trash areas, common pipes, conduits, ducts and wires, and Parking Facilities.

1.25 Agents: Officers, partners, directors, employees, agents, licensees, contractors, customers and invitees; to the extent customers and invitees are under the principal’s control or direction.

1.26 Parking Facilities: All parking areas now or hereafter designated by Landlord for use by tenants of the Project and/or their guests and invitees, including, without limitation, surface parking, parking decks, parking structures and parking areas under or within the Project whether reserved, exclusive, non-exclusive or otherwise.

ARTICLE II

THE PREMISES

2.1 Lease of Premises. In consideration of the agreements contained herein, Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, for the Term and upon the terms and conditions hereinafter provided. It is specifically understood that the rentable square feet of the Premises and Project have been determined by Landlord’s architect and that, for the purpose of any calculations which are based on the rentable square feet of the Premises or Project, the number of rentable square feet stated in Article 1 shall control. The Premises are leased subject to, and Tenant agrees not to violate, all present and future covenants, conditions and restrictions of record which affect the Land, all of such documents collectively referred to as the “Restrictions”. As an appurtenance to the Premises, Tenant shall have the general and nonexclusive right, together with Landlord and the other tenants of the Project and their respective Agents (as hereinafter defined), to use the Common Area subject to the terms and conditions of this Lease.

2.2 Landlord’s Reservations. Landlord shall retain absolute dominion and control over the Common Area and shall operate and maintain the Common Area in such manner as Landlord in its sole discretion, shall determine; provided however, such exclusive right shall not operate to (i) prohibit Tenant from its material benefit and enjoyment of the Premises for the Permitted Use as defined in Section 1.7; or (ii) materially affect Tenant’s rights under this Lease. Tenant acknowledges that without advance notice to Tenant and without any liability to Tenant in any respect, Landlord shall have the right to (a) Temporarily close any of the Common Area for maintenance, alteration or improvement purposes; and (b) Change, alter, add to, temporarily close or otherwise affect the Parking Facilities or the Parking Space Allocation (provided, however, any Landlord reduction of the Parking Space Allocation must be temporary in nature and reasonably necessary in order to allow Landlord the opportunity to repair, repave, restripe or otherwise operate and maintain the Parking Facilities) in such manner as Landlord, in its sole discretion, deems appropriate including, without limitation, the right to designate reserved spaces available only for use by one or more tenants (however, in such event, those parking spaces shall still be deemed Common Area for the purpose of the definition of Operating Expenses), provided that, except in emergency situations or situations beyond Landlord’s control, Landlord shall provide alternative Parking Facilities (and transportation to and from such alternative Parking Facilities if reasonably necessary) within a five (5) mile radius of the Premises at no additional charge to Tenant.

In addition to the other rights of Landlord under this Lease, Landlord further reserves to itself and its respective successors and assigns the right to use Tenant’s name and the rentable square feet of the Premises in promotional materials relating to the Building or the Project; provided, however, Landlord shall not use Tenant’s name or the square footage of the Premises in any media promotions without first obtaining the prior written consent of Tenant. Landlord may exercise any or all of the foregoing rights without being deemed to be guilty of an eviction, actual or constructive, or a disturbance or interruption of the business of Tenant or Tenant’s use or occupancy of the Premises.

ARTICLE III

TERM; EARLY ACCESS

3.1 Term. The Term shall commence on the Commencement Date and expire at midnight on the Expiration Date.

3.2 Early Access. Commencing on May 1, 1997 (“Premises Delivery Date”), Tenant shall have non exclusive reasonable rights of entry to portions of the Premises for the purpose of constructing the Tenant Work (as defined in Exhibit B) (the “Early Access Period”). During the Early Access Period (i) Tenant shall be obligated for the payment of Operating Expense Rental and Impositions Rental pursuant to the terms of Articles VI and VII; and (ii) the remaining terms and conditions of the Lease, including, but not limited to, Tenant’s insurance obligations pursuant to Article XVI below, shall be in full force and effect. Furthermore, Tenant agrees to indemnify and hold harmless Landlord from any and all claims, demands, actions, causes of action, damages, expenses, losses or liabilities arising out of Tenant’s entry on, or use of the Premises prior to the Commencement Date.

ARTICLE IV

RENT

4.1 Basic Rent. Commencing upon the Commencement Date, Tenant shall pay to Landlord the Basic Rent as specified in Section 1.11.

4.2 Payment of Basic Rent. Commencing upon the Commencement Date, Basic Rent shall be payable in monthly installments as specified in Section 1.11, in advance, without demand, notice, deduction, offset or counterclaim, on or before the first day of each and every calendar month during the remainder of the Term; provided, however, that the installment of the Basic Rent payable for the first full calendar month of the Term after the Commencement Date shall be due and payable at the time of execution and delivery of this Lease. If the Commencement Date occurs on a date other than on the first day of a calendar month, Basic Rent shall be prorated from such date until the first day of the following month. Tenant shall pay the Basic Rent and all Additional Rent as hereinafter defined, by good check or in lawful currency of the United States of America, to Landlord at such address as Landlord specifies to Tenant. Any payment made by Tenant to Landlord on account of Basic Rent may be credited by Landlord to the payment of any late charges then due and payable and to any Basic Rent or Additional Rent then past due before being credited to Basic Rent currently due.

4.3 Additional Rent. All sums payable by Tenant under this Lease, other than Basic Rent, shall be deemed “Additional Rent,” and, unless otherwise set forth herein, shall be payable in the same manner as set forth above for Basic Rent; provided, however, Tenant’s obligation to pay to Landlord Operating Expense Rental and Imposition Rental shall commence on the Premises Delivery Date.

4.4 Rent. Basic Rent as defined in Section 1.11 hereof and Additional Rent as defined in Section 4.3, above shall jointly be referred to as “Rent” within the meaning of California Civil Code Section 1951(a), the nonpayment of which shall entitle Landlord to exercise all rights and remedies provided in Article 21 or by law.

4.5 Sales or Excise Taxes. Tenant shall pay to Landlord as Additional Rent, concurrently with payment of Basic Rent or Additional Rent to Landlord all taxes (including, but not limited to any and all sales, rent or excise taxes) on Basic Rent or Additional Rent or other amounts payable by Tenant to or otherwise benefiting Landlord, as levied or assessed by any governmental or political body or subdivision thereof against Landlord on account of such Basic Rent, Additional Rent or other amounts payable by Tenant to or otherwise benefiting Landlord, or any portion thereof.

ARTICLE V

(INTENTIONALLY DELETED)

ARTICLE VI

OPERATING EXPENSES

6.1 Operating Expense Rental. Commencing upon the Premises Delivery Date, Tenant shall pay to Landlord throughout the remainder of the Term, as Additional Rent, Tenant’s Proportionate Share of the Building or Project, as applicable, (as defined in Section 1.15) Operating Expenses (as hereinafter defined) for each Calendar Year (the “Operating Expense Rental”). In the event that the Premises Delivery Date or Expiration Date is other than the first or last day of a Calendar Year, then the Operating Expenses for the applicable Calendar Year shall be appropriately prorated.

6.2 Operating Expenses Defined. As used herein, the term “Operating Expenses” shall mean all expenses, costs and disbursements of every kind and nature, except as specifically excluded otherwise herein, which Landlord incurs because of or in connection with the ownership, maintenance, management and operation of the Building and Common Areas of the Project. Operating Expenses may include, without limitation, all costs, expenses and disbursements incurred or made in connection with the following:

(a) Wages and salaries of one property manager, one secretary and one maintenance engineer, whether employed by Landlord, the Project’s management company or a third party vendor, engaged in the operation and maintenance of the Project, and all costs related to or associated with such employees or the carrying out of their duties, including uniforms and their cleaning, taxes, auto allowances and insurance and benefits (including, without limitation, contributions to pension and/or profit sharing plans and vacation or other paid absences);

(b) All supplies, tools, equipment and materials, including janitorial and lighting supplies, used directly in the operation and maintenance of the Common Areas of the Project, including any lease payments therefor; provided, however, any such equipment which under generally accepted accounting principles should be classified as capital items shall be amortized on a straight-line basis over their useful lives, not to exceed the Project’s useful life, together with interest on the unamortized balance of such cost at the Interest Rate, or such higher rate as may have been paid by Landlord on funds borrowed for the purposes of purchasing such equipment;

(c) Water, sewer, and gas utilities for the Project, except to the extent such utilities are charged directly to, or paid directly by, Tenant or any other tenant of the Project other than as a part of the Operating Expenses;

(d) All maintenance, operation and service agreements for the Common Areas of the Project, and any equipment related thereto, including, without limitation, service and/or maintenance agreements for the Parking Facilities, exterior window cleaning, Common Area janitorial service, groundskeeping and exterior landscaping and plant maintenance;

(e) All insurance purchased by Landlord or the Project’s management company relating to the Project and any equipment or other property contained therein or located thereon including, without limitation, casualty, liability, earthquake, rental loss, sprinkler and water damage insurance;

(f) All repairs to the Common Areas of the Project (excluding to the extent repairs are paid for by the proceeds of insurance or by Tenant or other third parties other than as a part of the Operating Expenses), including, window caulking, exterior and structural repairs, and regardless of whether foreseen or unforeseen; provided, however, any such repairs which under generally accepted accounting principles should be classified as capital improvements shall be amortized on a straight-line basis over their useful lives, not to exceed the Project’s useful life, together with interest on the unamortized balance of such cost at the Interest Rate, or such higher rate as may have been paid by Landlord on funds borrowed for the purposes of constructing such capital improvements;

(g) All maintenance of the Common Areas of the Project, including, without limitation, ice and snow removal, exterior window cleaning, landscaping, groundskeeping, trash removal and the patching, painting, reseating and complete resurfacing of roads, driveways and parking lots; provided, however, any such maintenance, repairs or replacements which under generally accepted accounting principles should be classified as capital improvements shall be amortized on a straight-line basis over their useful lives, not to exceed the Project’s useful life, together with interest on the unamortized balance of such cost at the Interest Rate, or such higher rate as may have been paid by Landlord on funds borrowed for the purposes of constructing such capital improvements;

(h) A management fee payable to Landlord or the company or companies managing the Project, if any; provided, however, (i) during the initial Term such management fee shall not exceed three percent (3%) of total rent (including Base Rent and Additional Rent) collected for the Project; and (ii) Landlord shall waive its management fee for the 1997 Calendar Year;

(i) That part of office rent or rental value of space in the Project used or furnished by Landlord to enhance, manage, operate and maintain the Project; provided, however, in no event shall such office rent or rental value be assessed on total space in excess of 1,200 rentable square feet;

(j) Accounting and legal fees incurred in connection with the operation and maintenance of the Common Areas of the Project, or related thereto;

(k) Any additional services not provided to the Common Areas of the Project at the Premises Delivery Date but thereafter provided by Landlord which Landlord reasonably deems necessary or desirable in connection with the management or operation of the Common Areas of the Project;

(l) Any capital improvements made to the Common Areas of the Project for the purpose of reducing Operating Expenses or which are required under any governmental law or regulation that was not applicable to the Common Areas of the Project as of the Date of Lease (which are not a result of the nature of Tenant’s specific use of the Premises, which capital improvements shall be the responsibility of Tenant), the cost of which shall be amortized on a straight-line basis over the improvement’s useful life, not to exceed the Project’s useful life, together with interest on the unamortized balance of such cost at the Interest Rate, or such higher rate as may have been paid by Landlord on funds borrowed for the purposes of constructing such capital improvements; and

(m) Other expenses and costs reasonably necessary for operating and maintaining the Common Areas of the Project.

(n) All costs and expenses incurred in connection with Landlord’s obligations regarding the structure of the Building, as further described in Section 11.1 below, including, but not limited to (i) all supplies, tools, equipment and materials, including lease payments therefor; (ii) all maintenance, operation and service agreements; (iii) all repair and maintenance costs, including exterior window cleaning and caulking; and (iv) any capital improvements made for the purpose of reducing Operating Expenses or which are required under any governmental law or regulation that was not applicable to the Building as of the Date of Lease; provided, however, if any of the costs incurred in connection with the above items (i) through (iv) are capital in nature, the cost shall be amortized on a straight line basis over the improvements’ useful life, not to exceed the Project’s useful life, together with interest on the unamortized balance of such cost at the Interest Rate, or such higher rate as may have been paid by Landlord on funds borrowed for the purposes of constructing such capital improvements.

Operating Expenses shall not include: (i) depreciation on the Project (other than as provided in subsections (f), (g), (l) and (n) above); (ii) costs of tenant improvements incurred in renovating leased space for the exclusive use of a particular tenant of the Project and costs incurred in connection with the addition of signs, stamping or other denotation of reserved parking spaces for a particular tenant; (iii) finders’ fees and real estate brokers’ commissions; (iv) Project mortgage principal or interest; (v) capital items other than those referred to in subsections (b), (f), (g), (l) and (n) above; (vi) costs of compliance with the ADA to the extent Landlord is responsible for such costs pursuant to Section 9.4 (a) herein; (vii) Impositions as hereinafter defined in Article VII ; (viii) any repair and maintenance costs associated with the roof of the Building until such time that an elastomeric coating is applied to the existing roof; (ix) any repair and maintenance costs associated with the 1230 Building, except for repair and maintenance costs associated with (a) the operation of the compressor located in the 1230 Building, which compressor serves the pneumatic systems located in each of the 1230 and 1240 buildings, (b) the grade level access vestibule from the surface parking lot and Rosecrans Avenue to the garage, and (c) the washroom and showers located adjacent to the access vestibule; (x) electricity for the Project, payment of such electricity being allocated in accordance with Section 17.1 below; (xi) costs associated with the repair or correction of latent defects in the initial design or construction of the Project; and (xii) costs associated with extraordinary structural repairs to or replacement of the foundation, structural steel frame and exterior walls of the Building and parking structure (collectively the “Structural Members”). Any extraordinary structural repair shall be defined as a structural repair in which both of the following criteria shall be met:

(a)	Unusual Nature - the repair possesses a high degree of abnormality and is of a type clearly unrelated to or only incidentally related to ordinary and typical structural repairs to the Structural Members of the Building and parking structure; and

(b)	Infrequency of Occurrence - the repair is of a type that would not reasonably be expected to recur in the foreseeable future.

6.3 Adjustments to Operating Expense Rental. Landlord shall submit to Tenant, before the Premises Delivery Date and the beginning of each Calendar Year thereafter or as soon thereafter as reasonably possible, a statement of Landlord’s estimate of Tenant’s Proportionate Share of Operating Expenses for the Building and Project, as applicable, payable by Tenant during such Calendar Year. In addition to the Basic Rent, Tenant shall pay to Landlord on or before the first day of each month during such Calendar Year, or portion thereof, an amount equal to one-twelfth (or proportionately reduced in the event of a partial Calendar Year) of Tenant’s Proportionate Share of the Operating Expenses payable by Tenant for such Calendar Year as set forth in Landlord’s statement. If Landlord fails to give Tenant notice of its estimated payments due under this section for any Calendar Year, then Tenant shall continue making monthly estimated payments in accordance with the estimate for the previous Calendar Year until a new estimate is provided. If Landlord determines that, because of unexpected increases in Operating Expenses or other reasons, Landlord’s estimate of the Operating Expenses was too low, then Landlord shall have the right to give a new statement of the estimated Operating Expenses due from Tenant for such Calendar Year or the balance thereof and to bill Tenant for any deficiency which may have accrued during such Calendar Year, and Tenant shall thereafter pay monthly estimated payments based on such new statement.

Within ninety (90) days after the expiration of each Calendar Year, or as soon thereafter as is practicable, Landlord shall submit a statement to Tenant showing the actual Operating Expenses for such Calendar Year and Tenant’s Proportionate Share of the Operating Expenses. If for any Calendar Year, Tenant’s estimated monthly payments exceed Tenant’s Proportionate Share of the Operating Expenses, then Landlord shall give Tenant a credit in the amount of the overpayment toward Tenant’s next monthly payments of estimated Operating Expenses. If for any Calendar Year Tenant’s estimated monthly payments are less than Tenant’s Proportionate Share of the Operating Expenses, then Tenant shall pay the total amount of such deficiency to Landlord within fifteen (15) days after receipt of the statement from Landlord. Landlord’s and Tenant’s obligations with respect to any overpayment or underpayment of Operating Expenses shall survive the expiration or termination of this Lease.

6.4 Right to Audit Operating Expense Rental Reconciliation. Tenant shall have one hundred and eighty (180) days after delivery of Landlord’s Operating Expense Rental reconciliation statement within which to complete an audit of Landlord’s books and records concerning the Project for such previous Calendar Year, at Tenant’s sole cost and expense. Tenant, or an independent certified public accountant paid by Tenant, shall have the right to inspect Landlord’s books and records concerning the Project for such previous Calendar Year during Landlord’s normal business hours and at Landlord’s local office upon at least thirty (30) days prior written notice. Tenant shall be entitled to only one audit per Calendar Year and in no event shall any audit extend beyond thirty (30) days. In the event of an assignment, Tenant and any assignee shall together be entitled to one audit per Calendar Year. No subtenant shall have any right to conduct an audit and no assignee shall conduct an audit for any period during which such assignee was not in possession of the Premises. Tenant shall deliver to Landlord a copy of the results of such audit within ten (10) days of receipt by Tenant. In the event that Tenant’s review of Landlord’s books and records results in a determination that Tenant’s payment of Tenant’s Proportionate Share of Operating Expenses exceeded Tenant’s Proportionate Share of the actual Operating Expenses which should have been passed through to Tenant, as substantiated, at Landlord’s option, by an independent certified public accountant, then a credit in the amount of the overpayment shall be applied towards Tenant’s next monthly payments of Operating Expenses. In the event the Lease has expired, any such overpayment shall be paid directly to Tenant. In the event that Tenant’s review of Landlord’s books and records results in a determination that Tenant’s payment of Tenant’s Proportionate Share of Operating Expenses was less than Tenant’s Proportionate Share of the actual Operating Expenses which should have been passed through to Tenant, as substantiated at Landlord’s option by a certified public accountant, then Tenant shall pay the total amount of such deficiency to Landlord within thirty (30) days after delivery of an invoice from Landlord.

ARTICLE VII

IMPOSITIONS RENTAL

7.1 Impositions Rental. Commencing upon the Premises Delivery Date, Tenant shall pay to Landlord, throughout the remainder of the Term as Additional Rent, Tenant’s Project Proportionate Share (as defined in Section 1.15) of the Impositions (as hereinafter defined) for each Calendar Year (“Impositions Rental”). In the event that the Premises Delivery Date or Expiration Date is other than the first or last day of a Calendar Year, then Impositions for the applicable Calendar Year shall be appropriately prorated. Tenant’s Project Proportionate Share of Impositions from the Premises Delivery Date through June 30, 1997, shall be payable to Landlord on the later of (i) June 1, 1997, or (ii) fifteen (15) days after written notice from Landlord to Tenant of the amount of Tenant’s Project Proportionate Share of Impositions for such period. Thereafter, one-half of Tenant’s Project Proportionate Share of Impositions shall be payable to Landlord on each of the later of (i) the date such Impositions are due to the taxing authorities (such date currently being the first day of October and the first day of February of each Calendar Year), or (ii) ten (10) days after written notice from Landlord to Tenant of the amount of Tenant’s Project Proportionate Share of Impositions for such applicable period. Notwithstanding the foregoing, if for any Calendar Year Tenant’s Project Proportionate Share of Impositions paid is less than Tenant’s Project Proportionate Share of actual Impositions, Tenant shall pay the total amount of such deficiency to Landlord within thirty (30) days after receipt of a statement to Landlord.

7.2. Impositions Defined. Impositions shall be defined as all real property taxes and assessments levied against the Project and the various estates therein and the underlying Land, all personal property taxes levied on personal property of Landlord used in the management, operation, maintenance and repair of the Project, all taxes, assessments and reassessments of every kind and nature whatsoever levied or assessed in lieu of or in substitution for existing or additional real or personal property taxes and assessments on the Project or the sale, conveyance, assignment, ground lease or other transfer thereof, service payments in lieu of taxes, excises, transit charges and fees, housing, park and child care assessments, development and other assessments, reassessments, levies, fees or charges, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind which are assessed, levied, charged, confirmed or imposed by any public authority upon the Project, its operations or the Rent provided for in this Lease, or amounts necessary to be expended because of governmental orders, whether general or special, ordinary or extraordinary, unforeseen as well as foreseen, of any kind and nature for public improvements, services, benefits or any other purposes which are assessed.

levied, confirmed, imposed or become a lien upon the Premises or Project or become payable during the Term. Further, for the purposes of this Article, impositions shall include the reasonable expenses (including, without limitation, attorneys’ fees) incurred by Landlord in challenging or obtaining or attempting to obtain a reduction of such Impositions, regardless of the outcome of such challenge. Notwithstanding the foregoing, Landlord shall have no obligation to challenge Impositions, if as a result of any such challenge, a tax refund is made to Landlord, then provided no uncured Event of Default exists under this Lease, the amount of such refund less the expenses of the challenge shall be deducted from Impositions due in the Lease Year such refund is received. In the case of any Impositions which may be evidenced by improvement or other bonds or which may be paid in annual or other periodic installments, Landlord shall elect to cause such bonds to be issued or cause such assessment to be paid in installments over the maximum period permitted by law. Nothing contained in this Lease shall require Tenant to pay any franchise, estate, inheritance or succession transfer tax of Landlord, or any income, profits or revenue tax or charge, upon the net income of Landlord from all sources; provided, however, that if at any time during the Term under the laws of the United States Government or the state, or any political subdivision thereof, a tax (including, but not limited to any sales tax) or excise on Rent or other amounts payable by Tenant to Landlord, or any other tax however described, is levied or assessed by any such political body against Landlord on account of Rent, or a portion thereof, Tenant shall pay one hundred percent (100%) of any such tax or excise as Additional Rent as provided in Section 4.5 above. Furthermore, Impositions shall specifically exclude any increases in Impositions due during the initial Lease Term as a result of a reassessment of the Building or Project resulting from a transfer of title to the Building or Project pursuant to California Constitution Article XIIIA (commonly known as “Proposition 13”).

ARTICLE VIII

PARKING

During the Term and subject to the Rules and Regulations (as defined in Article XIX) promulgated by Landlord from time to time, Tenant shall have the right to use the Parking Space Allocation (as defined in Section 1.16) free of any charge to Tenant or Tenant’s Agents, except as may be included in Basic Rent. Landlord agrees not to designate reserved spaces for use by any other tenant of the Project in one-half (1/2) of the P-l level of the parking garage in the location outlined in Exhibit D attached hereto and made a part hereof. However, Landlord and Tenant acknowledge and agree that Landlord may, at Landlord’s option, upon thirty (30) days prior notice, designate those garage parking spaces located on the P-l level of the parking garage and outlined on Exhibit D for Tenant’s and its Agents’ exclusive parking use. If Landlord so designates such parking spaces for Tenant’s or its Agents’ exclusive use, Tenant and its Agents shall be prohibited from utilizing the remaining parking facilities on level P-l of garage. In the event Landlord elects to designate a portion of the P-1 garage parking spaces for Tenant’s and its Agents’ exclusive use, Landlord shall, by sign, painting on each space, or otherwise, denote such spaces as reserved for Tenant’s use.

ARTICLE IX

USE AND REQUIREMENTS OF LAW

9.1 Use. The Premises will be used only for the Permitted Use (as defined in Section 1.7). Tenant will not: (i) do or permit to be done in or about the Premises, nor bring to, keep or permit to be brought or kept in the Premises, anything which is prohibited by or will in any way conflict with any law, statute, ordinance or governmental rule or regulation which is now in force or which may be enacted or promulgated after the Date of Lease; (ii) do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants of the Project, or injure or annoy them; (iii) use or allow the Premises to be used for any improper, unlawful or objectionable purpose; (iv) cause, maintain or permit any nuisance in, on or about the Premises or commit or allow to be committed any waste in, on or about the Premises; or (v) subject the Premises to any use which would increase the existing rate of insurance on the Project or any portion thereof or cause any cancellation of any insurance policy covering the Project or any portion thereof.

9.2 Requirements of Law. At its sole cost and expense, Tenant will promptly comply with: (i) all laws, statutes, ordinances and governmental rules, regulations or requirements now in force or in force after the Premises Delivery Date; (ii) the requirements of any board of fire underwriters or other similar body constituted now or after the Premises Delivery Date; (iii) any direction or occupancy certificate issued pursuant to any law by any public officer or officers; and (iv) all Restrictions, insofar as (i) - (iv) above relate to the condition, use or occupancy of the Premises, excluding requirements of structural changes or changes outside the Premises unless related to (a) Tenant’s acts, (b) Tenant’s business, (c) Tenant’s use of the Premises, or (d) improvements made by or for Tenant.

9.3 Hazardous Materials.

(a) Tenant shall not bring or permit to remain on the Premises or the Project, or allow any of Tenant’s Agents to bring or permit to remain on the Premises or the Project, any asbestos, petroleum or petroleum products, used oil, explosives, toxic materials or substances defined as hazardous wastes, hazardous materials or hazardous substances under any federal, state or local law or regulation (“Hazardous Materials”), except for routine office and janitorial supplies and those materials listed on Exhibit E attached hereto and made a part hereof, provided such Hazardous Materials are used on the Premises and stored in the usual and customary manner and quantities, and in compliance with all applicable environmental laws and regulations. Tenant agrees to provide Landlord with copies of ail material data safety sheets for the Hazardous Materials listed on Exhibit E and comply with all procedures and precautions listed on such material data safety sheets. Tenant shall not install or operate any underground storage tanks on or under the Premises or the Project. Tenant’s violation of the foregoing prohibitions shall constitute a material breach and default hereunder and Tenant shall indemnify, protect, hold harmless and defend (by counsel acceptable to Landlord) Landlord, and its Agents and each of their respective successors and assigns, from and against any and all claims, damages, penalties, fines, liabilities and cost (including reasonable attorneys’ fees and court costs) caused by or arising out of (i) a violation of the foregoing prohibition or (ii) the presence or release of any Hazardous Materials on, from, under or about the Premises, the Project or other properties as the direct or indirect result of Tenant’s occupancy of the Premises. Tenant, at its sole cost and expense, shall clean up, remove, remediate and repair any soil or groundwater contamination or other damage or contamination in conformance with the requirements of applicable law caused by the presence or any release of any Hazardous Materials in, on, from, under or about the Premises during the Term of this Lease. Neither the written consent of Landlord to the presence of the Hazardous Materials, nor Tenant’s compliance with all laws applicable to such Hazardous Materials, shall relieve Tenant of its indemnification obligation under this Lease. Tenant shall immediately give Landlord written notice (i) of any suspected breach of this section, (ii) upon learning of the presence or any release of any Hazardous Materials (except for routine office and janitorial supplies or those materials listed on Exhibit E attached hereto and made a part hereof, provided such Hazardous Materials are used on the Premises and stored in the usual and customary manner and quantities and in compliance with alt applicable environmental laws and regulations), or (iii) upon receiving any notices from governmental agencies or other parties pertaining to Hazardous Materials which may affect the Premises. Except as otherwise provided in this Lease, Landlord shall have the right from time to time, but not the obligation, to enter upon the Premises to conduct such inspections and undertake such sampling and testing activities as Landlord deems necessary or desirable to determine whether Tenant is in compliance with this provision. The obligations of Tenant hereunder shall survive the expiration or earlier termination, for any reason, of this Lease.

(b) Landlord shall indemnity, defend and hold harmless the Tenant from and against any and all claims, damages, fines, judgments, penalties, costs, liabilities, losses and attorneys’ fees to the extent caused by Landlord, its employees, agents or contractors and (i) arising out of or in connection with the existence of Hazardous Materials on the Premises or Project; or (ii) relating to any clean up or remediation of the Premises or Project required under any environmental laws. The obligations of Landlord hereunder shall survive the expiration or earlier termination, for any reason, of this Lease.

9.4 ADA Compliance. Notwithstanding any other statement in this Lease, the following provisions shall govern the parties’ compliance with the Americans With Disabilities Act of 1990, as amended from time to time, Public Law 101-336; 42 U.S.C. §§12101, et seq. (the “ADA”):

(a) To the extent governmentally required as of the Premises Delivery Date, Landlord shall be responsible for compliance with Title III of the ADA, at its expense, and such expense shall not be included as an Operating Expense of the Project, with respect to any repairs, replacements or alterations to the Common Area of the Project.

(b) To the extent governmentally required subsequent to the Premises Delivery Date as a result of an amendment to Title III of the ADA subsequent to the Premises Delivery Date, Landlord shall be responsible for compliance with Title III of the ADA with respect to any repairs, replacements or alterations to the Common Area of the Project, and such expense shall be included as an Operating Expense of the Project; provided, however, any such repairs, replacements or alterations which under generally accepted accounting principles should be classified as capital improvements shall be amortized on a straight line basis over their useful lives, not to exceed the Project’s useful life, together with interest on the amortized balance of such cost at the Interest Rate or such higher rate as may have been paid by Landlord on funds borrowed for the purposes of constructing such capital improvements.

(c) Landlord shall indemnify, defend and hold harmless Tenant and its Agents from all fines, suits, procedures, penalties, claims, liability, losses, expenses and actions of every kind, and all costs associated therewith (including, without limitation, reasonable attorneys’ and consultants’ fees) arising out of or in any way connected with Landlord’s failure to comply with Title III of the ADA as required above.

(d) To the extent governmentally required, Tenant shall be responsible for compliance, at its expense, with Titles I and III of the ADA with respect to the Premises. Notwithstanding the foregoing, with respect to the Tenant Work (as defined in the Work Agreement), Tenant shall have access to the Tenant Improvement Allowance (as defined in the Work Agreement) for payment of same.

(e) Tenant shall indemnify, defend and hold harmless Landlord and its Agents from all fines, suits, procedures, penalties, claims, liability, losses, expenses and actions of every kind, and all costs associated therewith (including, without limitation, reasonable attorneys’ and consultants’ fees) arising out of or in any way connected with Tenant’s failure to comply with Titles I and III of the ADA as required above.

ARTICLE X

ASSIGNMENT AND SUBLETTING

10.1 Landlord’s Consent.

(a) Tenant shall not assign, transfer, mortgage or otherwise encumber this Lease or sublet or rent (or permit a third party to occupy or use) the Premises, or any part thereof, nor shall any assignment or transfer of this Lease or the right of occupancy hereunder be effected by operation of law or otherwise, without the prior written consent of Landlord, such consent not to be unreasonably withheld. Within thirty (30) days following Landlord’s receipt of Tenant’s request for Landlord’s consent to a proposed assignment, sublease, or other encumbrance, together with all information required to be delivered by Tenant pursuant to the provisions of Section .10.2 hereof, Landlord shall: (i) consent to such proposed transaction; (ii) refuse such consent; or (iii) elect to terminate this Lease in the event of an assignment, or in the case of a sublease, terminate this Lease as to the portion of the Premises proposed to be sublet in accordance with the provisions of Section. 10.4 below. Any assignment, sublease or other encumbrance without Landlord’s written consent shall be voidable by Landlord and, at Landlord’s election, constitute an Event of Default hereunder.

(b) Without limiting other instances in which Landlord may reasonably withhold consent to an assignment or sublease, Landlord and Tenant acknowledge that Landlord may reasonably withhold consent in the following instances:

(i) If the proposed use of the Premises by the assignee or sublessee conflicts with Section 1.7, requires alterations that would substantially decrease the value of the leasehold improvements in the Premises, requires substantially increased services by Landlord, or would result in more than a reasonable number of occupants per floor;

(ii) If the proposed assignee or sublessee is:

(a)	a governmental entity or agency;

(b)	a person or entity with whom Landlord is currently negotiating with for space in the Project. Landlord shall be deemed to be currently negotiating with a prospect for space in the Project if, within the previous six (6) month period, Landlord (or its representatives) has submitted a written proposal to the prospect (or its representatives) for the lease of space in the Project, such prospect (or its representatives) has responded in writing to such proposal indicating a continued interest in the Project and Landlord is in good faith pursuing negotiations with such prospect for the lease of space within the Project;

(c)	a present tenant in the Project; a person or entity whose tenancy in the Project would violate any exclusivity arrangement which Landlord has with any other tenant;

(d)	a person or entity of a character or reputation or engaged in a business which is not consistent with the quality of the Project; or

(e)	not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under this Lease on the date consent is requested;

(iii) If the rent for the proposed assignee is less than the then prevailing market rental rate for the Premises or comparable premises in the Project; or if the rent for the proposed sublessee is less than fifty percent (50%) of the prevailing market rental rate for the Premises or comparable premises in the Project;

(iv) If an uncured monetary or material nonmonetary Event of Default exists under this Lease or if a monetary or material nonmonetary Event of Default would exist but for the pendency of any cure periods provided under Section 21.1.

(c) Notwithstanding that the prior express written permission of Landlord to any of the aforesaid transactions may have been obtained, the following shall apply:

(i) In the event of an assignment, contemporaneously with the granting of Landlord’s aforesaid consent, Tenant shall cause the assignee to expressly assume in writing and agree to perform all of the covenants, duties, and obligations of Tenant hereunder and such assignee shall be jointly and severally liable therefore along with Tenant.

(ii) All terms and provisions of the Lease shall continue to apply after any such transaction.

(iii) In any case where Landlord consents to an assignment, transfer, encumbrance or subletting, the undersigned Tenant and any Guarantor shall nevertheless remain directly and primarily liable for the performance of all of the covenants, duties, and obligations of Tenant hereunder (including, without limitation, the obligation to pay all Rent and other sums herein provided to be paid), and Landlord shall be permitted to enforce the provisions of this instrument against the undersigned Tenant, any Guarantor and/or any assignee without demand upon or proceeding in any way against any other person. Neither the consent by Landlord to any assignment, transfer, encumbrance or subletting nor the collection or acceptance by Landlord of rent from any assignee, subtenant or occupant shall be construed as a waiver or release of the initial Tenant or any Guarantor from the terms and conditions of this Lease or relieve Tenant or any subtenant, assignee or other party from obtaining the consent in writing of Landlord to any further assignment, transfer, encumbrance or subletting.

(iv) Tenant hereby assigns to Landlord the rent and other sums due from any subtenant, assignee or other occupant of the Premises and hereby authorizes and directs each such subtenant, assignee or other occupant to pay such rent or other sums directly to Landlord; provided however, that until the occurrence of an Event of Default, Tenant shall have the license to continue collecting such rent and other sums. Notwithstanding the foregoing, in the event that the rent due and payable by a sublessee under any such permitted sublease (or a combination of the rent payable under such sublease plus any bonus or other consideration therefor or incident thereto) exceeds the hereinabove provided Rent payable under this Lease, or if with respect to a permitted assignment, permitted license, or other transfer by Tenant permitted by Landlord, the consideration payable to Tenant by the assignee, licensee, or other transferee exceeds the Rent payable under this Lease, then Tenant shall be bound and obligated to pay Landlord such excess rent and other excess consideration in accordance with the provisions of Section 10.7 below within ten (10) days following receipt thereof by Tenant from such sublessee, assignee, licensee, or other transferee, as the case may be.

10.2 Submission of Information. If Tenant requests Landlord’s consent to a specific assignment or subletting, Tenant will submit in writing to Landlord: (i) the name and address of the proposed assignee or subtenant; (ii) a counterpart of the proposed agreement of assignment or sublease; (iii) reasonably satisfactory information as to the nature and character of the business of the proposed assignee or subtenant, and as to the nature of its proposed use of the space; (iv) banking, financial or other credit information reasonably sufficient to enable Landlord to determine the financial responsibility and character of the proposed assignee or subtenant; (v) executed estoppel certificates from Tenant containing such information as provided in Section 25.4 herein; and (vi) any other information reasonably requested by Landlord.

10.3 Consent of Mortgagee. Any transfer for which consent is required pursuant to any mortgage, deed of trust, security interest, or title retention interest affecting the Land, Building or Project (the “Mortgage”)

shall not be effective unless and until such consent is given by the holder of any note or obligation secured by a Mortgage (the “Mortgagee”).

10.4 Landlord’s Option to Recapture Premises. If Tenant proposes to assign this Lease, Landlord may, at its option, upon written notice to Tenant given within thirty (30) days after its receipt of Tenant’s notice of proposed assignment, together with all other necessary information, elect to recapture the Premises and terminate this Lease. If Tenant proposes to sublease all or part of the Premises for the remainder of the Term, Landlord may, at its option upon written notice to Tenant given within thirty (30) days after its receipt of Tenant’s notice of proposed subletting, together with all other necessary information, elect to recapture such portion of the Premises as Tenant proposes to sublease and upon such election by Landlord, this Lease shall terminate as to the portion of the Premises recaptured. If a portion of the Premises is recaptured, the Rent payable under this Lease shall be proportionately reduced based on the square footage of the rentable square feet retained by Tenant and the square footage of the rentable square feet leased by Tenant immediately prior to such recapture and termination, and Landlord and Tenant shall thereupon execute an amendment to this Lease in accordance therewith. Landlord may thereafter, without limitation, lease the recaptured portion of the Premises to the proposed assignee or subtenant without liability to Tenant. Upon any such termination, Landlord and Tenant shall have no further obligations or liabilities to each other under this Lease with respect to the recaptured portion of the Premises, except with respect to obligations or liabilities which accrue or have accrued hereunder as of the date of such termination (in the same manner as if the date of such termination were the date originally fixed for the expiration of the term hereof).

10.5 Transfers to Related Entities. Notwithstanding anything in this Article X to the contrary, provided no Event of Default exists under this Lease or would exist but for the pendency of any cure periods provided for under Section 21.1, Tenant may, without Landlord’s consent, but after providing written notice to Landlord, assign this Lease or sublet all or any portion of the Premises to any Related Entity (as hereinafter defined) provided that (i) in the event of an assignment, such Related Entity assumes in full all of Tenant’s obligations under this Lease; (ii) Landlord is provided with a counterpart of the fully executed agreement of assignment or sublease; (iii) Tenant remains liable under the terms of this Lease; (iv) such Related Entity is not a governmental entity or agency; (v) such Related Entity’s use requirement does not differ from the permitted use described in Section 1.7 hereof; (vi) such Related Entity does not require additional services other than those agreed to be provided by Landlord under the terms of this Lease; (vii) such Related Entity’s use of the Premises would not cause Landlord to be in violation of any exclusivity agreement within the Project; and (viii) such Related Entity is a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under this Lease on the date of such assignment or sublease, and proof satisfactory to Landlord that such standards have been met shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction. Sections 10.1 (a), 10.l(b), 10.l(c)(iv), 10.1(c)(v), 10.2 and 10.4 shall not apply to any assignment or sublease pursuant to this Section 10.5. “Related Entity” shall be defined as any parent company, subsidiary, affiliate or related corporate entity of Tenant which controls, is controlled by, or is under common control with Tenant.

10.6 Transfers of Stock. For purposes of this Article X, any transaction, or series of related transactions, in which Tenant causes twenty percent (20%) or more of its common stock to change ownership, and which results in the net worth (computed in accordance with generally accepted accounting principles but exclusive of the value of Tenant’s goodwill, if any) of Tenant being reduced below One Hundred Million Dollars ($100,000,000), shall be deemed to be an assignment of this Lease requiring the consent of Landlord under Section .10.1 hereof. Notwithstanding the foregoing, transfers of Tenant’s common stock on the New York Stock Exchange in the ordinary course of trading shall not be included in the calculation of the percentage of common stock which has transferred ownership, unless such transfers are pursuant to an agreement or agreements to which Tenant is a party.

10.7 Distribution of Net Profits. In the event that Tenant assigns this Lease or sublets all or any portion of the Premises during the Term to any entity, Landlord shall receive fifty percent (50%) of the “Net Profits” (as hereinafter defined), if any, received by Tenant from any such assignment or subletting. The term “Net Profits” as used herein shall mean such portion of the Rent payable by such assignee or subtenant in excess of the Rent payable by Tenant under this Lease (or pro rata portion thereof in the event of a subletting) for the corresponding period, after deducting from such excess Rent the following:

(i)	all of Tenant’s documented third party costs associated with such assignment or subletting, including, without limitation, broker commissions and attorneys’ fees;

(ii)	any documented out-of-pocket costs incurred by Tenant to prepare or alter the Premises, or portion thereof, for the assignee or sublessee;

(iii)	any documented design, construction or moving allowances, rental concessions or other documented out-of-pocket concession or cost incurred by Tenant.

In the event of an assignment of this Lease whereby a lump sum consideration is received by Tenant for such assignment, the “Net Profits” shall mean the lump sum actually received by Tenant after deducting from such consideration Tenant’s costs and expenses as set forth in Paragraphs (i) through (iii) above.

ARTICLE XI

MAINTENANCE AND REPAIR

11.1 Landlord’s Obligation. Landlord will maintain, repair and restore in reasonably good order and condition (i) the Common Area (including garage and exterior stairs, walkways, driveways, grounds and Parking Facilities); and (ii) the structure of the Building consisting only of the roof structure and roof covering, exterior walls (including window replacement and exterior window cleaning) and foundation. Unless otherwise agreed to in writing, the cost of such maintenance and repairs to the Common Area and Building shall be included in the Operating Expenses and paid by Tenant as provided in Article VI herein; provided, however, Tenant shall bear the full cost plus ten percent (10%) of such cost for Landlord’s overhead of any maintenance, repair or restoration necessitated by the acts or omissions of Tenant or its Agents. Except as otherwise provided in Section 21.8 below, Tenant waives all rights to make repairs at the expense of Landlord, to deduct the cost of such repairs from any payment owed to Landlord under this Lease or to vacate the Premises. Tenant further waives the provisions of California Civil Code Section 1941 and 1942 with respect to Landlord’s obligations under this Lease.

11.2 Tenant’s Obligation. Except as expressly provided in Section 11.1 above, Tenant, at its expense, shall, throughout the Term, repair, maintain and preserve the Premises in as good condition as when Tenant took possession and as thereafter improved by Tenant pursuant to the Work Agreement, including, but not limited to (i) Tenant’s leasehold improvements, equipment, personal property and trade fixtures; (ii) all interior walls (including interior window cleaning), partitions, floors, ceilings, doors, entrances to and exits from the Premises; (iii) the mechanical, plumbing (including restrooms), electrical, and heating, ventilation and air conditioning equipment (“HVAC”) located in and serving the Building; (iv) elevators; (v) fire/life safety systems; and (vi) lighting fixtures and equipment. Tenant shall not do anything to diminish the value of the Premises and Tenant will conduct usual and regular inspections of the Premises and its equipment.

Throughout the Lease Term, Tenant will keep and regularly update maintenance logs on site and will cause the personnel engaged in Premises maintenance to make timely and detailed entries in those logs so that the logs at all times accurately reflect the maintenance activity performed with respect to the Premises and Building systems. Landlord’s representatives may inspect and copy those logs at any reasonable time. Tenant may fulfill its maintenance and repair obligations under this Section 11.2 at its option either through the use of its employees or through the use of agents and contractors reasonably approved by Landlord. Notwithstanding the foregoing, Tenant shall, at its sole cost and expense, during the Term of this Lease, maintain a regularly scheduled preventative maintenance service contract with a maintenance contractor approved by Landlord for the servicing of the elevators within the Building. Landlord will have the right to cause, at Tenant’s expense if conducted by an independent third party, the Premises to be reviewed and inspected annually (or more frequently, at Landlord’s expense, as Landlord determines that it is prudent to do so) by a qualified engineer or property management consultant to determine if Tenant is maintaining the Premises in accordance with this Section.11.2. Tenant will cooperate with the engineer or consultant in its performance of such review and inspection. Anything in this Section 11.2 to the contrary notwithstanding, neither Tenant nor its Agents shall, without the prior written consent of Landlord, (i) repair, restore or replace any damage or injury to the Premises or the Project which alters the architectural integrity of the Building or affects the structure of the Building; or (ii) restore or replace the Building’s mechanical electrical, plumbing, HVAC or fire life/safety systems. All such repairs, restorations and replacements shall be subject to the supervision of Landlord and made with materials of equal or better quality than the item being repaired or replaced. Tenant and Tenant’s telecommunications companies, including, but not limited to, local exchange telecommunications companies and alternative access vendor services companies shall have no right of access to the Land or Common Areas of the Project for the installation and operation of telecommunications systems, including, but not limited to, voice, video, data and any other telecommunications services provided over wire, fiber optic, microwave, wireless and any other transmission systems, for part or all of Tenant’s telecommunications within the Building without Landlord’s prior written consent, such consent not to be unreasonably withheld.

11.3 Landlord’s Right to Maintain or Repair. If Tenant fails to maintain the Premises as provided in Section 11.2 and Tenant fails within five (5) days following written notice to Tenant, to commence to maintain or to repair, restore or replace any damage to the Premises and diligently pursue to completion such maintenance or repair, restoration or replacement, Landlord may, at its option, cause all required maintenance or repairs, restorations or replacements to be made at the expense of Tenant and such expense (plus ten percent (10%) of such expense for Landlord’s overhead) will be collectible as Additional Rent and paid by Tenant upon demand.

ARTICLE XII

CONDITION AND DELIVERY OF PREMISES;

INITIAL CONSTRUCTION; ALTERATIONS

12.1 Condition and Delivery of Premises; Initial Construction. Landlord and Tenant agree that the construction of the Tenant Work shall be performed by Tenant in accordance with Exhibits B-1 and B-2. EXCEPT AS OTHERWISE REQUIRED IN SECTION 11.1 AND THIS SECTION 12.1, LANDLORD HAS NO OBLIGATION TO MAKE ANY REPAIRS, REPLACEMENTS OR IMPROVEMENTS OF ANY KIND OR NATURE TO THE PREMISES OR PROJECT IN CONNECTION WITH OR IN CONSIDERATION OF THIS LEASE. EXCEPT AS OTHERWISE PROVIDED IN SECTION 11.1 AND THIS SECTION 12.1, TENANT ACCEPTS THE PREMISES “AS IS”, “WHERE IS” AND WITH ANY AND ALL FAULTS, AND LANDLORD NEITHER MAKES NOR HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE QUALITY, SUITABILITY OR FITNESS THEREOF

OF THE PREMISES SHALL BE CONCLUSIVE EVIDENCE FOR ALL PURPOSES OF TENANT’S ACCEPTANCE OF THE PREMISES IN GOOD ORDER AND SATISFACTORY CONDITION, AND IN A STATE AND CONDITION SATISFACTORY. ACCEPTABLE AND SUITABLE FOR THE TENANTS USE PURSUANT TO THIS LEASE. TENANT HEREBY WAIVES THE BENEFIT OF CALIFORNIA CIVIL CODE SECTION 1941. Notwithstanding the foregoing, as of the Premises Delivery Date, the elevator, and mechanical, plumbing, electrical and HVAC equipment servicing the Building shall be in good operating condition and repair. During the Warranty Period (as hereinafter defined), Landlord shall, at Landlord’s cost, make necessary repairs to the elevators and mechanical, plumbing, electrical and HVAC equipment servicing the Building in order that the equipment remains in reasonably good operating condition and repair; provided, however, (i) Tenant shall bear the full cost of any maintenance, repair or restoration necessitated by the negligence or wilfull misconduct of Tenant or its Agents; and (ii) in the event the Tenant Work requires changes in or upgrades to any of such equipment or increased utility service to such equipment, such changes in, upgrades to or increased service, including architectural and engineering fees in connection therewith, shall be at Tenant’s sole cost and expense (provided Tenant shall have access to the Tenant Improvement Allowance for payment of same). The “Warranty Period” shall commence on the Premises Delivery Date and expire on the earlier of (i) six (6) months following the commencement of Tenant’s business operations within the Premises; or (ii) twelve (12) months after the Premises Delivery Date.

12.2 Alterations. Tenant shall not make or permit any alterations, decorations, additions or improvements of any kind or nature to the Premises or the Project, whether structural or nonstructural, interior, exterior or otherwise (“Alterations”) without the prior written consent of Landlord, said consent not to be unreasonably withheld. Landlord may impose any reasonable conditions to its consent, including, without limitation: (i) delivery to Landlord of written and unconditional waivers of mechanic’s and materialmen’s liens as to the Project for all work, labor and services to be performed and materials to be furnished, signed by all contractors, subcontractors, materialmen and laborers participating in the Alterations; (ii) prior approval of the plans and specifications and contractors) with respect to the Alterations and any other documents and information reasonably requested by Landlord; (iii) supervision by Landlord’s representative of the Alterations; and (iv) proof of worker’s compensation insurance and commercial general liability insurance in such amounts and meeting such requirements as requested by Landlord. The Alterations shall conform to the requirements of Landlord’s and Tenant’s insurers and of the federal, state and local governments having jurisdiction over the Premises and shall be performed in accordance with the terms and provisions of this Lease and in a good and workmanlike manner befitting a first class office building. If the Alterations are not performed as herein required, Landlord shall have the right, at Landlord’s option, to halt any further Alterations, or to require Tenant to perform the Alterations as herein required or to require Tenant to return the Premises to its condition before such Alterations. Subject to Section 12.4 herein, all Alterations and fixtures, whether temporary or permanent in character, made in or upon the Premises either by Tenant or Landlord, will immediately become Landlord’s property and, at the end of the Term will remain on the Premises without compensation to Tenant, Notwithstanding the foregoing. Tenant shall have the right, without Landlord’s consent, to perform in the Premises nonstructural Alterations, provided such Alterations (i) do not affect the Building’s mechanical, electrical, plumbing, HVAC or fire, life safety systems; (ii) such Alterations do not increase the Building assessed value for tax purposes; (iii) such Alterations do not alter the architectural integrity of the Building; (iv) such Alterations do not require a building permit; (v) such Alterations are not visible from the exterior of the Premises; (vi) the cost of such Alterations do not exceed $20,000.00 in any one Calendar Year; and (vii) Tenant has provided Landlord with prior written notice of such Alterations.

12.3 Mechanics’ Liens. Tenant will pay or cause to be paid all costs and charges for: (i) work done by Tenant or caused to be done by Tenant, in or to the Premises; and (ii) materials furnished for or in connection with such work. Tenant will indemnify Landlord against and hold Landlord, the Premises, and the Project free, clear and harmless of and from ail mechanics’ liens and claims of liens, and all other liabilities, liens, claims, and demands on account of such work by or on behalf of Tenant. If any such lien, at any time, is filed against the Premises, or any part of the Project, Tenant will cause such lien to be discharged of record within thirty (30) days after the filing of such lien, except that if Tenant desires to contest such lien, it will furnish Landlord, within such 30-day period, security reasonably satisfactory to Landlord of at least 100% of the amount of the claim, plus estimated costs and interests. If a final judgment establishing the validity or existence of a lien for any amount is entered, Tenant will immediately pay and satisfy the same. If Tenant fails to pay any charge for which a mechanic’s lien has been filed, and has not given Landlord security as described above, Landlord may, at its option, pay such charge and related costs and interest, and the amount so paid, together with attorneys’ fees incurred in connection with such lien, will be immediately due from Tenant to Landlord as Additional Rent. Nothing contained in this Lease will be deemed the consent or agreement of Landlord to subject Landlord’s interest in all or any portion of the Project to liability under any mechanics’ lien or to other lien law. If Tenant receives notice that a lien has been or is about to be filed against the Premises or any part of the Project or any action affecting title to the Project has been commenced on account of work done by or for or materials furnished to or for Tenant, it will immediately give Landlord written notice of such notice. At least ten (10) days prior to the commencement of any work in or to the Premises, by or for Tenant for which Tenant is required to provide Landlord with prior written notice or for which Tenant is required to obtain Landlord’s consent, Tenant will give Landlord written notice of the proposed work. Landlord will have the right to post notices of non-responsibility or similar notices, if applicable, on the Premises or in the public records in order to protect the Premises against such liens.

12.4 Removal of Alterations. All or any part of the Alterations (including, without limitation, wiring), whether made with or without the consent of Landlord, shall, at the election of Landlord, either be removed by Tenant at its expense before the expiration of the Term or shall remain upon the Premises and be surrendered therewith at the Expiration Date or earlier termination of this Lease as the property of Landlord without disturbance, molestation or injury. Notwithstanding the foregoing, at the time of Landlord’s approval of the final and complete Construction Drawings and Specifications with respect to the Tenant Work, Landlord shall advise Tenant of such Alterations which Landlord requires be removed at the Expiration Date. If Landlord requires the removal of all or part of the Alterations, Landlord shall advise Tenant as to the condition the Premises and the Project must be restored to upon removal of such Alterations and Tenant, at its expense, shall repair any damage to the Premises or the Project caused by such removal and restore the Premises and the Project to such condition. If Tenant fails to remove the Alterations upon Landlord’s request and repair and restore the Premises and Project, then Landlord may (but shall not be obligated to) remove, repair and restore the same and the cost of such removal, repair and restoration together with any and all damages which Landlord may suffer and sustain by reason of the failure of Tenant to remove, repair and restore the same, shall be charged to Tenant and paid upon demand.

12.5 Landlord Alterations. Landlord shall have no obligation to make any Alterations in or to the Premises or the Project except as specifically provided in Sections 11.1 and 12.1

ARTICLE XIII

SIGNS

No sign, advertisement or notice shall be inscribed, painted, affixed, placed or otherwise displayed by Tenant on any part of the Project or the outside or the inside (including, without limitation, the windows) of the Premises, if such signage within the Premises would be visible from the exterior of the Premises. If any prohibited sign, advertisement or notice is nevertheless exhibited by Tenant, Landlord shall have the right to remove the same, and Tenant shall pay upon demand any and all expenses incurred by Landlord in such removal, together with interest thereon at the Interest Rate from the demand date. Notwithstanding the foregoing, so long as (i) no Event of Default exists under this Lease or would occur but for the pendency of any cure periods provided under Section 21.1; and (ii) TRW INC. occupies the entire Premises, Tenant shall, at Tenant’s sole cost and expense, have the right to display its name and corporate logo of a size and at that exterior location on the Building agreed to by Landlord. All signage shall be subject to the reasonable approval of Landlord as to location, lettering, design, material, lighting and color scheme prior to installation, shall not interfere with the visibility from the Building, shall conform to all applicable Restrictions, zoning and other governmental ordinances, laws and regulations, including the Project’s design signage and graphics program, and Tenant shah obtain all required approvals of third parties, if any. Tenant shall, at Tenant’s sole cost and expense, maintain its signage in good condition and repair and shall remove such signage at the end of the Term or earlier termination of this Lease, if Tenant shall fail to maintain or remove its signage, Landlord may do so at Tenant’s sole cost and expense and Tenant shall reimburse Landlord upon demand. Tenant’s right to signage under this paragraph shall be personal to TRW INC. and contain only the name and/or logo of TRW INC.

ARTICLE XIV

TENANT’S EQUIPMENT AND PROPERTY

Any and all damage or injury to the Common Areas of the Project or structure of the Building caused by moving the property of Tenant into or out of the Premises, or due to the same being on the Premises, shall be repaired by Landlord, at the expense of Tenant. All moving of furniture, equipment, and other materials shall be subject to such rules and regulations as Landlord may promulgate from time to time; provided however, in no event shall Landlord be responsible for any damages to or charges for moving the same. Tenant shall promptly remove from the Common Area any of Tenant’s furniture, equipment or other property there deposited. Tenant shall not install or operate in the Premises any equipment which exceeds the load capacity per square foot for the Building.

ARTICLE XV

RIGHT OF ENTRY

Tenant shall permit Landlord or its Agents, upon reasonable prior notice, to enter the Premises, without charge therefor to Landlord and without diminution of Rent: (i) to examine, inspect and protect the Premises and the Project; (ii) to make such alterations and repairs which in the reasonable judgment of Landlord may be deemed necessary or desirable; (iii) to exhibit the same to prospective purchaser(s) of the Building or the Project or to present or future Mortgagees; or (iv) to exhibit the same to prospective tenants during the last twelve (12) months of the Term. Notwithstanding the foregoing, the requirement of prior notice is waived by Tenant in the event of an emergency condition arising within the Premises which endangers property or the safety of individuals. Anything in this Lease to the contrary notwithstanding, Landlord’s right of entry into the Premises shall be further subject to the condition that such entry must comply with any governmental security regulations then imposed upon Tenant by Tenant’s governmental customers; provided, however, Tenant represents and warrants to Landlord that such applicable governmental security requirements shall not prevent Landlord’s effective access to the Premises for the purposes itemized in (i) through (iv) of this Article XV. Landlord’s ability to “effectively” gain access to the Premises shall encompass not only the period of time within which Landlord may gain access, but also that portion of the Premises to which Landlord is granted access. Tenant shall in good faith attempt to provide Landlord access to all portions of the Premises to which

Landlord has requested access within twenty-four (24) hours (or as soon as possible in the event of any emergency) of Landlord’s notice to Tenant.

ARTICLE XVI

INSURANCE

16.1 Certain Insurance Risks. Tenant will not do or permit to be done any act or thing upon the Premises or the Project which would: (i) jeopardize or be in conflict with fire insurance policies covering the Project, and fixtures and property in the Project; or (ii) increase the rate of fire insurance applicable to the Project to an amount higher than it otherwise would be for general office use of the Project; or (iii) subject Landlord to any liability or responsibility for injury to any person or persons or to property by reason of any business or operation being conducted upon the Premises.

16.2 Landlord’s Insurance. At all times during the Term, Landlord will carry and maintain:

(a) fire and extended coverage insurance covering the Building, its equipment and common area furnishings, and leasehold improvements in the Premises to the extent of any initial build out of the Premises by the Landlord;

(b) bodily injury and property damage insurance; and

(c) such other insurance as Landlord reasonably determines from time to time.

The insurance coverages and amounts in this Section 16.2 will be determined by Landlord in an exercise of its reasonable discretion.

16.3 Tenant’s Insurance. At all times during the Term, Tenant will carry and maintain, at Tenant’s expense, the following insurance, in the amounts specified below or such other amounts as Landlord may from time to time reasonably request, with insurance companies and on forms satisfactory to Landlord:

(a) Bodily injury and property damage liability insurance, with a combined single occurrence limit of not less than $1,000,000. All such insurance will be on an occurrence commercial general liability form including without limitation, personal injury coverage for the performance by Tenant of the indemnity agreements set forth in Article XVIII of this Lease. Such insurance shall include waiver of subrogation rights in favor of Landlord and Landlord’s management company.

(b) Insurance covering all of Tenant’s furniture and fixtures, machinery, equipment, stock and any other personal property owned and used in Tenant’s business and found in, on or about the Project, and any leasehold improvements to the Premises in excess of any initial buildout of the Premises by the Landlord, in an amount not less than the full replacement cost. Property forms will provide coverage on an open perils basis insuring against “all risks of direct physical loss.” All policy proceeds will be used for the repair or replacement of the property damaged or destroyed, however, if this Lease ceases under the provisions of Article XX, Tenant will be entitled to any proceeds resulting from damage to Tenant’s furniture and fixtures, machinery and equipment, stock and any other personal property;

(c) Worker’s compensation insurance insuring against and satisfying Tenant’s obligations and liabilities under the worker’s compensation laws of the state in which the Premises are located, including employer’s liability insurance in the limit of $1,000,000 aggregate. Such insurance shall include waiver of subrogation rights in favor of Landlord and Landlord’s management company.

(d) If Tenant operates owned, hired, or nonowned vehicles on the Project, comprehensive automobile liability will be carried at a limit of liability not less than $1,000,000 combined bodily injury and property damage;

(e) Umbrella liability insurance in excess of the underlying coverage listed in paragraphs (a), (c) and (d) above, with limits of not less than $4,000,000 per occurrence/$4,000,000 aggregate, and

(f) All insurance required under this Article XVI shall be issued by such good and reputable insurance companies qualified to do and doing business in the state in which the Premises are located and having a rating not less than A: VIII as rated in the most current copy of Best’s Insurance Report in the form customary to this locality.

16.4 Forms of the Policies. Certificates of insurance together with copies of the endorsements to such policies naming Landlord, Landlord’s management company, and any others specified by Landlord as additional insureds will be delivered to Landlord prior to Tenant’s occupancy of the Premises and from time to time at least sixty (60) days prior to the expiration of the term or reduction in coverage of each such policy. All commercial general liability and property policies maintained by Tenant will be written as primary policies, not contributing with and not supplemental to the coverage that Landlord may carry. In the event Tenant fails to purchase and maintain any of the insurance required hereunder, Landlord reserves the right, but not the obligation, to purchase such insurance on behalf of Tenant, and at Tenant’s expense, with any expenses incurred by Landlord in connection therewith being reimbursed to Landlord by Tenant within thirty (30) days of written demand thereof.

16.5 Waiver of Subrogation. Landlord and Tenant each waive any and all rights to recover against the other or against the Agents of such other party for any loss or damage to such waiving party in excess of deductible amounts arising from any cause covered by any property insurance required to be carried by such party pursuant to this Article XVI or any other property insurance actually carried by such party to the extent of the limits of such policy. Landlord and Tenant, from time to time, will cause its respective insurers to issue appropriate waiver of subrogation rights endorsements to all property insurance policies carried in connection with the Project or the Premises or the contents of the Project or the Premises. Tenant agrees to cause all other occupants of the Premises claiming by, under or through Tenant, to execute and deliver to Landlord and Landlord’s management company such a waiver of claims and to obtain such waiver of subrogation rights endorsements.

16.6 Adequacy-of-Coverage. Landlord and its Agents make no representation that the limits of liability specified to be carried by Tenant pursuant to this Article XVI are adequate to protect Tenant. If Tenant believes that any of such insurance coverage is inadequate, Tenant will obtain such additional insurance coverage as Tenant deems adequate, at Tenant’s sole expense. Furthermore, in no way does the insurance required herein limit the liability of Tenant assumed elsewhere in the Lease.

ARTICLE XVII

SERVICES AND UTILITIES

17.1 Building Utilities and Services. Landlord will provide water and sanitary sewer, gas and electrical connections to the Building. Tenant shall provide and be responsible for all janitorial (including interior window cleaning) and pest control and extermination service to the Building. Electricity for the Building shall not be furnished by Landlord, but shall be furnished by the electric utility company serving the area. Landlord shall permit Tenant to receive such service directly from such utility company at Tenant’s cost, provided Tenant provides Landlord with copies of the invoices from the utility company. Tenant shall pay for all electrical consumption reflected on the 1240 Building meter during Tenant’s occupancy hereof. Tenant acknowledges such 1240 Building meter includes not only electrical service supplied to the Building, but also electrical service supplied to certain Common Areas of the Project. In consideration for Tenant’s reimbursement to Landlord for all electrical consumption reflected on the 1240 Building meter, Tenant shall not be obligated to pay for any additional Common Area electrical charges, whether through reimbursement to Landlord or as a part of Operating Expenses. Nothing herein, however, shall alter Tenant’s responsibility to pay as Operating Expenses Tenant’s Project Proportionate Share of gas and water and sanitary sewer service for the Project. Landlord may establish reasonable measures to conserve energy and water.

17.2 Meters. Landlord reserves the right, at Landlord’s expense, to monitor the utility services provided to the Premises.

17.3 Interruption of Services. Landlord will not be liable to Tenant or any other person, for direct or consequential damage, or otherwise, and Tenant shall not be entitled to any abatement or reduction of rent, for any temporary failure to supply any heat, air conditioning, elevator, cleaning, lighting or security or for any surges or interruptions of electricity, telecommunications or other service. Landlord reserves the right temporarily to discontinue such services, or any of them, at such times as may be necessary by reason of accident, repairs, alterations or improvement, strikes, lockouts, riots, acts of God, governmental preemption in connection with a national or local emergency, any rule, order or regulation of any governmental agency, conditions of supply and demand which make any product unavailable, Landlord’s compliance with any mandatory or voluntary governmental energy conservation or environmental protection program, or any other happening beyond the control of Landlord. Landlord will not be liable to Tenant or any other person or entity for direct or consequential damages, and Tenant shall not be entitled to any abatement or reduction of rent, resulting from the admission to or exclusion from the Building or Project of any person. In the event of invasion, mob, riot, public excitement or other circumstances rendering such action advisable in Landlord’s reasonable opinion, Landlord will have the right to prevent access to the Building or Project during the continuance of the same by such means as Landlord, in its reasonable discretion, may deem appropriate, including, without limitation, locking doors and closing Parking Facilities and the Common Area. Landlord will not be liable for damages to persons or property or for injury to, or interruption of, business for any discontinuance permitted under this Article XVII, nor will such discontinuance in any way be construed as an eviction of Tenant or cause an abatement of rent or operate to release Tenant from any of Tenant’s obligations under this Lease.

ARTICLE XVIII

LIABILITY OF LANDLORD

Tenant, as a material part of the consideration to Landlord for this Lease, by this Article XVIII, waives and releases all claims against Landlord, and its Agents with respect to all matters for which Landlord has disclaimed liability pursuant to the provisions of this Lease. Except for any damage or injury to person or property on the Premises which is solely caused by the negligence or willful misconduct of Landlord, Tenant covenants and agrees that Landlord and its Agents will not at any time or to any extent whatsoever be liable, responsible or in any way accountable for any loss, injury, death or damage (including consequential damages) to persons, property or Tenant’s business occasioned by any acts or omissions of any other tenant, occupant or visitor of the Project, or from any cause, either ordinary or extraordinary, beyond the control of Landlord.

ARTICLE XIX

RULES AND REGULATIONS

Tenant and its Agents shall at all times abide by and observe the Rules and Regulations set forth in Exhibit C and any amendments thereto that may be promulgated from time to time by Landlord for the operation and maintenance of the Project and the Rules and Regulations shall be deemed to be covenants of the Lease to be performed and/or observed by Tenant. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations, or the terms or provisions contained in any other lease, against any other tenant of the Project. Landlord shall not be liable to Tenant for any violation by any party of the Rules and Regulations or the terms of any other Project lease. If there is any inconsistency between this Lease (other than Exhibit C) and the then current Rules and Regulations, this Lease shall govern. Landlord reserves the right to amend and modify the Rules and Regulations as is reasonably necessary; provided, however, such modifications shall not materially adversely affect Tenant’s rights under this Lease and in no event shall such modifications serve to modify previously negotiated portions of certain provisions in such a manner as to eliminate the benefit of such negotiations. Negotiated portions of the Rules and Regulations are reflected by strikeouts and shadings as depicted in Exhibit C.

ARTICLE XX

DAMAGE; CONDEMNATION

20.1 Damage to the Premises. If the Building shall be damaged by fire or other insured cause other than the willful misconduct of Tenant or its Agents, Landlord shall diligently and as soon as practicable after such damage occurs (taking into account the time necessary to effect a satisfactory settlement with any insurance company involved) repair such damage at the expense of Landlord; provided, however, that Landlord’s obligation to repair such damage shall not exceed the proceeds of insurance available to Landlord (reduced by any proceeds retained pursuant to the rights of Mortgagee). Notwithstanding the foregoing, if the Building is damaged by fire or other insured cause to such an extent that, in Landlord’s sole judgment, the damage cannot be substantially repaired within one hundred eighty (180) days after the date of such damage, or if the Building is substantially damaged during the last Lease Year, then: (i) Landlord may terminate this Lease as of the date of such damage by written notice to Tenant; or (ii) provided such damage or casualty is not the consequence of the fault or negligence of Tenant or its Agents, Tenant may terminate this Lease as of the date of such damage by written notice to Landlord within ten (10) days after (a) Landlord’s delivery of a notice that the repairs cannot be made within such 180-day period (Landlord shall use reasonable efforts to deliver to Tenant such notice within forty-five (45) days of the date of such damage or casualty); or (b) the date of damage, in the event the damage occurs during the last year of the Lease. Rent shall be apportioned and paid to the date of such termination.

During the period that Tenant is deprived of the use of the damaged portion of the Building, and provided such damage is not the consequence of the fault or negligence of Tenant or its Agents, Basic Rent and Tenant’s Proportionate Share shall be reduced by the ratio that the rentable square footage of the Building damaged bears to the total rentable square footage of the Building before such damage. All injury or damage to the Building or the Project resulting from the willful misconduct of Tenant or its Agents shall be repaired by Tenant, at Tenant’s expense, and Rent shall not abate. If Tenant shall fail to do so or if Landlord shall so elect, Landlord shall have the right to make such repairs, and any expense so incurred by Landlord, together with interest thereon at the Interest Rate from the demand date, shall be paid by Tenant upon demand. Notwithstanding anything herein to the contrary, Landlord shall not be required to rebuild, replace, or repair any of the following: (i) specialized Tenant improvements as reasonably determined by Landlord; (ii) Alterations; or (iii) any other personal property of Tenant.

Tenant, as a material inducement to Landlord entering into this Lease, irrevocably waives and releases Tenant’s rights under California Civil Code Sections 1932 (2) and 1933 (4) and agrees that in the event of any casualty, the terms of this Lease shall govern.

20.2 Condemnation. If twenty percent (20%) or more of the Building or fifty percent (50%) or more of the Land shall be taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose (including, without limitation, sale under threat of such a taking), then the Term shall cease and terminate as of the date when title vests in such governmental or quasi-governmental authority, and Rent shall be prorated to the date when title vests in such governmental or quasi-governmental authority. If less than twenty percent (20%) of the Building or fifty percent (50%) of the Land is taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose (including, without limitation, sale under threat of such a taking), Basic Rent and Tenant’s Proportionate Share shall be reduced by the ratio that the rentable square footage of the portion of the Building so taken bears to the rentable square footage of the Building before such taking, effective as of the date when title vests in such governmental or quasi-governmental authority, and this Lease shall otherwise continue in full force and effect. Tenant shall have no claim against Landlord (or otherwise) as a result of such taking, and Tenant hereby agrees to make no claim against the condemning authority for any portion of the amount that may be awarded as compensation or damages as a result of such taking; provided, however, that Tenant may, to the extent allowed by law, claim an award for moving expenses and for the taking of any of Tenant’s property (other than its leasehold interest in the Premises) which does not, under the terms of this Lease, become the property of Landlord at the termination hereof, as long as such claim is separate and distinct from any claim of Landlord and does not diminish Landlord’s award. Tenant hereby assigns to Landlord any right and interest it may have in any award for its leasehold interest in the Building. This Section 20.2 shall be Tenant’s sole and exclusive remedy in the event of a taking or condemnation. Tenant hereby waives the benefit of California Code of Civil Procedure Section 1265.130.

ARTICLE XXI

DEFAULT OF TENANT

21.1 Events of Default. Each of the following shall constitute an Event of Default: (i) Tenant fails to pay Rent within ten (10) days after notice from Landlord; provided that (a) in the month of January of each calendar year Tenant shall have fifteen (15) days after notice to pay Rent; and (b) no notice shall be required if at least two notices shall have been given during The previous twelve (12) months; (ii) Tenant fails to observe or perform any other term, condition or covenant herein binding upon or obligating Tenant within twenty (20) days after notice from Landlord; provided, however, that if Landlord reasonably determines that such failure cannot be cured within said 20-day period, then Landlord may in its reasonable discretion extend the period to cure the default for up to an additional twenty (20) days provided Tenant has commenced to cure the default within the 20-day period and diligently pursues such cure to completion; (iii) Tenant abandons or vacates the Premises; (iv) Tenant or any Guarantor makes or consents to a general assignment for the benefit of creditors or a common law composition of creditors, or a receiver of the Premises for all or substantially all of Tenant’s or Guarantor’s assets is appointed; (v) Tenant or Guarantor files a voluntary petition in any bankruptcy or insolvency proceeding, or an involuntary petition in any bankruptcy or insolvency proceeding is filed against Tenant or Guarantor and is not discharged by Tenant or Guarantor within sixty (60) days or; (vi) Tenant fails to immediately remedy or discontinue any hazardous conditions which Tenant has created or permitted in violation of law or of this Lease. Any such notices required under this Section 21.1 shall be in lieu of, and not in addition to, any notice required under Section 1161 of the California Code of Civil Procedure.

21.2 Landlord’s Remedies. Upon the occurrence of an Event of Default, Landlord, at its option, without further notice or demand to Tenant, may, in addition to all other rights and remedies provided in this Lease, at law or in equity elect one or more of the following remedies:

(a) Terminate this Lease, in which event Tenant shall immediately surrender possession of the Premises to Landlord, and Landlord shall have all the rights and remedies of a landlord provided by California Civil Code Section 1951.2, or any successor statute, and in addition to any other rights and remedies Landlord may have, Landlord shall be entitled to recover from Tenant:

(i)	the worth at the time of award of the unpaid Rent which had been earned at the time of such termination; plus

(ii)	the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii)	the worth at the time of award of the amount by which the unpaid Rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv)	Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, the costs and expenses (including attorneys’ fees, whether in-house or outside counsel) of recovering possession of the property, expenses of reletting, including necessary repair, renovation and alteration of the Premises and brokerage commissions, and any other reasonable costs and expenses.

As used in Sections 21.2(a)(i) and (ii) above, the “worth at the time of award” is computed by allowing interest at the prime rate per annum announced by Wells Fargo Bank, N.A., San Francisco, California as its prime rate. As used in Section 21.2(a)(iii) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(b) Terminate Tenant’s right of possession of the Premises without terminating this Lease, in which event Landlord may, but shall not be obligated to except to the extent otherwise required by law, relet the Premises, or any part thereof, for the account of Tenant, for such rent and term and upon such other conditions as are acceptable to Landlord. For purposes of such reletting, Landlord is authorized to redecorate, repair, alter and improve the Premises to the extent necessary in Landlord’s discretion. Until Landlord relets the Premises, Tenant shall remain obligated to pay Rent to Landlord as provided in this Lease. If and when the Premises are relet and if a sufficient sum is not realized from such reletting after payment of all of Landlord’s expenses of reletting (including, without limitation, rental concessions to new tenants, repairs, Alterations, legal fees and brokerage commissions) to satisfy the payment of Rent due under this Lease for any month, Tenant shall pay Landlord any such deficiency upon demand. Tenant agrees that Landlord may file suit to recover any sums due Landlord under this Section from time to time and that such suit or recovery of any amount due Landlord shall not be any defense to any subsequent action brought for any amount not previously reduced to judgment in favor of Landlord;

(c) In accordance with California Civil Code Section 1951.4 (or any successor statute), Tenant acknowledges that in the event Tenant has breached this Lease and abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession, and Landlord may enforce all its rights and remedies under this Lease, including the right to recover the Rent as it becomes due under this Lease. Acts of maintenance or preservation efforts to relet the Premises, or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession.

21.3 Rights Upon Possession. If Landlord takes possession pursuant to this Article XXI, with or without terminating this Lease, Landlord may, at its option, remove Tenant’s Alterations, signs, personal property, equipment and other evidences of tenancy, and store them at Tenant’s risk and expense or dispose of them as Landlord may see fit, and take and hold possession of the Premises; provided, however, that if Landlord elects to take possession only without terminating this Lease, such entry and possession shall not terminate this Lease or release Tenant or any Guarantor, in whole or in part, from the obligation to pay the Rent reserved hereunder for the full Term or from any other obligation under this Lease or any guaranty thereof.

21.4 No Waiver. If Landlord shall institute proceedings against Tenant and a compromise or settlement thereof shall be made, the same shall not constitute a waiver of any other covenant, condition or agreement herein contained, nor of any of Landlord’s rights hereunder. No waiver by Landlord of any breach shall operate as a waiver of such covenant, condition or agreement itself, or of any subsequent breach thereof. No payment of Rent by Tenant or acceptance of Rent by Landlord shall operate as a waiver of any breach or default by Tenant under this Lease. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Rent herein stipulated shall be deemed to be other than a payment on account of the earliest unpaid Rent, nor shall any endorsement or statement on any check or communication accompanying a check for the payment of Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other remedy provided in this Lease. No re-entry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance of a surrender of the Lease.

21.5 Right of Landlord to Cure Tenant’s Default. If an Event of Default shall occur, then Landlord may (but shall not be obligated to) make such payment or do such act to cure the Event of Default, and charge the amount of the expense thereof to Tenant. Such payment shall be due and payable upon demand; however, the making of such payment or the taking of such action by Landlord shall not be deemed to cure the Event of Default or to stop Landlord from the pursuit of any remedy to which Landlord would otherwise be entitled. Any such payment made by Landlord on Tenant’s behalf shall bear interest until paid at the Interest Rate.

21.6 Late Payment. If Tenant fails to pay any Rent within ten (10) days after oral or written notice from Landlord that such Rent is due and payable, Tenant shall pay to Landlord a late charge of ten percent (10%) of the amount of such overdue Rent, provided that (i) in the month of January of each Calendar Year Tenant shall have fifteen (15) days after notice, and (ii) no notice shall be required if at least two (2) notices shall have been given during the previous twelve (12) months. In addition, any such late Rent payment shall bear interest upon expiration of such ten (10), or, if applicable, fifteen (15) day notice period to the date of payment thereof by Tenant at the Interest Rate.

21.7 Waiver of Redemption. Tenant hereby waives, for itself and all persons claiming by and under Tenant, all rights and privileges which it might have under any present or future law to redeem the Premises or to continue this Lease after being dispossessed or ejected from the Premises.

21.8 Landlord Defaults. In the event Landlord shall fail to fully perform any of its obligations under this Lease and such failure continues for thirty (30) days after written notice thereof is given by Tenant (or if such failure cannot be cured within thirty (30) days. Landlord either fails to commence the cure within such thirty (30) day period or fails to diligently pursue it to completion) and, as a result thereof, all or a substantial portion of the Premises is rendered untenantable, inaccessible, incapable of use, or Tenant’s use or enjoyment thereof is materially and adversely affected, then Tenant shall have the right (but not the obligation), upon ten (10) days prior written notice to Landlord (such notice being in addition to that notice provided for above) to perform such obligations on behalf of Landlord. Tenant shall notify Landlord of the out-of-pocket costs incurred by Tenant in performing such obligation and if Landlord fails to pay such costs within thirty (30) days of receipt of the notice from Tenant, Tenant shall be entitled to deduct such costs from the next subsequent Rent due hereunder.

ARTICLE XXII

MORTGAGES

22.1 Subordination. The form of Subordination, Non-Disturbance and Attornment Agreement to be executed by Tenant and Landlord’s current Mortgagee simultaneously with the execution of this Lease is attached as Exhibit G and incorporated by reference herein. This Lease is subject and subordinate to any Mortgage(s) which may now or hereafter affect the Land and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, Landlord shall use commercially reasonable efforts to obtain a Subordination, Non-Disturbance and Attornment Agreement from any future Mortgagee in a form reasonably acceptable to Tenant, Landlord and such Mortgagee.

22.2 Mortgagee Protection. Tenant agrees to give any Mortgagee by certified mail, return receipt requested, a copy of any notice of default served upon Landlord, provided that before such notice Tenant has been notified in writing of the address of such Mortgagee. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then Mortgagee shall have an additional thirty (30) days within which to cure such default; provided, however, that if such default cannot be reasonably cured within that time, then such Mortgagee shall have such additional time as may be necessary to cure such default so long as Mortgagee has commenced and is diligently pursuing the remedies necessary to cure such default (including, without limitation, the commencement of foreclosure proceedings, if necessary), in which event this Lease shall not be terminated or Rent abated while such remedies are being so diligently pursued. In the event of the sale of the Land, the Building or the Project by foreclosure or deed in lien thereof, the Mortgagee or purchaser at such sale shall be responsible for the return of the Security Deposit only to the extent that such Mortgagee or purchaser actually received the Security Deposit.

ARTICLE XXIII

SURRENDER; HOLDING OVER

23.1 Surrender of the Premises. Tenant shall peaceably surrender the Premises to Landlord on the Expiration Date or earlier termination of this Lease, in broom-clean condition and in as good condition as when Tenant took possession and as thereafter improved by Tenant pursuant to the Work Agreement, including, without limitation, the repair of any damage to the Premises caused by the removal of any of Tenant’s personal property or trade fixtures from the Premises, except for reasonable wear and tear and loss by fire or other casualty not caused by Tenant or its Agents. All trade fixtures, equipment, furniture, inventory, effects, alterations, additions and improvements left on or in the Premises or the Project after the Expiration Date or earlier termination of this Lease will be deemed conclusively to have been abandoned and may be appropriated, sold, stored, destroyed or otherwise disposed of by Landlord without notice to Tenant or any other person and without obligation to account for them; and Tenant will pay Landlord for all expenses incurred in connection with the removal of such property, including, but not limited to, the costs of repairing any damage to the Premises or the Project caused by the removal of such property. Tenant’s obligation to observe and perform this covenant will survive the expiration or other termination of this Lease.

23.2 Holding Over. In the event that Tenant shall not immediately surrender the Premises to Landlord on the Expiration Date or earlier termination of this Lease, Tenant shall be deemed to be a tenant-at-will pursuant to the terms and provisions of this Lease, except the daily Basic Rent shall be equal to one hundred fifty percent (150%) of the daily Basic Rent in effect on the Expiration Date or earlier termination of this Lease (computed on a basis of a thirty (30) day month) during the first ninety (90) days of any holdover period and, thereafter, twice the daily Basic Rent in effect on the Expiration Date or earlier termination of this Lease (computed on a basis of a thirty (30) day month. Notwithstanding the foregoing, if Tenant shall hold over after the Expiration Date or earlier termination of this Lease, and Landlord shall desire to regain possession of the Premises, then Landlord may forthwith re-enter and take possession of the Premises without process, or by any legal process provided under applicable state law. Tenant shall indemnify Landlord against all liabilities and damages sustained by Landlord by reason of such retention of possession.

ARTICLE XXIV

QUIET ENJOYMENT

Landlord covenants that if Tenant shall pay Rent and perform all of the terms and conditions of this Lease to be performed by Tenant, Tenant shall during the Term peaceably and quietly occupy and enjoy possession of the Premises without molestation or hindrance by Landlord or any party claiming through or under Landlord, subject to the provisions of this Lease, the Restrictions and any Mortgage to which this Lease is subordinate.

ARTICLE XXV

MISCELLANEOUS

25.1 No Representations by Landlord. Tenant acknowledges that neither Landlord nor its Agents nor any broker has made any representation or promise with respect to the Premises, the Project, the Land or the Common Area, except as herein expressly set forth, and no rights, privileges, easements or licenses are acquired by Tenant except as herein expressly set forth.

25.2 No Partnership. Nothing contained in this Lease shall be deemed or construed to create a partnership or joint venture of or between Landlord and Tenant, or to create any other relationship between Landlord and Tenant other than that of landlord and tenant.

25.3 Brokers. Landlord recognizes Broker(s) as the sole broker(s) procuring this Lease and shall pay Broker(s) a commission therefor pursuant to a separate agreement between Broker(s) and Landlord, Landlord and Tenant each represents and warrants to the other that it has dealt with no broker, agent finder or other person other than Broker(s) relating to this Lease, Landlord shall indemnify and hold Tenant harmless, and Tenant shall indemnify and hold Landlord harmless, from and against any and all loss, costs, damages or expenses (including, without limitation, all attorneys fees and disbursements) by reason of any claim of liability to or from any broker or person arising from or out of any breach of the indemnitor’s representation and warranty.

25.4 Estoppel Certificate. Tenant shall, without charge, at any time and from time to time, within fifteen (15) days after request therefor by Landlord, Mortgagee, any purchaser of all or any portion of the Project or any other interested person, execute, acknowledge and deliver to such requesting party a written estoppel certificate certifying, as of the date of such estoppel certificate, the following: (i) that this Lease is unmodified and in full force and effect (or if modified, that the Lease is in full force and effect as modified and setting forth such modifications); (ii) that the Term has commenced (and setting forth the Premises Delivery Date, Commencement Date and Expiration Date); (iii) that Tenant is presently occupying the Premises; (iv) the amounts of Basic Rent and Additional Rent currently due and payable by Tenant; (v) whether any repairs to the Building systems required by the Lease to have been made by Landlord have been made to the satisfaction of Tenant; (vi) that there are no existing set-offs, charges, liens, claims or defenses against the enforcement of any right hereunder, including, without limitation, Basic Rent or Additional Rent (or, if alleged, specifying the same in detail); (vii) that no Basic Rent (except the first installment thereof) has been paid more than thirty (30) days in advance of its due date; (viii) that Tenant has no knowledge of any then uncured default by Landlord of its obligations under this Lease (or, if Tenant has such knowledge, specifying the same in detail); (ix) that Tenant is not in default; (x) that the address to which notices to Tenant should be sent is as set forth in the Lease (or, if not, specifying the correct address); and (xi) any other certifications reasonably requested by Landlord.

25.5 Waiver of Jury Trial. LANDLORD AND TENANT EACH WAIVE TRIAL BY JURY IN CONNECTION WITH PROCEEDINGS OR COUNTERCLAIMS BROUGHT BY EITHER OF THE PARTIES AGAINST THE OTHER WITH RESPECT TO ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER OR TENANTS USE OR OCCUPANCY OF THE PREMISES.

25.6 Notices. All notices or other communications hereunder shall be in writing and shall be deemed duly given if addressed and delivered to the respective parties’ addresses, as set forth in Article I: (i) in person; (ii) by Federal Express or similar overnight carrier service; or (iii) mailed by certified or registered mail, return receipt requested, postage prepaid. Such notices shall be deemed received upon the earlier of receipt or, if mailed by certified or registered mail, three (3) days after such mailing. Landlord and Tenant may from time to time by written notice to the other designate another address for receipt of future notices.

25.7 Invalidity of Particular Provisions. If any provisions of this Lease or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforced to the full extent permitted by law.

25.8 Gender and Number. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number or gender as the context may require.

25.9 Benefit and Burden. Subject to the provisions of Article X and except as otherwise expressly provided, the provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective representatives, heirs, successors and assigns. Landlord may freely and fully assign its interest hereunder.

25.10 Entire Agreement. This Lease (which includes the Exhibits attached hereto) contains and embodies the entire agreement of the parties hereto, and no representations, inducements or agreements, oral or otherwise, between the parties not contained in this Lease shall be of any force or effect. This Lease (other than the Rules and Regulations, which may be changed from time to time as provided herein) may not be modified, changed or terminated in whole or in part in any manner other than by an agreement in writing duly signed by Landlord and Tenant.

25.11 Authority.

Tenant hereby represents and warrants that Tenant is a duly formed and validly existing corporation, in good standing, qualified to do business in the district in which the Project is located, that the corporation has full power and authority to enter into this Lease and that the person executing this Lease on behalf of Tenant is authorized to execute this Lease on behalf of the corporation.

25.12 Attorney’s Fees. In any dispute between Landlord and Tenant, the reasonable attorneys’ fees of the prevailing party will be paid by the non-prevailing party.

25.13 Interpretation. This Lease is governed by the laws of the state of California. Furthermore, this Lease shall not be construed against either party more or less favorably by reason of authorship or origin of language.

25.14 Landlord’s Consent. Wherever and whenever in this Lease Landlord’s consent or agreement is required, unless otherwise provided that Landlord may withhold its consent in Landlord’s sole discretion, Landlord shall not unreasonably withhold its consent.

25.15 No Personal Liability; Sale. Neither Landlord nor its Agents, whether disclosed or undisclosed, shall have any personal liability under any provision of this Lease. If Landlord defaults in the performance of any of its obligations hereunder or otherwise, Tenant shall look solely to Landlord’s equity, interest and rights in the Building for satisfaction of Tenant’s remedies on account thereof. Landlord or any successor owner shall have the right to transfer and assign to a third party, in whole or part, all of its rights and obligations hereunder and in the Building and Land, and in such event, all liabilities and obligations on the part of the original Landlord, or such successor owner, under this Lease occurring thereafter shall terminate as of the day of such sale, and thereupon all such liabilities and obligations shall be binding on the new owner. Tenant agrees to attorn to such new owner. In the event of such transfer or assignment, Landlord shall transfer to such transferee or assignee the balance of the Security Deposit, if any, remaining after lawful deductions and, in accordance with California Civil Code Section 1950.7, after notice to Tenant, and Landlord shall thereupon be relieved of all liability with respect to the Security Deposit.

25.16 Time of the Essence. Time is of the essence as to Landlord’s and Tenant’s obligations contained in this Lease.

25.17 Force Majeure. Landlord and Tenant (except with respect to the payment of Rent) shall not be chargeable with, liable for, or responsible to the other for anything or in any amount for any failure to perform or delay caused by: fire, earthquake, explosion, flood, hurricane, the elements, acts of God or the public enemy, actions, restrictions, governmental authorities (permitting or inspection), governmental regulation of the sale of materials or supplies or the transportation thereof, war, invasion, insurrection, rebellion, riots, strikes or lockouts, inability to obtain necessary materials, goods, equipment, services, utilities or labor or any other cause whether similar or dissimilar to the foregoing which is beyond the reasonable control of such party (collectively, “Events of Force Majeure”), and any such failure or delay due to said causes or any of them shall not be deemed to be a breach of or default in the performance of this Lease.

25.18 Headings. Captions and headings are for convenience of reference only.

25.19 Memorandum of Lease. Tenant shall, at the request of Landlord, execute and deliver a memorandum of lease in recordable form. Tenant shall not record such a memorandum or this Lease without Landlord’s consent. The party requesting recordation of a memorandum of this Lease shall be obligated to pay all costs, fees and taxes, if any, associated with such recordation.

25.20 (Intentionally Deleted)

25.21 Financial Reports. Within fifteen (15) days after Landlord’s request, Tenant will furnish Tenant’s most recent Annual Report. Tenant will discuss its financial statements with Landlord and will give Landlord access to Tenant’s books and records in order to enable Landlord to verify the financial statements.

25.22 Landlord’s Fees. Whenever one party requests the other party to take any action or give any consent required or permitted under this Lease, the requesting party will reimburse the other party for all actual “out-of-pocket” costs incurred in reviewing the proposed action or consent, including, without limitation, attorneys’, engineers’ or architects’ fees, within ten (10) days after delivery to the requesting party of a statement of such costs. The requesting party will be obligated to make such reimbursement without regard to whether the other party consents to any such proposed action.

25.23 (Intentionally Deleted)

25.24 Effectiveness. The furnishing of the form of this Lease shall not constitute an offer and this Lease shall become effective upon and only upon its execution by and delivery to each party hereto.

25.25 Light, Air, or View Rights. Any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to or in the vicinity of the Building and Project shall not affect this Lease, abate any payment owed by Tenant hereunder or otherwise impose any liability on Landlord.

25.26 Special Damages. Under no circumstances whatsoever shall Landlord or Tenant (except with respect to damages incurred under Section 23.2 above) ever be liable hereunder for consequential damages or special damages.

25.27 Remedies Cumulative. The remedies of Landlord hereunder shall be deemed cumulative and no remedy of Landlord, whether exercised by Landlord or not, shall be deemed to be in exclusion of any other.

25.28 Independent Covenant. The obligation of Tenant to pay all Rent and other sums hereunder provided to be paid by Tenant and the obligation of Tenant to perform Tenant’s other covenants and duties hereunder constitute independent, unconditional obligations to be performed at ail times provided for hereunder, save and except only when an abatement thereof or reduction therein is hereinabove expressly provided for and not otherwise. Tenant waives and relinquishes all rights which Tenant might have to claim any nature of a prejudgment lien against or withhold, or deduct from, or offset against any rent and other sums provided hereunder to be paid Landlord by Tenant.

ARTICLE XXVI

ROOF ACCESS; SATELLITE DISH

Tenant shall have a right of access to the roof of the Building for (i) installation, repair or replacement of any fan, air conditioner, or other equipment as necessary to comply with Tenant’s repair and maintenance obligations pursuant to Section 11.2 above; and (ii) to install and maintain one (1) microwave and satellite dish antenna no larger than ten (10) feet in diameter, together with related cables, wires and transformers (collectively the “Satellite Dish”) on the roof of the Building. There will be no additional rental charged by Landlord with respect to the use of the roof; provided, however, Tenant covenants and agrees as follows:

(a) The installation of the Satellite Dish and any other equipment shall be in accordance with plans and specifications previously submitted to and approved by Landlord (which approval shall not be unreasonably withheld or delayed; provided, however, Landlord shall have sole discretion over approving any roof penetration).

(b) The Satellite Dish and any other equipment shall be in a location acceptable to Landlord, in Landlord’s reasonable discretion.

(c) The Satellite Dish and any other equipment shall be screened from view to maintain the Building’s cosmetic appearance.

(d) Tenant shall have the responsibility to secure all necessary permits and approvals from local, state, federal and other governmental authorities and any third party approvals required by Restrictions as to construction, operation, maintenance and removal of the Satellite Dish or any other equipment.

(e) The Satellite Dish or any other equipment shall be constructed, maintained, operated and removed by Tenant, at Tenant’s sole cost and expense, in accordance with all applicable laws, ordinances, rules and regulations and Restrictions, in compliance with the requirements of the insurers of the Project and in compliance with this Lease and the reasonable rules and regulations of Landlord relating to the use of the Project.

(f) Tenant shall give Landlord copies of any notices which Tenant receives from third parties that the Satellite Dish or any other equipment is or may be in violation of any law, ordinance or regulation.

(g) Tenant shall pay all taxes of any kind or nature whatsoever levied upon the Satellite Dish or any other equipment and all licensing fees, franchise fees and other taxes, expenses and other costs of any nature whatsoever relating to the construction, ownership, maintenance, operation and removal of the Satellite Dish or any other equipment.

(h) Tenant shall be responsible for reimbursing Landlord for the repair of any damage caused to the Project or in connection with the impairment of any warranties resulting from the installation, maintenance, operation or removal of the Satellite Dish or any other equipment.

(i) TENANT AGREES TO USE THE ROOF AT ITS OWN RISK AND HEREBY RELEASES LANDLORD AND ITS AGENTS FROM ALL CLAIMS FOR ANY DAMAGE OR INJURY TO PERSONS OR PROPERTY SUSTAINED BY TENANT OR ANY PERSON CLAIMING THROUGH TENANT RESULTING FROM AN ACCIDENT OR OCCURRENCE IN, ON OR ABOUT THE ROOF, UNLESS RESULTING SOLELY FROM THE NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD OR ITS AGENTS. EXCEPT FOR THE SOLE NEGLIGENCE OF LANDLORD OR ITS AGENTS, TENANT SHALL INDEMNIFY AND HOLD LANDLORD HARMLESS FROM AND AGAINST ALL LOSS, CLAIM, DAMAGE AND EXPENSE ARISING OUT OF TENANTS USE OF THE ROOF.

(j) Landlord shall not be liable to Tenant or any other person for direct or consequential damages, or otherwise, and Tenant shall not be entitled to any abatement or reduction of rent for any failure with respect to the operation of the Satellite Dish or any other equipment.

(k) Upon termination of this Lease, Tenant shall remove the Satellite Dish, at Tenant’s sole cost and expense, and shall fully repair and restore those portions of the Project upon which the Satellite Dish was located.

(l) Tenant shall pay any increase in Landlord’s insurance rates occasioned by the installation, maintenance, operation or removal of the Satellite Dish or any other equipment.

(m) Tenant shall fully insure against damage occasioned by the installation, maintenance, removal and/or operation of the Satellite Dish or any other equipment.

(n) Nothing herein shall prevent Landlord from using or permitting others to use the roof for the installation and operation of similar equipment or for other purposes, provided that such other equipment does not interfere with the operation of the Satellite Dish.

ARTICLE XXVII

OPTION TO RENEW

27.1 Grant of Option and General Terms. Provided that (i) no Event of Default shall exist under this Lease, or would exist but for the pendency of any cure periods provided under Section 21.1; and (ii) no material adverse change has occurred in Tenant’s financial condition, either on the date Tenant exercises its Renewal Option (as hereinafter defined) or as of the effective date of the First Renewal Term or Second Renewal Term (as both terms are hereinafter defined), Tenant shall have the option to extend the Term of this Lease for two (2) additional periods (singularly and collectively referred to as the “Renewal Option”) of five (5) years each (the first renewal period referred to as the “First Renewal Term” and second renewal period referred to as the “Second Renewal Term”). The Renewal Option shall be subject to all of the terms and conditions contained in the Lease except that (i) the Renewal Rent shall be at the then prevailing Market Rate (as hereinafter defined); (ii) Landlord shall have no obligation to improve the Premises; and (iii) there shall be no further option to extend the Term of the Lease beyond the Second Renewal Term.

27.2 Market Rate. As used herein, “Market Rate” shall mean the then prevailing market rate net of operating expenses, utilities, taxes and insurance (and with any charges for parking only to the extent parking charges are then levied in market leases, which parking charges shall be included within Basic Rent calculated pursuant to the definition of Market Rate herein) available to Tenant under leases in first class buildings of comparable size, age, use, location and quality in the Manhattan Beach/EI Segundo Area, taking into consideration the extent of the availability of space as large as the Premises in the marketplace and all economic terms then customarily prevailing in such leases in said marketplace, including, but not limited to, free rent, moving allowances, tenant improvement allowances (but only to the extent of any increases in utility between the proposed space and the Premises) and other cash concessions. Landlord and Tenant acknowledge and agree that, to the extent parking charges are included within Basic Rent, such parking charges shall be estimated and included for Tenant and its Agents, including, but not limited to employees, customers and invitees, such charges being based on annual historical use over the initial Term, as documented by Tenant to Landlord’s reasonable satisfaction.

27.3 Determination of Market Rate. Tenant shall send Landlord a preliminary expression of Tenant’s willingness to renew this Lease no earlier than three hundred sixty-five (365) days or later than two hundred ten (210) days prior to the expiration of the applicable First Renewal Term or Second Renewal Term (“Renewal Notice”). Tenant and Landlord shall negotiate in good faith to determine and mutually agree upon the Market Rate for the applicable First Renewal Term or Second Renewal Term. If Landlord and Tenant are unable to agree upon the Market Rate for the applicable First Renewal Term or Second Renewal Term on or before one hundred eighty (180) days prior to the expiration of the applicable First Renewal Term or Second Renewal Term (the “Negotiation Period”), as evidenced by an amendment to the Lease executed by both Landlord and Tenant, then within five (5) days after the last day of the Negotiation Period, Tenant may, by written notice to Landlord (the “Notice of Exercise”), irrevocably elect to exercise such Renewal Option. In order for Tenant to exercise such Renewal Option, Tenant shall send the Notice of Exercise to Landlord stating (i) that Tenant is irrevocably exercising its right to extend the Term pursuant to Article XXVII; and (ii) Landlord and Tenant shall be irrevocably bound by the determination of Market Rate set forth hereinafter in this Section 27.3, and if applicable, Section 27.4. If Tenant shall fail to deliver the Notice of Exercise on or before five (5) days after the last day of the Negotiation Period, then Tenant shall have waived any right to exercise the Renewal Option. In the event any date referenced in this Section 27.3 falls on a day other than a business day, such date shall be deemed to be the next following business day.

In the event Tenant timely delivers the Notice of Exercise to Landlord, Landlord and Tenant shall each simultaneously present to the other party their final determinations of the Market Rate for the applicable First Renewal Term or Second Renewal Term (the “Final Offers”) within ten (10) days after the last day of the Negotiation Period. If the Market Rate as determined by the lower of the two (2) proposed Final Offers is not more than ten percent (10%) below the higher, then the Market Rate shall be determined by averaging the two (2) Final Offers.

If the difference between the lower of the two (2) proposed Final Offers is more than ten percent (10%) below the higher, then the Market Rate shall be determined by Baseball Arbitration (as hereinafter defined) in accordance with the procedure set forth in Section 27.4.

27.4 Baseball Arbitration. For all purposes of this Lease, Baseball Arbitration shall follow the following procedures:

(i)	Within twenty (20) days after Landlord’s receipt of Tenant’s Notice of Exercise, Tenant and Landlord shall each select an arbitrator (“Tenant’s Arbitrator” and “Landlord’s Arbitrator”, respectively) who shall be a qualified and impartial person licensed in the State of California as an MAI appraiser with at least five (5) years of experience in appraising the type of matters for which they are called on to appraise hereunder in the Manhattan Beach/EI Segundo Area.

(ii)	Landlord’s Arbitrator and Tenant’s Arbitrator shall name a third arbitrator, similarly qualified, within ten (10) days after the appointment of Landlord’s Arbitrator and Tenant’s Arbitrator.

(iii)	Said third arbitrator shall, after due consideration of the factors to be taken into account under the definition of Market Rate set forth in Section 27.2 and hearing whatever evidence the arbitrator deems appropriate from Landlord, Tenant and others, and obtaining any other information the arbitrator deems necessary, in good faith, make its own determination of the Market Rate for the Premises as of the commencement of the applicable First Renewal Term or Second Renewal Term for a term equal to the duration of the applicable First Renewal Term or Second Renewal Term (the “Arbitrator’s Initial Determination”) and thereafter select either Landlord’s Final Offer or the Tenant’s Final Offer, but no other, whichever is closest to the Arbitrator’s Initial Determination (the “Final Determination”), such determination to be made within thirty (30) days after the appointment of the third arbitrator. The Arbitrator’s Initial Determination, Final Determination and the market information upon which such determinations are based shall be in writing and counterparts thereof shall be delivered to Landlord and Tenant within said thirty (30) day period. The arbitrator shall have no right or ability to determine the Market Rate in any other manner. The Final Determination shall be binding upon the parties hereto.

(iv)	The costs and fees of the third arbitrator shall be paid by Landlord if the Final Determination shall be Tenant’s Final Offer or by Tenant if the Final Determination shall be Landlord’s Final Offer.

(v)

If Tenant fails to appoint Tenant’s Arbitrator in the manner and within the time specified in Section 27.4, then the Market Rate for the applicable First Renewal Term or Second Renewal Term shall be the Market Rate contained in the Landlord’s Final Offer. If Landlord fails to appoint Landlord’s Arbitrator in the manner and within the time specified in Section 27.4 then the Market Rate for the applicable First Renewal Term or Second Renewal Term shall be the Market Rate contained in the Tenant’s Final Offer. If Tenant’s Arbitrator and Landlord’s Arbitrator fail to appoint the third arbitrator within the time and in the manner prescribed in

Section 27.4, then Landlord and Tenant shall jointly and promptly apply to the local office of the American Arbitration Association for the appointment of the third arbitrator.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the Date of Lease.

LANDLORD:
ATTEST/WITNESS:

/s/ Illegible	USAA INCOME PROPERTIES III LIMITED PARTNERSHIP, a Delaware limited partnership

Name

/s/ Illegible	By:	USAA PROPERTIES III, INC., a Texas corporation, Its General Partner

Name

		By:	/s/ T. Patrick Duncan

		Name:	T. Patrick Duncan
		Title:	Senior Vice President

Date Executed by Landlord:

TENANT:

ATTEST/WITNESS:		TRW INC., an Ohio corporation

/s/ Illegible

Name

		By:	/s/ H. E. Cypert, Jr.

/s/ Illegible		Name: H. E. Cypert, Jr. Title: Vice President, Finance & Business

Name

Date Executed by Tenant: 13 April 97

FIRST AMENDMENT TO COMMERCIAL OFFICE LEASE

This FIRST AMENDMENT TO COMMERCIAL OFFICE LEASE (“Amendment”) is made and entered into as of the 24th day of August, 2001, by and between MANHATTAN BEACH TOWERS, LLC, a Delaware limited liability company (“Landlord”), and TRW INC., an Ohio corporation (“Tenant”).

R E C I T A L S:

A. Landlord’s predecessor-in-interest, USAA INCOME PROPERTIES III LIMITED PARTNERSHIP, a Delaware limited partnership (the “Prior Landlord”), and Tenant entered into that certain Commercial Office Lease dated April 13, 1997 (the “Lease”) whereby Prior Landlord leased to Tenant and Tenant leased from Prior Landlord those certain premises consisting of approximately 155,118 rentable square feet comprised of that certain office building located at 1240 Rosecrans Avenue, Manhattan Beach, California.

B. Concurrently with the execution and delivery of this Amendment, Landlord and Tenant are entering into a Lease Termination Agreement with respect to that certain Commercial Office Lease dated July 3, 1997 between the Prior Landlord, as landlord, and Tenant, as tenant, with respect to those certain premises consisting of approximately 81,360 rentable square feet of space located on the third, fifth, and sixth floors of that certain office building located at 1230 Rosecrans Avenue, Manhattan Beach, California.

C. Landlord and Tenant desire to extend the term of the Lease and make modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Amendment.

2. Extension of Term.

2.1 Extended Term. Landlord and Tenant acknowledge that Tenant’s lease of the Premises is scheduled to expire on April 30, 2002, pursuant to the terms of the Lease. Notwithstanding anything to the contrary in the Lease, the Term of Tenant’s lease of the Premises shall instead be changed to expire on August 31, 2007 (the “Extended Expiration

Date”), unless sooner terminated as provided in the Lease, as hereby amended. The period of time commencing on September 1, 2001 (the “Commencement Date for the Extended Term”) and terminating on the Extended Expiration Date shall be referred to herein as the “Extended Term.” Commencing on the Commencement Date for the Extended Term, all references in the Lease to the “Term” shall be deemed to refer to the Extended Term.

2.2 Option Term.

2.2.1 Option Right. Landlord hereby grants the Tenant originally named herein (“Original Tenant”) two (2) successive options to extend the Extended Term for a period of five (5) years each (collectively, the “Option Terms”, with the first Option Term being referred to as the “First Option Term” and with the second Option Term being referred to as the “Second Option Term”), which options shall be exercisable only by written notice delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such notice, Tenant is not in material default under the Lease, as amended, beyond the applicable cure period provided in the Lease, as amended. Upon the proper exercise of either such option to extend, and provided that, as of the end of the Extended Term, or the First Option Term, as applicable, Tenant is not in material default under the Lease, as amended, beyond the applicable cure period provided in the Lease, as amended, the Extended Term or the First Option Term, as applicable, shall be extended for a period of five (5) years. The rights contained in this Section 2.2 shall be personal to the Original Tenant or an assignee of the Original Tenant’s interest in the Lease, as amended, which qualifies as a Related Entity of the Original Tenant, and may only be exercised by the Original Tenant or such Related Entity (and not any other assignee, sublessee or transferee of the Original Tenant’s interest in the Lease, as amended) if the Original Tenant or its Related Entity occupies the entire Premises as of the date of Tenant’s notice electing to exercise its renewal rights hereunder and, at Landlord’s option, as of the commencement of the applicable Option Term. In the event Tenant fails to timely exercise the first renewal right under this Section 2.2, then the second renewal right shall automatically lapse and be of no further force or effect.

2.2.2 Option Rent. The annual rent payable by Tenant during the First Option Term shall be equal to ninety-five percent (95%) of the “then prevailing fair market rent” for the Premises as of the commencement date of the First Option Term. The annual rent payable by Tenant during the Second Option Term shall be equal to the “then prevailing fair market rent” for the Premises as of the commencement date of the Second Option Term. The annual rent payable by Tenant during either Option Term shall be hereinafter referred to as the “Option Rent.” The “then prevailing fair market rent” shall be equal to the annual rent (and one hundred percent (100%) of the additional rent and considering any “base year” or “expense stop” applicable thereto), including all escalations, at which, as of the commencement of the applicable Option Term, tenants are currently entering into leases (the “Comparable Transactions”) of non-sublease, non-encumbered, non-equity space comparable in size, location and quality to the Premises in transactions consummated during the period between the date of commencement of the applicable Option Term and the date which is twelve (12) months prior thereto, for a comparable lease term, in an arm’s length transaction, which comparable space is located in the Project and in “Comparable Buildings,” as that term is defined hereinbelow, in either case taking into consideration the following concessions (the “Concessions”): (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (b)

tenant improvements or allowances provided or to be provided for such comparable space, and taking into account, and deducting the value of, the existing improvements in the Premises, such value to be based upon the age condition, design, quality of finishes and layout of the improvements and the extent to which the same can be utilized by Tenant based upon the fact that the precise tenant improvements existing in the Premises are specifically suitable to Tenant; and (c) other reasonable monetary concessions being granted such tenants in connection with such comparable space; provided, however, that in calculating the Option Rent, no consideration shall be given to (i) the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Tenant’s exercise of its right to lease the Premises during the applicable Option Term or the fact that landlords are or are not paying real estate brokerage commissions in connection with such comparable space, and (ii) any period of rental abatement, if any, granted to tenants in comparable transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces. The “then prevailing fair market rent” shall additionally include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant’s rent obligations during the Option Term. Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions upon tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants). For purposes of this Section 2.2, “Comparable Buildings” shall mean office buildings located in the Manhattan Beach/El Segundo area, which buildings are Class “A” buildings with a similar tenant mix, quality of construction, and exterior appearance, and are of similar size, and offer similar services and amenities, as the Building. If in determining the Option Rent a tenant improvement allowance is granted under item (b) above, Landlord may, at Landlord’s sole option, elect any or a portion of the following: (A) to grant some or all of the Concessions to Tenant in the form as described above (i.e., as free rent or as an improvement allowance), and (B) to adjust the rental rate component of the Option Rent to be an effective rental rate which takes into consideration the total dollar value of the Concessions (in which case the Concessions evidenced in the effective rental rate shall not be granted to Tenant).

2.2.3 Exercise of Option. The option contained in this Section 2.2 shall be exercised by Tenant, if at all, only in the following manner: (i) Tenant shall deliver written notice to Landlord not more than fifteen (15) months nor less than nine (9) months prior to the expiration of the Extended Term or the First Option Term, as applicable, stating that Tenant is interested in exercising its option; (ii) Landlord, after receipt of Tenant’s notice, shall deliver notice (the “Option Rent Notice”) to Tenant not less than seven (7) months prior to the expiration of the Extended Term or the First Option Term, as applicable, setting forth Landlord’s proposed Option Rent; and (iii) if Tenant wishes to exercise such option, Tenant shall on or before the date occurring five (5) months prior to the expiration of the Extended Term or the First Option Term, as applicable, exercise the option by delivering written notice thereof to Landlord and upon, and concurrent with, such exercise, Tenant may, at its option, object to the Option Rent contained in the Option Rent Notice, in which case the parties shall follow the procedure, and the Option Rent shall be determined, as set forth in Section 2.2.4 below.

2.2.4 Determination of Option Rent. In the event Tenant timely and appropriately objects to the Option Rent, Landlord and Tenant shall attempt to agree upon the

Option Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within ten (10) business days following Tenant’s objection to the Option Rent (the “Outside Agreement Date”), then each party shall make a separate determination of the Option Rent within five (5) business days after the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with Sections 2.2.4.1 through 2.2.4.7 below.

2.2.4.1 Landlord and Tenant shall each appoint one (1) arbitrator who shall be a real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial properties in the Manhattan Beach/El Segundo area of Los Angeles, California. The determination of the arbitrators shall be limited society to the issue of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the actual Option Rent as determined by the arbitrators, taking into account the requirements of Section 2.2.2 of this Amendment. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date.

2.2.4.2 The two (2) arbitrators so appointed shall within ten (10) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.

2.2.4.3 The three (3) arbitrators shall within thirty (30) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Option Rent and shall notify Landlord and Tenant thereof.

2.2.4.4 The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

2.2.4.5 If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) days after the Outside Agreement Date, then the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.

2.2.4.6 If the two (2) arbitrators fail to agree upon and appoint a third arbitrator, or if both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this Section 2.2.4.

2.2.4.7 The cost of the arbitration shall be paid by Landlord and Tenant equally.

2.2.5 Deletion of Prior Option to Renew. Article XXVII of the Lease, entitled “Option to Renew,” is hereby deleted in its entirety.

3. Basic Rent. Commencing on the Commencement Date for the Extended Term, and continuing through April 30, 2002, Tenant shall pay to Landlord Basic Rent for the Premises in the amount of One Hundred Forty-One Thousand Two Hundred and No/100 Dollars ($141,200.00) per month. Commencing May 1, 2002 until April 30, 2003 Tenant shall pay the

Scheduled Monthly Basic Rent hereinbelow of $297,826.56 per month. Commencing on May 1, 2003, for each of the “Remaining Rent Payment Periods” set forth in the schedule below for the remainder of the Extended Term, Tenant shall pay to Landlord Basic Rent for the Premises equal to the greater of (i) the then applicable “Scheduled Monthly Basic Rent,” as that term is defined hereinbelow, and (ii) the then applicable “Monthly Basic Rent With CPI Increase,” as that term is defined hereinbelow. The term “Scheduled Monthly Basic Rent” shall mean the Monthly Basic Rent for the applicable Rent Payment Period during the Extended Term, as set forth in the following schedule in the column labeled “Monthly Basic Rent”:

Remaining Rent Payment Periods During Extended Term	Annual Basic Rent	Monthly Basic Rent	Monthly Rental Rate per Rentable Square Foot
May 1, 2002 - April 30, 2003	$3,573,918.70	$297,826.56	$1.92
May 1, 2003 - April 30, 2004	$4,002,044.40	$333,503.70	$2.15
May 1, 2004 - April 30, 2005	$4,002,044.40	$333,503.70	$2.15
May 1, 2005 - April 30, 2006	$4,374,327.60	$364,527.30	$2.35
May 1, 2006 - April 30, 2007	$4,374,327.60	$364,527.30	$2.35
May 1, 2007 - August 31, 2007	$1,458,109.20	$364,527.30	$2.35

The term “Monthly Basic Rent With CPI increase” shall mean the Monthly Basic Rent computed as follows:

Effective on May 1, 2003 and May 1, 2005, the then applicable Monthly Basic Rent shall be recalculated by increasing the Monthly Basic Rent in effect for the immediately preceding month by 50% of the percentage increase, if any, in the “CPI,” as that term is defined below, for February 2003 (with respect to the Monthly Basic Rent payable for May 2003) or February 2005 (with respect to the Monthly Basic Rent payable for May 2005), as compared to the CPI for February of the immediately preceding calendar year. The “CPI” means the Consumer Price index for all Urban Consumers of the Los Angeles-Anaheim-Riverside area, (base year 1982-1984 = 100), published by the United States Department of Labor, Bureau of Labor Statistics. If the base of the CPI changes from the 1982-84 base (100), the CPI shall, thereafter, be adjusted to the 1982-84 base = 100 before the computation indicated above is made. If the CPI cannot be converted to the 1982-84 base or if the CPI is otherwise revised, the adjustment under this clause shall be made with the use of such conversion factor, formula or table for converting the CPI as may be published by the Bureau of Labor Statistics. If the CPI is at any time no longer published, a comparable index generally accepted and employed by the real estate profession shall be used. If the Monthly Basic Rent With CPI Increase is greater than the Scheduled Monthly Basic Rent with respect to the Monthly Basic Rent payable for May 2003, then the Monthly Basic Rent With CPI Increase payable for May 2003 shall be the Monthly Basic Rent payable for the Rent Payment Periods of May 1, 2003 through April 30, 2004, and May 1, 2004 through April 30, 2005, and if the Monthly Basic Rent With CPI increase is greater than the Scheduled Monthly Basic Rent with respect to the Monthly Basic Rent payable for May 2005, then the Monthly Basic Rent With CPI Increase payable for May 2005 shall be the Monthly Basic Rent payable for the Rent Payment Periods of May 1, 2005 through April 30, 2006, May 1, 2006 through April 30, 2007, and May 1, 2007 through August 31, 2007.

4. Impositions Rental. The last sentence of Section 7.2 of the Lease is hereby deleted, effective as of the Commencement Date for the Extended Term. With respect to “Impositions,” as that term is defined in Section 7.2 of the Lease, arising or accruing during the Extended Term, the following shall apply. Notwithstanding anything to the contrary contained in the Lease, as amended, effective as of the Commencement Date for the Extended Term, in the event that at any time during the Extended Term any sale, refinancing, or change in ownership of the Project is consummated, and as a result thereof, and to the extent that in connection therewith, the Project is reassessed (the “Reassessment”) for real estate tax purposes by the appropriate governmental authority pursuant to the terms of Proposition 13, then the terms of this Section 4 shall apply to such Reassessment of the Project.

4.1 The Tax Increase. For purposes of this Article 4, the term “Tax Increase” shall mean that portion of the Impositions, as calculated immediately following the Reassessment, which is attributable solely to the Reassessment. Accordingly, the term Tax Increase shall not include any portion of the Impositions, as calculated immediately following the Reassessment, which (i) is attributable to the initial assessment of the value of the Project, the base, shell and core of the Building or the tenant improvements located in the Building, (ii) is attributable to assessments which were pending immediately prior to the Reassessment which assessments were conducted during, and included in, such Reassessment, or which assessments were otherwise rendered unnecessary following the Reassessment, (iii) is attributable to the annual inflationary increase of real estate taxes, but not in excess of two percent (2.0%) per annum, or (iv) is attributable to an increase in real estate taxes because a Proposition 8 reduction is no longer in effect after the Reassessment.

4.2 Protection. During the Extended Term only, Tenant shall not be obligated to pay any portion of the Tax Increase.

4.3 Landlord’s Right to Purchase the Proposition 13 Protection Amount Attributable to a Particular Reassessment. The amount of Tax Expenses which Tenant is not obligated to pay or will not be obligated to pay during the Extended Term in connection with a particular Reassessment pursuant to the terms of this Section 4, shall be sometimes referred to hereafter as a “Proposition 13 Protection Amount.” If the occurrence of a Reassessment is reasonably foreseeable by Landlord and the Proposition 13 Protection Amount attributable to such Reassessment can be reasonably quantified or estimated for each Calendar Year commencing with the Calendar Year in which the Reassessment will occur, the terms of this Section 4.3 shall apply to each such Reassessment. Upon notice to Tenant, Landlord shall have the right to purchase the Proposition 13 Protection Amount relating to the applicable Reassessment (the “Applicable Reassessment”), at any time during the Extended Term by paying to Tenant an amount equal to the “Proposition 13 Purchase Price,” as that term is defined below, provided that the right of any successor of Landlord to exercise its right of repurchase hereunder shall not apply to any Reassessment which results from the event pursuant to which such successor of Landlord became the landlord under the Lease, as amended. As used herein, “Proposition 13 Purchase Price” shall mean the present value of the Proposition 13 Protection Amount remaining during the Extended Term, as of the date of payment of the Proposition 13 Purchase Price by Landlord. Such present value shall be calculated (i) by using the portion of the Proposition 13 Protection Amount attributable to each remaining Calendar Year (as though the portion of such Proposition 13 Protection Amount benefitted Tenant at the end of each Calendar Year), as the amounts to be discounted, and (ii) by using discount rates for each amount to be discounted equal to (A) the average rates of yield for United States Treasury Obligations with maturity dates as close as reasonably possible to the end of each Calendar Year during which the portions of the Proposition 13 Protection Amount would have benefitted Tenant, which rates shall be those in effect as of Landlord’s exercise of its right to purchase, as set forth in this Section 4.3, plus (B) two percent (2%) per annum. Upon such payment of the Proposition 13 Purchase Price, the provisions of Section 4.2 above shall not apply to any Tax Increase attributable to the Applicable Reassessment. Since Landlord is estimating the Proposition 13 Purchase Price because a Reassessment has not yet occurred, then when such Reassessment occurs, if Landlord has underestimated the Proposition 13 Purchase Price, then upon notice by Landlord to Tenant, Tenant’s Rent next due shall be credited with the amount of such underestimation, and if Landlord overestimates the Proposition 13 Purchase Price, then upon notice by Landlord to Tenant, Rent next due shall be increased by the amount of the overestimation.

5. Improvements in the Premises. Landlord and Tenant acknowledge and agree that Tenant is currently in occupancy of the Premises, and therefore except as provided in this Section 5, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises, and Tenant shall continue to accept the Premises in its presently existing, “as-is” condition. Notwithstanding any contrary provision of the Lease, as amended, Tenant shall be entitled to a one time tenant improvement allowance (the “Improvement Allowance”) in an amount not to exceed One Million Five Hundred Fifty Thousand One Hundred Eighty and No/100 Dollars ($1,551,180.00) (i.e., $10.00 per rentable square foot of the Premises) for the costs relating to Tenant’s “Alterations,” as that term is defined in Section 12.2 of the Lease, to be permanently affixed to the Premises during the Extended Term, or as a credit against the Basic Rent or parking charges payable by Tenant during the Extended Term. Any construction and installation of Alterations shall be made in accordance with the terms of Sections 12.2 and 12.3 of the Lease. With respect to Tenant’s use of the Improvement Allowance for Alterations, Landlord shall disburse the Improvement Allowance in accordance with Landlord’s standard disbursement procedure, which procedure includes, without limitation, the requirements that (a) Tenant deliver to Landlord (i) invoices marked as having been paid for work performed and materials delivered in connection with the Alterations, and (ii) properly executed unconditional mechanic’s lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4), (b) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Project, and (c) Tenant’s architect, if applicable, delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Alterations in the Premises has been substantially completed. In the event that Tenant elects to use all or any portion of the Improvement Allowance as a credit against Basic Rent or parking charges payable under the Lease, as amended, during the Extended Term, then Tenant shall give Landlord written notice setting forth the period during which Tenant elects to apply such credit and whether such credit should be applied to Basic Rent, parking charges, or both, which notice shall be given to Landlord prior to the due date for any such obligation of Tenant, and Landlord shall thereafter apply such designated portion of the Improvement Allowance as instructed by Tenant. Notwithstanding any contrary provision of this Section 5, Landlord may, in Landlord’s sole discretion, elect to directly pay Tenant the remaining balance of the improvement Allowance at any time.

6. Parking. Effective as of the Commencement Date for the Extended Term, Section 1.16 of the Lease entitled “Parking Space Allocation” shall be deleted and the following provision shall apply.

“1.16 Parking Space Allocation. Tenant shall have the right to use 540 unreserved parking spaces (270 of which shall be surface parking spaces and 270 of which shall be garage parking spaces) and 10 reserved parking spaces in the Parking Facilities. The reserved parking spaces shall be garage parking spaces and shall be in a location designated by Landlord.”

Further, effective as of the Commencement Date for the Extended Term, the phrase “. . .free of any charge to Tenant or Tenant’s Agents, except as may be included in Basic Rent”, in the first (1st) sentence of Article VIII of the Lease, shall be deleted and the following sentence shall be added after the first (1st) sentence of said Article VIII.

“Tenant shall pay, as Additional Rent, an amount equal to Thirty Thousand Two Hundred Fifty and No/100 Dollars ($30,250.00) per month for Tenant’s parking rights during the Extended Term, provided that during the Option Terms Tenant shall pay the prevailing rate charged by Landlord or Landlord’s parking operator for such parking spaces at the location of such spaces, plus any taxes imposed by any governmental authority in connection with such parking rights.”

7. Tenant’s Audit Right. In connection with Section 6.4 of the Lease entitled “Right to Audit Operating Expense Rental Reconciliation,” Tenant shall have no right to pursue an audit of Landlord’s books and records if Tenant is then in material default under the Lease, as amended, excluding Tenant’s payment of any disputed amounts, or if Tenant has not paid all amounts required to be paid under the applicable reconciliation statement. Tenant agrees that Section 6.4 of the Lease, as amended hereby, shall be the sole method to be used by Tenant to dispute the amount of Operating Expenses payable or not payable by Tenant pursuant to the terms of the Lease, as amended, and Tenant hereby waives any other rights at law or in equity relating thereto.

8. Allocation of Operating Expenses and Impositions. Notwithstanding any contrary provision of the Lease, the parties acknowledge that the Building (as defined in the Lease) is a part of the Project (as defined in the Lease) and that the costs and expenses incurred in connection with the Project (i.e. the Operating Expenses and Impositions) should be shared between Tenant, as the tenant of the Building and the tenants of the other buildings in the

Project. Accordingly, as set forth in the Lease, Operating Expenses and Impositions are determined annually for the Project as a whole, and a portion of the Operating Expenses and Impositions, which portion shall be determined by Landlord on an equitable basis, shall be allocated to Tenant, as the tenant of the Building (as opposed to the tenants of any other buildings in the Project) and such portion shall be the Operating Expenses and Impositions for purposes of the Lease, as amended. Such portion of Operating Expenses and Impositions allocated to Tenant, as the tenant of the Building, shall include alt Operating Expenses and Impositions attributable solely to the Building and an equitable portion of the Operating Expenses and Impositions attributable to the Project as a whole.

9. Assignment and Subletting. Notwithstanding any contrary provision of Section 10.7 of the Lease, the term “Net Profits” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by the assignee or subtenant to Tenant in connection with the assignment or subletting, and any payment in excess of fair market value for services rendered by Tenant to the assignee or subtenant or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to the assignee or subtenant in connection with such assignment or subletting.

10. Tenant’s Insurance. The first sentence of Section 16.3(a) of the Lease, on page 22 thereof, is hereby deleted and the following is substituted in its place:

“Bodily injury and property damage liability insurance, with a combined single occurrence limit of not less than $5,000,000 and an annual aggregate limit of not less than $5,000,000, with no deductible.”

11. 1951.4 Remedy. Section 21.2(c) of the Lease is hereby deleted in its entirety and the following is substituted in its place.

“Landlord shall have the remedy described in California Civil Code Section 1951.4 (landlord may continue lease in effect after tenant’s breach and abandonment and recover rent as it becomes due, if tenant has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate the Lease, as amended, on account of any default by Tenant, Landlord may, from time to time, without terminating the Lease, as amended, enforce all of its rights and remedies under the Lease, as amended, including the right to recover all rent as it becomes due.”

12. Consequential Damages. Notwithstanding anything to the contrary contained in the Lease, as amended, nothing in the Lease, as amended, shall impose any obligations on Landlord or Tenant to be responsible or liable for, and each of Landlord and Tenant hereby releases the other from all liability for, consequential damages other than those damages incurred by Landlord in connection with a holdover of the Premises by Tenant after expiration or earlier termination of the Lease, as amended, which might sometimes be referred to as consequential damages.

13. Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent other than CB Richard Ellis, Inc. and Colliers

Seeley International, Inc. (the “Brokers”) in connection with the negotiation of this Amendment, and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers. The terms of this Section 13 shall survive the expiration or earlier termination of this Amendment.

14. No Further Modification. Except as set forth in this Amendment, all of the terms and provisions of the Lease shall apply with respect to the Premises and shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

“LANDLORD”			“TENANT”

MANHATTAN BEACH TOWERS, LLC.			TRW INC., an Ohio, corporation
a Delaware limited liability company

By:	/s/ Illegible		By:	/s/ W.E. Gallas

	Its:	VP			W. E. Gallas
				Its:	Assistant Secretary

			By:	/s/ T. W. Hannemann

T. W. Hannemann
				Its:	Executive Vice President

SECOND AMENDMENT TO COMMERCIAL OFFICE LEASE

This SECOND AMENDMENT TO COMMERCIAL OFFICE LEASE (“Amendment”) is made and entered into as of the 26th day of September, 2002, by and between MANHATTAN BEACH TOWERS. LLC, a Delaware limited liability company (“Landlord”), and TRW INC., an Ohio corporation (“Tenant”).

R E C I T A L S :

A. Landlord’s predecessor-in-interest, USAA INCOME PROPERTIES III LIMITED PARTNERSHIP, a Delaware limited partnership (the “Prior Landlord”), and Tenant entered into that certain Commercial Office Lease dated April 13, 1997 (the “Office Lease”), as amended by that certain First Amendment to Commercial Office Lease dated August 24, 2001 (the “First Amendment”), whereby Landlord leased to Tenant and Tenant leased from Landlord those certain premises (the “Original Premises”) consisting of approximately 155,118 rentable square feet comprised of that certain office building (the “1240 Building”) located at 1240 Rosecrans Avenue, Manhattan Beach. California. (The Office Lease and the First Amendment are collectively referred to hereinafter as the “Lease”.)

B. Landlord and Tenant desire to expand the Original Premises and extend the term of the Lease, and to make certain other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing recitals and She mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Office Lease unless expressly superseded by the terms of this Amendment.

2. Premises. Landlord and Tenant acknowledge and agree that Tenant is currently in occupancy of the Original Premises. Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Original Premises, and Tenant shall continue to accept the Original Premises in its presently existing, “as-is” condition. Effective as of the “Expansion Premises Commencement Date,” as that term is defined in Section 3.2, below, the “Premises,” as that term is defined in the Lease, shall contain approximately 182.238 rentable square feet of space in the Project in the aggregate, and shall consist of (a) the Original Premises, and (b) approximately 27,120 rentable square feet of space located on the fifth (5th) floor of the office building (the “1230 Building”) located at 1230 Rosecrans Avenue, Manhattan Beach, California (me “Expansion Premises”). The Expansion Premises are further set forth on Exhibit A, attached hereto. It is specifically understood that the rentable square feet of the Expansion Premises and the 1230 Building have been determined by Landlord’s architect and that, for the purpose of any calculations which are based on the rentable square feet of the Expansion Premises and/or the 1230 Building, the number of rentable square feet slated in this Section 2 for the Expansion Premises and in Section 5 below for the 1230 Building shall control. Except as specifically set forth in Section 6 of this Amendment, Tenant shall accept the Expansion Premises in its presently existing, “as is” condition and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Expansion Premises or with respect to the suitability of the Expansion Premises for the conduct of Tenant’s business. The last two (2) sentences of Section 12.1 of the Office Lease shall not apply to the Expansion Premises. Notwithstanding any contrary provision of the Lease, the term “Building” used in the Office Lease and the First Amendment shall be deemed to refer to the 1240 Building with respect to the Original Premises and to the 1230 Building with respect to the Expansion Premises. In addition, with respect to the Original Premises, any reference in the Office Lease to the 1230 Building shall continue to mean the 1230 Building, but with respect to the Expansion Premises, any reference in the Office Lease to the 1230 Building shall instead mean the 1240 Building. The definition of Building set forth in Section 1.1 of the Office Lease shall only apply to the 1240 Building.

3. Term.

3.1 New Extended Term. Landlord and Tenant acknowledge that Tenant’s lease of the Original Premises is scheduled to expire on August 31, 2007, pursuant to the terms of the First Amendment. Notwithstanding anything to the contrary in the Lease, the Term of Tenant’s lease of the Premises is hereby changed to expire on December 31, 2007 (the “New Extended Expiration Date”), unless sooner terminated as provided in the Lease, as hereby amended. The period of time commencing on September 1, 2007 (the “Commencement Date for the New Extended Term”) and terminating on the New Extended Expiration Date shall be referred to herein as the “New Extended Term.” Except as otherwise provided in this Amendment, all references in the Lease to the “‘Term” or the “Extended Term” shall be deemed to refer to die Extended Term, as extended by the New Extended Term.

3.2 Expansion Premises Term. The term of Tenant’s lease of the Expansion Premises shall commence on November 1, 2002 (the “Expansion Premises Commencement Date”), and shall continue through and including the New Extended Expiration Date, unless the Lease, as amended by this Amendment, is sooner terminated as provided in the Lease, as hereby amended. Notwithstanding the foregoing, Tenant shall have the right to occupy the Expansion Premises immediately following the parties’ execution and delivery of this Amendment for the purpose of transacting business, provided that (A) if required for Tenant to legally occupy the Expansion Premises, a temporary certificate of occupancy shall have been issued by the appropriate governmental authorities for the Expansion Premises, and (B) all of the terms and conditions of the Lease, as amended hereby, shall apply, other than Tenant’s obligation to pay Basic Rent and any share of Operating Expenses or Impositions, as though the Expansion Premises Commencement Date had occurred (although the Expansion Premises Commencement Date shall not actually occur until November 1, 2002) upon such occupancy of the Expansion Premises by Tenant.

3.3 Option Rights. Notwithstanding any contrary provision of the Lease, Tenant’s options to extend set forth in Section 2.2 of the First Amendment shall extend the New Extended Term, not the Extended Term.

4. Basic Rent.

4.1 Basic Rent for Original Premises. Throughout the Extended Term and the New Extended Term, Tenant shall pay to Landlord Basic Rent for the Original Premises in accordance with Section 4.2 of the Office Lease, as amended by Section 3 of the First Amendment, provided that the Basic Rent payable for the Original Premises for the period May 1, 2007 through August 31. 2007 shall apply through the New Extended Expiration Date.

4.2 Basic Rent for Expansion Premises. Commencing on the Expansion Premises Commencement Date and continuing throughout the remainder of the Extended Term and the New Extended Term, Tenant shall pay to Landlord Basic Rent for the Expansion Premises in accordance with Section 4.2 of the Office Lease, as amended by the following provisions: For each of the “Expansion Premises Rent Payment Periods” set forth in the schedule below, Tenant shall pay to Landlord Basic Rent for the Expansion Premises equal to the greater of (i) the then applicable “Scheduled Expansion Premises Monthly Basic Rent,” as that term is defined hereinbelow, and (ii) the then applicable “Expansion Premises Monthly Basic Rent With CPI Increase,” as that term is defined hereinbelow. The term “Scheduled Expansion Premises Monthly Basic Rent” shall mean the Expansion Premises Monthly Basic Rent for the applicable Expansion Premises Rent Payment Period, as set forth in the following schedule in the column labeled “Expansion Premises Monthly Basic Rent”:

Expansion Premises Rent Payment Periods	Expansion Premises Annual Basic Rent	Expansion Premises Monthly Basic Rent	Monthly Rental Rate per Rentable Square Foot of Expansion Premises
November 1,2002 – September 30, 2004	$536,976.00	$44,748.00	$1.65
October 1, 2004 – September 30, 2006	$650,880.00	$54,240.00	$2.00
October 1, 2006 – December 31, 2007	$699,696.00	$58,308.00	$2.15

The term “Expansion Premises Monthly Basic Rent With CPI Increase” shall mean the Expansion Premises Monthly Basic Rent computed as follows:

Effective on October 1, 2004 and October 1, 2006, the then applicable Expansion Premises Monthly Basic Rent shall be recalculated by increasing the Expansion Premises

Monthly Basic Rent in effect for the immediately preceding month by 50% of the percentage increase, if any, in the “CPI,” as that term is defined in Section 3 of the First Amendment, for July 2004 (with respect to the Expansion Premises Monthly Basic Rent payable for October 2004) or July 2006 (with respect to the Expansion Premises Monthly Basic Rent payable for October 2006), as compared to the CPI for July of the immediately preceding calendar year. If the Expansion Premises Monthly Basic Rent With CPI Increase is greater than the Scheduled Expansion Premises Monthly Basic Rent with respect to the Expansion Premises Monthly Basic Rent payable for October 2004, then the Expansion Premises Monthly Basic Rent With CPI Increase payable for October 2004 shall be the Expansion Premises Monthly Basic Rent payable for the Expansion Premises Rent Payment Period of October 1, 2004 through September 30, 2006, and if the Expansion Premises Monthly Basic Rent With CPI Increase is greater than the Scheduled Expansion Premises Monthly Basic Rent with respect to the Expansion Premises Monthly Basic Rent payable for October 2006, then the Expansion Premises Monthly Basic Rent With CPI Increase payable for October 2006 shall be the Expansion Premises Monthly Basic Rent payable for the Expansion Premises Rent Payment Period of October 1, 2006 through December 31, 2007.

5. Operating Expense Rental and Impositions Rental. Notwithstanding any contrary provision of the Lease, with respect to the Expansion Premises, commencing on the Expansion Premises Commencement Date and continuing throughout the remainder of the Extended Term and the New Extended Term, Tenant’s Proportionate Share of the 1230 Building shall be 17.57% (determined by dividing the rentable square feet of the Expansion Premises by the rentable square feet of the 1230 Building (being 155,118 rentable square feet) and multiplying the resulting quotient by one hundred and rounding to the second decimal place). Further notwithstanding any contrary provision of the Lease, commencing on the Expansion Premises Commencement Date and continuing throughout the remainder of the Extended Term and the New Extended Term, Tenant’s Proportionate Share of the Project shall be 58.88% (determined by dividing the aggregate rentable square feet of the Original Premises and the Expansion Premises by the rentable square feet of the Project and multiplying the resulting quotient by one hundred and rounding to the second decimal place). Tenant’s obligations under Articles VI and VII of the Office Lease shall apply with respect to the Expansion Premises effective as of the Expansion Premises Commencement Date; provided, however, that with respect to “Tenant’s lease of the Expansion Premises, the following definition of Operating Expenses, rather than the definition set forth in Section 6.2 of the Office Lease, shall apply:

“As used herein, the term ‘Operating Expenses’ shall mean all expenses, costs and disbursements of every kind and nature, except as specifically excluded otherwise herein, which Landlord incurs because of or in connection with the ownership, maintenance, management and operation of the 1230 Building and the Project, including if the 1230 Building or the Project is less than ninety-five percent (95%) occupied, all additional costs and expenses of operation, management and maintenance of the 1230 Building or the Project which Landlord determines that it would have paid or incurred during any Calendar Year if the 1230 Building or Project had been ninety-five percent (95%) occupied. Operating Expenses may include, without limitation, all costs, expenses and disbursements incurred or made in connection with the following:

(a) Wages and salaries of all employees, whether employed by Landlord, the Project’s management company or a third party vendor, engaged in the operation and maintenance of the Project, and all costs related to or associated with such employees or the earning out of their duties, including uniforms and their cleaning, taxes, auto allowances and insurance and benefits (including, without limitation, contributions to pension and/or profit sharing plans and vacation or other paid absences);

(b) All supplies, tools, equipment and materials, including janitorial and lighting supplies, used directly in the operation and maintenance of the Project, including any lease payments therefor; provided, however, any such equipment under generally accepted accounting principles should be classified as capital items shall be amortized on a straight-line basis over their useful lives, not to exceed the Project’s useful life, together with interest on the unamortized balance of such cost at the Interest Rate, or such higher rate as may have been paid by Landlord on funds borrowed for the purposes of purchasing such equipment;

(c) All utilities, including, without limitation, electricity, telephone, water, sewer, power, gas, heating, lighting and air conditioning for the Project, except to the extent such utilities are charged directly to, or paid directly by, Tenant or any other tenant of the Project other than as a part of the Operating Expenses;

(d) All maintenance, operating and service agreements for the Project, and any equipment related thereto, including, without limitation, service and/or maintenance agreements for the Parking Facilities, energy management, HVAC, plumbing and electrical systems, and for exterior window cleaning, elevator maintenance, janitorial service, groundskeeping, interior and exterior landscaping and plant maintenance;

(e) All insurance purchased by Landlord or the Project’s management company relating to the Project and any equipment or other property contained therein or located thereon including, without limitation, casualty, liability, earthquake, rental loss, sprinkler and water damage insurance;

(f) All repairs to the Project (excluding to the extent repairs are paid for by the proceeds of insurance or by Tenant or other third parties other than as a part of the Operating Expenses), including interior, exterior, structural or nonstructural repairs and regardless of whether foreseen or unforeseen; provided, however, any such repairs which under generally accepted accounting principles should be classified as capital improvements shall be amortized on a straight-line basis over their useful lives, not to exceed the Project’s useful life, together with interest on the unamortized balance of such cost at the Interest Rate, or such higher rate as may have been paid by Landlord on funds borrowed for the purposes of constructing such capital improvements;

(g) All maintenance of the Project, including, without limitation, repainting, replacement of wall coverings and window coverings, replacement of carpeting in Common Areas, window cleaning, landscaping, groundskeeping, trash removal and the patching, painting, resealing and complete resurfacing of roads, driveways and parking lots; provided, however, any such maintenance, repairs or replacement which under generally accepted accounting principles should be classified as capital improvements shall be amortized on a straight-line basis over their useful lives, not to exceed the Project’s useful life, together with interest on the unamortized balance of such cost at the Interest Rate, or such higher rate as may have been paid by Landlord on funds borrowed for the purposes of constructing such capital improvements;

(h) A management fee payable to Landlord or the company or companies managing the Project, if any; provided, however, for the period ending on the New Extended Expiration Date, such management fee shall not exceed three percent (3%) of the total rent (including base rent and additional rent) collected for the Project;

(i) That part of the office rent or rental value of space in the Project used or furnished by Landlord to enhance, manage, operate and maintain the Project; provided, however, in no event shall such office rent or rental value be assessed on total space in excess of 1,200 rentable square feet;

(j) Accounting and legal fees incurred in connection with the operation and maintenance of the Project, or related thereto;

(k) Any additional services not provided to the Project at the Expansion Premises Commencement Date but thereafter provided by Landlord which Landlord reasonably deems necessary or desireable in connection with the management or operation of the Project;

(l) Any capital improvements made to the Project for the purpose of reducing Operating Expenses or which are required under any governmental law or regulation that was not applicable to the Project as of November 1, 2002 (which are not a result of the nature of Tenant’s specific use of the Premises, which capital improvements shall be the responsibility of Tenant), the cost of which shall be amortized on a straight-line basis over the improvement’s useful life, not to exceed the Project’s useful life, together with interest on the unamortized balance of such cost at the Interest Rate, or such higher rate as may have been paid by Landlord on funds borrowed for the purposes of constructing such capital improvements; and

(m) Other expenses and costs reasonably necessary for operating and maintaining the Project.

Operating Expenses shall not include: (i) depreciation on the Project (other than as provided in subsections (f), (g), (1) and (n) above); (ii) costs of tenant improvements incurred in renovating leased space for the exclusive use of a particular tenant of the Project and costs incurred in connection with the addition of signs, stamping or other denotation of reserved parking spaces for a particular tenant; (iii) finders’ fees and real estate broker’s commissions; (iv) Project mortgage principal or interest; (v) capital items other than those referred to in subsections (b), (f), (g), (1) and (n) above; (vi) costs of compliance with the ADA to the extent Landlord is responsible for such costs pursuant to Section 9.4(a) herein; (vii) Impositions as hereinafter defined in Article VII; (viii)any repair and maintenance costs associated with the 1240 Buildings; (ix) costs associated with the repair or correct of latent defects in the initial design or construction of the Project; and (x) costs associated with extraordinary structural repairs to or replacement of the foundation, structural steel frame and exterior walls of the 1230 Building and parking structure (collectively the “Structural Members”). Any extraordinary structural repair shall be defined as a structural repair in which both of the following criteria shall be met:

(a) Unusual Nature – the repair possesses a high degree of abnormality and is of a type clearly unrelated to or only incidentally related to ordinary and typical structural repairs to the Structural Members of the 1230 Building and parking structure; and

(b) Infrequency of Occurrence - the repair is of a type that would not reasonably be expected to recur in the foreseeable future.”

6. Maintenance and Repair. Notwithstanding any contrary provision of Section 11.1 of the Office Lease, with respect to Tenant’s lease of the Expansion Premises only in addition to Landlord’s obligations set forth in Section 11.1 of the Office Lease, as amended pursuant to this Amendment. Landlord shall maintain, repair and restore in reasonably good order and condition (i) the mechanical, plumbing, electrical and HVAC equipment serving the 1230 Building; and (ii) the structure of the 1230 Building consisting only of the roof structure and roof covering, exterior walls (including window replacement and exterior window cleaning) and foundation and building standard lighting. Unless otherwise agreed to in writing, the cost of such maintenance and repairs to the equipment and the 1230 Building shall be included in Operating Expenses and paid by Tenant as provided in Article VI of the Office Lease, as amended, subject to the remaining terms of Section 11.1 of the Office Lease. Notwithstanding any contrary provision of Section 11.2 of the Office Lease, with respect to Tenant’s lease of the Expansion Premises and the 1230 Building, Tenant shall not have the obligations set forth in Section 11.2, items (ii), (iv), (v), or (vi) of the Office Lease, provided that Tenant shall have the obligations to repair, maintain and preserve the non-building standard lighting fixtures and equipment in the Expansion Premises in accordance with the terms of Section 11.2 of the Office Lease. The third (3rd) through eighth (8th) sentences of Section 11.2 of the Office Lease shall not apply to the Expansion Premises or the 1230 Building.

7. Signs. Notwithstanding any contrary provision of Article XIII of the Lease, Tenant shall have no right to signage on the exterior of the 1230 Building.

8. Damage; Condemnation.

8.1 Casualty. Notwithstanding any contrary provision of Section 20.1 of the Office Lease, Landlord’s and Tenant’s rights to terminate the Lease, as amended, in the event of a casualty are hereby revised as follows: if the Expansion Premises or the 1230 Building (but not the 1240 Building) is damaged or if the 1230 Building (but not the 1240 Building) is damaged, to the extent set forth in the second (2nd) sentence of Section 20.1 of the Office Lease, then Landlord’s and Tenant’s termination rights under said Section 20.1 shall only apply to Tenant’s lease of space in the damaged building. If both the 1230 Building and the 1240 Building are damaged or the Common Areas are damaged, to the extent set forth in the second (2nd) sentence of Section 20.1 of the Office Lease, then Landlord’s and Tenant’s termination rights under said Section 20.1 shall apply to the entire Lease, as amended.

8.2 Condemnation. Notwithstanding any contrary provision of Section 20.2 of the Office Lease, if only one of the 1230 Building or the 1240 Building is taken or condemned, then the provisions of said Section 20.2 shall apply with respect to Tenant’s lease of space in that particular building only; only in the event that twenty percent (20%) or more of each of the 1230 Building and 1240 Building, or fifty percent (50%) or more of the Land, is taken or condemned, shall the Lease, as amended, be terminated.

9. Improvements in the Expansion Premises. Notwithstanding any contrary provision of the Lease, as amended. Tenant shall be entitled to a one time tenant improvement allowance (the “1230 Improvement Allowance”) in an amount not to exceed One Million Two Hundred Twenty Thousand Four Hundred and No/100 Dollars ($1,220,400.00) (i.e., $45.00 per rentable square foot of the Expansion Premises) for the costs relating to Tenant’s “Alterations,” as that term is defined in Section 12.2 of the Office Lease, to be permanently affixed to the Expansion Premises during the remainder of the Extended Term or the New Extended Term, or as a credit against the Basic Rent or parking charges payable by Tenant during the remainder of the Extended Term or the New Extended Term. Any construction and installation of Alterations shall be made in accordance with the terms of Sections 12.2 and 12.3 of the Office Lease. With respect to Tenant’s use of the 1230 Improvement Allowance for Alterations, Landlord shall disburse the 1230 Improvement Allowance in accordance with Landlord’s standard disbursement procedure, which procedure includes, without limitation, the requirements that (a) Tenant deliver to Landlord (i) invoices marked as having been paid for work performed and materials delivered in connection with the Alterations, and (ii) properly executed unconditional mechanic’s lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4), (b) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the 1230 Building, the structure or exterior appearance of the 1230 Building, or any other tenant’s use of such other tenant’s leased premises in the Project, and (c) Tenant’s architect, if applicable, delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Alterations in the Expansion Premises has been substantially completed. In the event that Tenant elects to use all or any portion of the 1230 Improvement Allowance as a credit against Basic Rent or parking charges payable under the Lease, as amended, during the remainder of the Extended Term or the New Extended Term, then Tenant shall give Landlord written notice setting forth the period during which Tenant elects to apply such credit and whether such credit should be applied to Basic Rent, parking charges, or both, which notice shall be given to Landlord prior to the due date for any such obligation of Tenant, and Landlord shall thereafter apply such designated portion of the 1230 Improvement Allowance as instructed by Tenant. Notwithstanding any contrary provision of this Section 6, Landlord may, in Landlord’s sole discretion, elect to directly pay Tenant the remaining balance of the 1230 Improvement Allowance at any time. The terms of the Work Agreement attached to the Office Lease as Exhibit B shall not apply to the Expansion Premises.

10. Parking. Notwithstanding any contrary provision of Section 1.16 of the Office Lease, as set forth in Section 6 of the First Amendment, etfective as of the date of the full execution and delivery of this Amendment by Landlord and Tenant, Tenant shall have the right to use an additional 81 unreserved parking spaces in the Project parking areas. Further, effective as of the Expansion Premises Commencement Date, the last sentence in Section 6 of the First Amendment (which was added as the second (2nd) sentence of Article VIII of the Office Lease) shall be deleted and the following shall be substituted in its place:

“Tenant shall pay, as Additional Rent, an amount equal to Thirty-Four Thousand Seven Hundred Fifty and No/100 Dollars ($34,750.00) per month for Tenant’s entire parking rights during the remainder of the Extended Term and the New Extended Term, provided that during the Option Terms Tenant shall pay the prevailing rate charged by Landlord or Landlord’s parking operator for such parking spaces at the location of such spaces, plus any taxes imposed by any governmental authority in connection with such parking rights.”

11. Electricity for Expansion Premises. Notwithstanding any contrary provision of Sections 6.2 and 17.1 of the Office Lease, with respect to the Expansion Premises, Operating Expenses shall include the cost of electrical service for the Project which is not metered by the 1240 Building meter. In addition, if Tenant uses electricity in the Expansion Premises in excess of that supplied by Landlord for normal general office use at the Project, Tenant shall pay to Landlord, upon billing, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, on demand, at the rates charged by the public utility company furnishing the same, including the cost of such additional metering devices. Tenant shall not install or use or permit the installation or use of any computer or electronic data processing equipment in the Expansion Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed.

12. Roof Access; Satellite Dish. Article XXVI of the Office Lease, on pages 34-35 thereof, shall also apply to the 1230 Building, provided that, notwithstanding any contrary provision of said Article XXVI, Tenant’s right of access to the roof of the 1230 Building shall only be for the purpose of installing and maintaining one (1) microwave or satellite dish antenna and related cables, wires and transformers (collectively, the “1230 Satellite Dish”), subject to the terms of items {a) through (n) of the Office Lease. There will be no additional rent charged by Landlord with respect to the use of the roof of the 1230 Building by Tenant for the 1230 Satellite Dish. Notwithstanding the foregoing, Tenant’s rights under this Section 12 shall in any event be subject to (i) space being available on the roof of the 1230 Building to accommodate the 1230 Satellite Dish without interference with other equipment located on the 1230 Building roof, as reasonably determined by Landlord, and (ii) Landlord’s approval, in its reasonable discretion, of the proposed dimensions of the 1230 Satellite Dish.

13. Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent other than Colliers Seeley International, Inc. (the “Broker”) in connection with the negotiation of this Amendment, and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Broker. The terms of this Section 13 shall survive the expiration or earlier termination of this Amendment.

14. No Further Modification. Except as specifically set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail.

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

“LANDLORD”			“TENANT”

MANHATTAN BEACH TOWERS, LLC, a Delaware limited liability company			TRW INC., an Ohio corporation

By:	/s/ Illegible		By:	/s/ W.E. Gallas

	Its:	SVP		Its:	Assistant Secretary

			By:	/s/ T.W. Hannemann

				Its:	Executive Vice President

THIRD AMENDMENT TO COMMERCIAL OFFICE LEASE

This THIRD AMENDMENT TO COMMERCIAL OFFICE LEASE (the “Third Amendment”) is made and entered into as of the 21st day of November 2003, by and between HSOV MANHATTAN TOWERS LP, a Delaware limited partnership (“Landlord”), and NORTHROP GRUMMAN SPACE AND MISSION SYSTEMS CORP., an Ohio corporation (“Tenant”).

R E C I T A L S :

A. Landlord (as successor-in-interest to USAA Income Properties III Limited Partnership, a Delaware limited partnership, and Manhattan Beach Towers, LLC, a Delaware limited liability company) and Tenant (as successor-in-interest to TRW Inc., an Ohio corporation) entered into that certain Commercial Office Lease dated April 13,1997 (the “Office Lease”), as amended by that certain First Amendment to Commercial Office Lease dated as of August 24, 2001 (the “First Amendment”), and that certain Second Amendment to Commercial Office Lease dated as of September 26, 2002 (the “Second Amendment”), whereby Landlord leased to Tenant and Tenant leased from Landlord approximately 182,238 rentable square feet of space (the “Existing Premises”) consisting of the entire office building (containing approximately 155,118 rentable square feet of space) located at 1240 Rosecrans Avenue, Manhattan Beach, California (the “1240 Building”) and the entire fifth (5th) floor (containing approximately 27,120 rentable square feet of space) of that certain office building located at 1230 Rosecrans Avenue, Manhattan Beach, California (the “1230 Building”). (The Office Lease, First Amendment and Second Amendment are collectively referred to hereinafter as the “Lease”.)

B. Landlord and Tenant desire to expand the Existing Premises and extend the term of the Lease, and to make certain other modifications to the Lease, and in connection therewith. Landlord and Tenant desire to amend the Lease as hereinafter provided.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms. All initially capitalized terms not otherwise defined herein shall have the same respective meanings as are given such terms in the Office Lease.

2. Restructured Term. Landlord and Tenant acknowledge that the New Extended Term (as defined in Section 3.1 of the Second Amendment) is scheduled to expire on December 31, 2007. Notwithstanding anything to the contrary in the Lease, the New Extended Term is hereby extended for a period of three (3) years and, accordingly, shall expire on December 31, 2010 (the “Restructured Term Expiration Date”), unless sooner terminated as provided in the Lease, as amended. The period of time commencing on January 1, 2004 (the “Restructured Term

HSOV MANHATTAN TOWERS LP

[Northrop Grumman Space and Mission Systems Corp.]

Commencement Date”) and terminating on the Restructured Term Expiration Date shall be referred to herein as the “Restructured Term.”

3. Expansion of Existing Premises.

3.1 Third Floor Expansion Space. Effective as of the Restructured Term Commencement Date. Tenant shall lease from Landlord and Landlord shall lease to Tenant approximately 27,120 rentable square feet of space, as outlined on Exhibit A attached hereto (‘Third Floor Expansion Space”), consisting of the entire third (3rd) floor of the 1230 Building. Consequently, effective upon the Restructured Term Commencement Date, the “Premises” shall be increased to include the Third Floor Expansion Space. Landlord and Tenant hereby acknowledge that such addition of the Third Floor Expansion Space to the Premises shall, effective as of the Restructured Term Commencement Date, increase the size of the Premises to approximately 209,358 rentable square feet of space.

3.2 Second Floor Expansion Space. Effective as of the date (the “Second Floor Expansion Space Commencement Date”) that is the earlier of (i) the date Tenant first commences to conduct business in that certain space located on the second (2nd) floor of the 1230 Building consisting of approximately 24,902 rentable square feet of Space, as outlined on Exhibit B attached hereto (the “Second Floor Expansion Space”), and (ii) the date that is ninety (90) days following the Second Floor Expansion Space Delivery Date (defined below). Tenant shall lease from Landlord and Landlord shall lease to Tenant the Second Floor Expansion Space. The “Expansion Space Delivery Date” shall mean the dale that Landlord delivers the Second Floor Expansion Space and the Second Floor Base Building (as defined below) to Tenant, which date is anticipated to be March 1, 2004. Notwithstanding the foregoing, prior to January 1, 2004, Tenant may elect, by written notice to Landlord, to take possession of the Second Floor Expansion Space in its “as-is” condition without requiring the Second Floor Base Building to be complete, in which event the “Expansion Space Delivery Date” shall be the date that Landlord delivers possession of the Second Floor Expansion Space to Tenant free of all tenancies and parties in possession. Tenant acknowledges that the Second Floor Expansion Space is currently occupied by existing tenants. Provided that Landlord, at its sole cost, takes all actions reasonably necessary to secure possession of the Second Floor Expansion Space from the existing tenants thereof between the date hereof and March 1,2004, then Landlord shall have no liability to Tenant for any damages (nor shall it be deemed a default by Landlord under the terms of the Lease, as amended) resulting from the existing tenants’ failure to vacate and surrender the Second Floor Expansion Space during such time period. If such existing tenants do not vacate the Second Floor Expansion Space or any portion thereof by March 1, 2004, then Landlord shall continue to take all such reasonably required actions to secure possession of such space as soon as reasonably possible after March 1,2004. Consequently, effective upon the Second Floor Expansion Space Commencement Date, the “Premises” shall be increased to include the Second Floor Expansion Space. Landlord and Tenant hereby acknowledge that such addition of the Second Floor Expansion Space to the Premises shall, effective as of the Second Floor Expansion Space Commencement Date, increase the size of the Premises to approximately 234,260 rentable square feet of space. The period of time commencing on the Second Floor Expansion Space Commencement Date and terminating on the Restructured Term Expiration Date shall be referred to herein as the ”Second Floor Expansion Space Term”.

-2-	HSOV MANHATTAN TOWERS LP [Northrop Grumman Space and Mission Systems Corp.]

3.3 Second Floor Base Building. The “Second Floor Base Building” shall consist of the following base building components on the second (2nd) floor of the 1230 Building: (i) smooth concrete floor; (ii) unfinished ceilings; (iii) drywall (fire-taped) around surfaces of core walls, around surfaces of columns and underneath window sills; (iv) primary heating, ventilating and air-conditioning service, including the main distribution loop; (v) primary electrical system which will service the second (2nd) floor of the 1230 Building; (vi) life-safety systems as required by applicable building codes on an unoccupied basis; and (vii) the main telephone terminal panel located in the telephone/electrical room designated by Landlord and available for secondary branching by Tenant of lines to the Second Floor Expansion Space (provided that all subpanels and related equipment must be located within the Second Floor Expansion Space).

4. Basic Rent. Notwithstanding anything to the contrary contained herein, prior to the Restructured Term Commencement Date, Tenant shall continue to pay Basic Rent in accordance with the terms of the Lease.

4.1 Basic Rent for Existing Premises. Notwithstanding anything to the contrary contained in the Lease, commencing on the Restructured Term Commencement Date and continuing throughout the remainder of the Restructured Term, in lieu of the Basic Rent payments set forth in the Lease with respect to the Existing Premises, Tenant shall pay monthly installments of Basic Rent for the Existing Premises in the following amounts:

Period of Restructured Term	Annual Basic Rent for the Existing Premises	Monthly Basic Rent for the Existing Premises	Monthly Rental Rate per Rentable Square Foot of the Existing Premises
Restructured Term Commencement Date – December 31, 2004	$3,717,655.20	$309,804.60	$1.70
January 1, 2005 – December 31, 2005	$4,155,026.40	$346,252.20	$1.90
January 1, 2006 – December 31, 2006	$4,592,397.60	$382,699.80	$2.10
January 1, 2007 – December 31, 2007	$5,029,768.80	$419,147.40	$2.30
January 1, 2008 – December 31, 2009	$5,139,111.60	$428,259.30	$2.35
January 1, 2010 – Restructured Term Expiration Date	$5,248,454.40	$437,371.20	$2.40

4.2 Basic Rent for Third Floor Expansion Space. Commencing on the Restructured Term Commencement Date and continuing throughout the remainder of the

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Restructured Term. Tenant shall pay monthly installments of Basic Rent for the Third Floor Expansion Space in the following amounts:

Period of Restructured Term	Annual Basic Rent for the Third Floor Expansion Space	Monthly Basic Rent for the Third Floor Expansion Space	Monthly Rental Rate per Rentable Square Foot of the Third Floor Expansion Space
Restructured Term Commencement Date – December 31, 2004	$520,704.00	$43,392.00	$1.60
January 1, 2005 – December 31, 2005	$553,248.00	$46,104.00	$1.70
January 1, 2006 – December 31, 2006	$585,792.00	$48,816.00	$1.80
January 1, 2007 – December 31, 2007	$618,336.00	$51,528.00	$1.90
January 1, 2008 – December 31, 2008	$634,608.00	$52,884.00	$1.95
January 1, 2009 – December 31, 2009	$650,880.00	$54,240.00	$2.00
January 1, 2010 – Restructured Term Expiration Date	$667,152.00	$55,596.00	$2.05

4.3 Basic Rent for Second Floor Expansion Space. Commencing on the Second Floor Expansion Space Commencement Date and continuing throughout the remainder of the Restructured Term, Tenant shall pay monthly installments of Basic Rent for the Second Floor Expansion Space in the following amounts:

Period of Second Floor Expansion Space Term	Annual Basic Rent for the Second Floor Expansion Space	Monthly Basic Rent for the Second Floor Expansion Space	Monthly Rental Rate per Rentable Square Foot of the Second Floor Expansion Space
Second Floor Expansion Space Commencement Date – December 31, 2004	$478,118.40	$39,843.20	$1.60
January 1, 2005 – December 31, 2005	$508,000.80	$42,333.40	$1.70

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Period of Second Floor Expansion Space Term	Annual Basic Rent for the Second Floor Expansion Space	Monthly Basic Rent for the Second Floor Expansion Space	Monthly Rental Rate per Rentable Square Foot of the Second Floor Expansion Space
January 1, 2006 – December 31, 2006	$537,883.20	$44,823.60	$1.80
January 1, 2007 – December 31, 2007	$567,765.60	$47,313.80	$1.90
January 1, 2008 – December 31, 2008	$582,706.80	$48,558.90	$1.95
January 1, 2009 – December 31, 2009	$597,648.00	$49,804.00	$2.00
January 1, 2010 – Restructured Term Expiration Date	$612,589.20	$51,049.10	$2.05

5. Operating Expense Rental and Impositions Rental. Notwithstanding anything to the contrary contained herein, prior to the Restructured Term Commencement Date, Tenant shall continue to pay for Operating Expenses and Impositions in accordance with the terms of the Lease.

5.1 1240 Building. Notwithstanding anything to the contrary contained in the Lease, during the Restructured Term, with respect to Operating Expenses and Impositions payable in connection with Tenant’s lease of the 1240 Building, Tenant shall continue to pay for Tenant’s Proportionate Share of Building and Project Operating Expenses and Impositions in accordance with the terms of the Lease (including, without limitation, Articles VI and VII of the Office Lease). Landlord and Tenant acknowledge that in calculating the Operating Expenses and Impositions payable by Tenant in connection with Tenant’s lease of the 1240 Building, Tenant’s Proportionate Share of the Building is 100% and Tenant’s Proportionate Share of the Project is 50.09% (determined by dividing the rentable square footage of the 1240 Building by the rentable square footage of the Project (being 309,705 rentable square feet) and multiplying the resulting quotient by one hundred and rounding to the second decimal place). As of the date hereof, with respect to the 1240 Building, Tenant’s Proportionate Share of annual Operating Expenses is estimated to be Five and 04/100 Dollars ($5,04) per rentable square foot of the 1240 Building, and Tenant’s Proportionate Share of annual Impositions is estimated to be Two and 03/100 Dollars ($2.03) per rentable square foot of the 1240 Building.

5.2 Fifth Floor of 1230 Building. Notwithstanding anything to the contrary contained in the Lease, during the Restructured Term, with respect to Operating Expenses and Impositions payable in connection with Tenant’s lease of the fifth (5th) floor of the 1230 Building, Tenant shall continue to pay for Tenant’s Proportionate Share of Building and Project Operating Expenses and Impositions in accordance with the terms of the Lease (including, without limitation, Section 5 of the Second Amendment). Landlord and Tenant acknowledge that in calculating the

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Operating Expenses and Impositions payable by Tenant in connection with Tenant’s lease of the fifth (5th) floor of the 1230 Building, Tenant’s Proportionate Share of the Building is 17.54% (determined by dividing the rentable square footage of the fifth (5th) floor of the 1230 Building by the rentable square footage of the 1230 Building (being 154,587 rentable square feet) and multiplying the resulting quotient by one hundred and rounding to the second decimal place) and Tenant’s Proportionate Share of the Project is 8.76% (determined by dividing the rentable square footage of the fifth (5th) floor of the 1230 Building by the rentable square footage of the Project and multiplying the resulting quotient by one hundred and rounding to the second decimal place). As of the date hereof, with respect to the fifth (5th) floor of the 1230 Building, Tenant’s Proportionate Share of annual Operating Expenses is estimated to be Ten and 19/100 Dollars ($10.19) per rentable square foot of the fifth (5) floor of the 1230 Building, and Tenant’s Proportionate Share of annual Impositions is estimated to be Two and 03/ 100 Dollars ($2.03) per rentable square foot of the fifth (5th) floor of the 1230 Building.

5.3 Third Floor Expansion Space. During the Restructured Term, with respect to the Third Floor Expansion Space, Tenant shall be obligated to pay for Operating Expenses and Impositions on the same terms and conditions applicable to the fifth (5th) floor of the 1230 Building, provided that Tenant’s Proportionate Share of Building shall be 17.54% (determined by dividing the rentable square footage of the Third Floor Expansion Space by the rentable square footage of the 1230 Building and multiplying the resulting quotient by one hundred and rounding to the second decimal place) and Tenant’s Proportionate Share of the Project shall be 8.76% (determined by dividing the rentable square footage of the Third Floor Expansion Space by the rentable square footage of the Project and multiplying the resulting quotient by one hundred and rounding to the second decimal place). As of the date hereof, with respect to the Third Floor Expansion Space, Tenant’s Proportionate Share of annual Operating Expenses is estimated to be Ten and 19/100 Dollars ($10.19) per rentable square foot of the Third Floor Expansion Space, and Tenant’s Proportionate Share of annual Impositions is estimated to be Two and 03/100 Dollars ($2.03) per rentable square foot of the Third Floor Expansion Space.

5.4 Second Floor Expansion Space. During the Second Floor Expansion Space Term, with respect to the Second Floor Expansion Space, Tenant shall be obligated to pay for Operating Expenses and Impositions on the same terms and conditions applicable to the fifth (5th) floor of the 1230 Building, provided that Tenant’s Proportionate Share of Building shall be 16.11% (determined by dividing the rentable square footage of the Second Floor Expansion Space by the rentable square footage of the 1230 Building and multiplying the resulting quotient by one hundred and rounding to the second decimal place) and Tenant’s Proportionate Share of the Project shall be 8.04% (determined by dividing the rentable square footage of the Second Floor Expansion Space by the rentable square footage of the Project and multiplying the resulting quotient by one hundred and rounding to the second decimal place). As of the date hereof, with respect to the Second Floor Expansion Space, Tenant’s Proportionate Share of annual Operating Expenses is estimated to be Ten and 19/100 Dollars ($10.19) per rentable square foot of the Second Floor Expansion Space, and Tenant’s Proportionate Share of annual Impositions is estimated to be Two and 03/100 Dollars ($2.03) per rentable square foot of the Second Floor Expansion Space.

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6. Proposition 13 Protection.

6.1 Existing Premises. With respect to the Existing Premises only, Tenant shall continue to be benefited, to the extent applicable, by the Proposition 13 protection set forth in Section 4 of the First Amendment. Accordingly, during the period from the date hereof through and including December 31, 2007 only, in addition to any Proposition 13 protection granted to Tenant pursuant to the terms of Section 4 of the First Amendment, with respect to the Existing Premises only, Tenant shall also not be obligated to pay any portion of a Tax Increase arising as a result of a Reassessment occurring from the date hereof through December 31, 2007. During the period from January 1, 2008 through the remainder of the Restructured Term (excluding any Option Terms), the Proposition 13 protection set forth in Section 4 of the First Amendment shall be applicable to the Existing Premises, provided that a “Tax Increase” with respect to the Existing Premises shall instead mean only that portion of the Impositions, as calculated immediately following a Reassessment, which is attributable solely to a Reassessment (as calculated pursuant to the terms of Section 4 of the First Amendment), and which is in excess of the Impositions attributable to the Project for the 2003 calendar year (Landlord acknowledging that the Impositions attributable to the Project for the 2003 calendar year shall include any Tax Increase resulting from the Reassessment occurring in connection with the acquisition of the Project by the Landlord entity executing this Third Amendment (the “Named Landlord”) as well as any Tax Increase in connection with a Reassessment of the Project as a result of the sale or transfer of the Project by the Named Landlord during the 2003 calendar year).

By way of illustration only, with respect to the Existing Premises only, during the period prior to December 31, 2007, if the Project was subject to a Tax Increase following a Reassessment in connection with the Named Landlord’s acquisition of the Project from $500,000 to $600,000 and prior to December 31, 2007, the Named Landlord sold or transferred the Project resulting in a Reassessment of the Project and a Tax Increase in connection therewith from $630,000 to $680,000 (the increase in Impositions from $600,000 to $630,000 representing the statutory increase in Impositions), then in connection with the Existing Premises during the period prior to December 31, 2007, Tenant would not be required to pay Tenant’s Proportionate Share of the Impositions in connection with the Tax Increases from $500,000 to $600,000 and from $630,000 to $680,000. Tenant would be required to pay Tenant’s Proportionate Share of Impositions in connection with the remainder of the Impositions (i.e., Tenant’s Proportionate Share of Impositions from $0 to $500,000, from $600,000 to $630,000 and any statutory increases in the $680,000 of Impositions). Nothing set forth in this illustration is intended to modify Tenant’s obligation to pay Tenant’s Proportionate Share of the increase in Impositions resulting from the statutory increase in Impositions relating to the Project.

During the period from January 1, 2008 through the remainder of the Restructured Term (excluding any Option Terms) in connection with the Existing Premises only, if the Impositions attributable to the Project for the 2003 calendar year were $600,000 and the Named Landlord sold or transferred the Project on or after January 1, 2008, resulting in a Reassessment of the Project and a Tax Increase in connection therewith from $675,000 to $700,000 (the increase in Impositions from $600,000 to $675,000 representing the statutory increase in Impositions), then Tenant would not be obligated to pay Tenant’s Proportionate Share of the Impositions resulting from the Tax Increase from $675,000 to $700,000 but Tenant would be obligated to pay Tenant’s Proportionate Share of Impositions in connection with the remainder of the Impositions (i.e., Tenant’s Proportionate Share

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of Impositions from $0 to $675,000 plus any statutory increase in the $700,000 Impositions). Nothing set forth in this illustration is intended to modify Tenant’s obligation to pay Tenant’s Proportionate Share of the increase in Impositions resulting from the statutory increase in Impositions relating to the Project.

6.2 Third Floor Expansion Space and Second Floor Expansion Space. During the Restructured Term (excluding any Option Terms), the Proposition 13 protection set forth in Section 4 of the First Amendment shall be applicable to the Third Floor Expansion Space and the Second Floor Expansion Space (collectively, the “Expansion Spaces”), provided that a “Tax Increase” with respect to the Expansion Spaces shall instead mean only that portion of the Impositions, as calculated immediately following a Reassessment, which is attributable solely to a Reassessment (as calculated pursuant to the terms of Section 4 of the First Amendment), and which is in excess of the Impositions attributable to the Project for the 2003 calendar year (Landlord acknowledging that the Impositions attributable to the Project for the 2003 calendar year shall include any Tax Increase resulting from the Reassessment occurring in connection with the acquisition of the Project by the Landlord entity executing this Third Amendment (the “Named Landlord”) as well as any Tax Increase in connection with a Reassessment of the Project as a result of the sale or transfer of the Project by the Named Landlord during the 2003 calendar year).

7. Early Termination Right.

7.1 December 31, 2006 Termination. Provided that Tenant is not in default under the Lease, as amended, as of the date of Tenant’s delivery of the Termination Notice (defined below) or as of the Termination Date (defined below), the Tenant named in this Third Amendment shall have the right to terminate the Lease, as amended, with respect to the Second Floor Expansion Space (or, at Tenant’s request, with respect to such other full floor space then leased by Tenant in the 1230 Building, subject to Landlord’s approval in its sole discretion), effective as of December 31, 2006 (the “Termination Date”), provided that (i) Landlord receives written notice (the “Termination Notice”) from Tenant on or before June 30, 2006 stating that Tenant is exercising its termination right set forth in this Section 7.1 in accordance with the terms and conditions of this Section 7.1, and (ii) concurrent with Landlord’s receipt of the Termination Notice, Landlord receives from Tenant the Termination Fee (defined below). For purposes of this Section 7.1, “Termination Fee” shall mean the sum of (A) the unamortized amount as of the Termination Date of the Second Floor Expansion Space Allowance (set forth in Section 9 below, provided that solely for purposes of calculating the Termination Fee, the Second Floor Expansion Space Allowance shall be deemed to be $35.00 per rentable square foot of the Second Floor Expansion Space) (such unamortized amount to be calculated in the same manner as an outstanding principal balance under a loan over the Second Floor Expansion Space Term using an interest rate of 8% per annum), (B) the unamortized amount of the leasing commissions payable to Colliers Seeley International, Inc. and Hines that are attributable to the Second Floor Expansion Space (such amortization determined on a straight line basis), (C) a sum equal to nine (9) months of Basic Rent for the Second Floor Expansion Space at the rental rate applicable as of the January following the Termination Date, (D) a sum equal to nine (9) months of estimated monthly payments of Tenant’s Proportionate Share of Operating Expenses with respect to the Second Floor Expansion Space payable during the calendar year following the calendar year in which the Termination Date occurs (provided that seventy percent (70%) of 1230 Building electricity expenses, seventy percent (70%) of 1230 Building janitorial expenses, and one hundred percent (100%) of the property management fees (the “variable expenses”) shall not be

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included in the Operating Expense pool for purposes of determining such sum), (E) a sum equal to Tenant’s Proportionate Share of the Impositions which will be payable by Tenant with respect to the Second Floor Expansion Space attributable to the nine (9) month period immediately following the Termination Date, and (F) a sum equal to nine (9) months of Additional Rent due for the eighty-six (86) parking spaces attributable to the Second Floor Expansion Space at the rate of Fifty-Five and No/100 Dollars ($55.00) per parking space per month. Provided that Tenant terminates the Lease, as amended, with respect to the Second Floor Expansion Space pursuant to the terms of this Section 7.1, the Lease, as amended, as it applies to the Second Floor Expansion Space shall automatically terminate and be of no further force or effect and Landlord and Tenant shall be relieved of their respective obligations under the Lease, as amended, with respect to the Second Floor Expansion Space as of the Termination Date, except those obligations set forth in the Lease, as amended, which specifically survive the expiration or earlier termination of the Lease, as amended, including, without limitation, the payment by Tenant of all amounts owed by Tenant under the Lease, as amended, up to and including the Termination Date.

7.2 December 31, 2007 Termination. In the event that Tenant fails to exercise its termination right set forth in Section 7.1 above, Tenant shall have the additional right to terminate the Lease, as amended, with respect to the Second Floor Expansion Space, effective as of December 31, 2007, subject to the same terms and conditions set forth in Section 7.1 above, provided that Landlord must receive the Termination Notice no later than June 30, 2007.

8. Option Rights. Notwithstanding any contrary provision of the Lease, Tenant’s options to extend set forth in Section 2.2 of the First Amendment shall continue to apply, but shall grant Tenant the right to extend the Restructured Term, not the New Extended Term.

9. Improvements and Allowances. Notwithstanding any contrary provision of the Lease, as amended, Tenant shall be entitled to the following one-time improvement allowances (collectively, the “Allowances”); (1) Three Hundred Seventy-Five Thousand and No/100 Dollars ($375,000.00) (“Refurbishment Allowance”) for the costs relating to Tenant’s “Alterations,” as that term is defined in Section 12.2 of the Office Lease, to be permanently affixed to the Existing Premises during the Restructured Term; (2) Six Hundred Seventy-Eight Thousand and No/100 Dollars ($678,000.00) (i.e., $25.00 per rentable square foot of the Third Floor Expansion Space) (“Third Floor Expansion Space Allowance”) for the costs relating to Tenant’s Alterations to be permanently affixed to the Third Floor Expansion Space during the Restructured Term; and (3) One Million Forty-Six Thousand Eighty and No/100 Dollars ($1,046,080.00) (i.e., approximately $42.01 per rentable square foot of the Second Floor Expansion Space) (“Second Floor Expansion Space Allowance”) for the costs relating to Tenant’s Alterations to be permanently affixed to the Second Floor Expansion Space during the Second Floor Expansion Space Term. Any construction and installation of Alterations shall be made in accordance with the terms of Sections 12.2 and 12.3 of the Office Lease. With respect to Tenant’s use of the Allowances, Landlord shall disburse such Allowances in accordance with Landlord’s standard disbursement procedure, which procedure includes, without limitation, the requirements that (a) Tenant deliver to Landlord (i) invoices marked as having been paid for work performed and materials delivered in connection with the Alterations, and (ii) properly executed unconditional mechanic’s lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4), (b) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Project, the

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structure or exterior appearance of the Project, or any other tenant’s use of such other tenant’s leased premises in the Project, and (c) Tenant’s architect, if applicable, delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Alterations has been substantially completed: provided that, at Tenant’s sole option, Tenant may elect to complete the Alterations in the applicable portion of the Premises and be reimbursed by Landlord in one lump sum for the cost of such Alterations in the applicable portion of the Premises following Tenant’s compliance with the requirements set forth in (a)-(c), above. Alternately, Tenant may, subject to the remaining terms of this Section 9, (i) on or before the first (1st) anniversary of the date of this Third Amendment, elect that Landlord provide Tenant, within thirty (30) days following request therefor, with a check equal to the aggregate of the Refurbishment Allowance, the Third Floor Expansion Space Allowance and all of the Second Floor Expansion Space Allowance less the Mandatory Amount (defined below) or (ii) apply any unused portion of the Allowances as a credit against the Basic Rent or parking charges payable by Tenant during the remainder of the Restructured Term, or, with respect to the Refurbishment Allowance and the Third Floor Expansion Space Allowance, toward Alterations within the Second Floor Expansion Space. Notwithstanding the foregoing, Tenant shall be obligated to use at least Seven Hundred Forty-Seven Thousand Sixty and No/100 Dollars ($747,060.00) (i.e., $30.00 per rentable square foot of the Second Floor Expansion Space) (the “Mandatory Amount”) of the Second Floor Expansion Space Allowance for Alterations to the Second Floor Expansion Space and shall pay to Landlord a construction management fee equal to three percent (3%) of the total cost of the Alterations in the Second Floor Expansion Space (which fee may be deducted from the Second Floor Expansion Space Allowance). To the extent that any portion of the Mandatory Amount is unused by Tenant as of the first anniversary of the Second Floor Expansion Space Commencement Date, then the remaining balance of the Mandatory Amount shall revert to Landlord, and Tenant shall have no right to use such amount for any remaining improvements or alterations. In the event that Tenant elects to use all or any portion of the Allowances as a credit against Basic Rent or parking charges payable under the Lease, as amended, in accordance with the terms of this Section 9, then Tenant shall give Landlord written notice setting forth the period during which Tenant elects to apply such credit and whether such credit should be applied to Basic Rent, parking charges, and/or to Alterations within the Second Floor Expansion Space, as applicable, which notice shall be given to Landlord prior to the first anniversary of the Second Floor Expansion Space Commencement Date, and Landlord shall thereafter apply such designated portion of the Allowances as instructed by Tenant. Notwithstanding any contrary provision of the Lease, as amended, Tenant acknowledges that Landlord has fully satisfied its obligations with respect to the 1230 Improvement Allowance in accordance with the terms of Section 9 of the Second Amendment.

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10. Parking. Notwithstanding anything to the contrary contained in the Lease, (i) in connection with Tenant’s lease of the Third Floor Expansion Space, effective as of the Restructured Term Commencement Date. Tenant shall have the right to use an additional ninety-four (94) unreserved parking spaces in the Project parking areas, and (ii) in connection with Tenant’s lease of the Second Floor Expansion Space, effective as of the Second Floor Expansion Space Commencement Date, Tenant shall have the right to use an additional eighty-six (86) unreserved parking spaces in the Project parking areas. Further, effective as of the Restructured Term Commencement Date, the last sentence of Section 10 of the Second Amendment shall be deleted and the following shall be substituted in its place:

“During the Restructured Term, Tenant shall pay monthly installments of Additional Rent for Tenant’s entire parking rights under the terms of the Lease, as amended, as follows: (i) Thirty-Nine Thousand Eight Hundred Seventy-Five and No/100 Dollars ($39,875.00) per month during the period from the Restructured Term Commencement Date through and including the date immediately preceding the Second Floor Expansion Space Commencement Date; (ii) Forty-Four Thousand Six Hundred Five and No/100 Dollars ($44,650.00) per month during the period from the Second Floor Expansion Commencement Date through and including December 31,2007; and (iii) the prevailing rate charged by Landlord or Landlord’s parking operator for such parking spaces at the location of such spaces during the period from January 1, 2008 through and including the Restructured Term Expiration Date, provided that such parking charges (exclusive of taxes imposed by any governmental authority in connection with such parking rights, which taxes shall be Tenant’s responsibility to pay) shall in no event increase by more than three percent (3%) in any twelve (12) month period. During the Option Terms, if any, Tenant shall pay the prevailing rate charged by Landlord or Landlord’s parking operator for such parking spaces at the location of such spaces, plus any taxes imposed by any governmental authority in connection with such parking rights.”

11. Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent other than Colliers Seeley International, Inc. (the “Broker”) in connection with the negotiation of this Third Amendment, and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Third Amendment. Landlord shall pay the Broker any commission due such Broker in connection with this Third Amendment pursuant to a separate written agreement between Landlord and Broker. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Broker. The terms of this Section 11 shall survive the expiration or earlier termination of the Lease, as amended.

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12. Notice. Effective as of the date hereof, Sections 1.20 and 1.21 of the Office Lease are deleted in their entirety and replaced with the following language:

“1.20 Landlord’s Notice Address:

HSOV Manhattan Towers LP

c/o Hines Interest Limited Partnership

1230 Rosecrans Avenue, Suite 102

Manhattan Beach, California 90266

Attention: Property Manager

and

HSOV Manhattan Towers LP

c/o Mines Interest Limited Partnership

2800 Post Oak Boulevard

50th Floor

Houston, Texas 77056-6118

Attention: Mr. C. Hastings Johnson

and

Allen Matkins Leek Gamble & Mallory LLP

1901 Avenue of the Stars, Suite 1800

Los Angeles, California 90067

Attention: John M. Tipton, Esq.

1.21 Tenant’s Notice Address:

Northrop Grumman Space and Mission Systems Corp.

One Space Park

Redondo Beach, California 90278

Attention: Real Estate Operations

and

c/o Northrop Grumman Corporation

1840 Century Park East

Los Angeles, California 90067-2199

Attention: Legal Notices REAL ESTATE DEPT.”

13. Conflict; No Further Modification. In the event of any conflict between the Lease and this Third Amendment, the terms of this Third Amendment shall prevail. Except as specifically set forth in this Third Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

[SIGNATURES ARE ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, this Third Amendment has been executed as of the day and year first above-written.

“Landlord”:

HSOV MANHATTAN TOWERS LP, a Delaware limited partnership

By:	HSOV Manhattan Towers GP LLC, a Delaware limited liability company its general partner

	By:	Hines Suburban Office Venture, L.L.C., a Delaware limited liability company its sole member

		By:	Hines Suburban Limited Partnership, a Delaware limited partnership its Manager

			By:	Hines Fund Management, L.L.C., a Delaware limited liability company its General Partner

				By:	Hines Interests Limited Partnership, a Delaware limited partnership its sole member

					By:	Hines Holdings, Inc., a Delaware corporation its General Partner

						By:	/s/ Thomas D. Owens

Thomas D. Owens
Senior Vice President

“Tenant”:

NORTHROP GRUMMAN SPACE AND MISSION SYSTEMS CORP.,
an Ohio corporation

By:	/s/ Gary W. Mckenzie

Name:	Gary W. Mckenzie
Its:	Vice President

By:	/s/ Kathleen M. Salmon

Name:	Kathleen M. Salmon
Its:	Secretary

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AMENDED AND RESTATED

THIRD AMENDMENT TO COMMERCIAL OFFICE LEASE

This AMENDED AND RESTATED THIRD AMENDMENT TO COMMERCIAL OFFICE LEASE (this “Amended and Restated Third Amendment”) is made and entered into as of the 15th day of December 2003, by and between HSOV MANHATTAN TOWERS LP, a Delaware limited partnership (“Landlord”), and NORTHROP GRUMMAN SPACE AND MISSION SYSTEMS CORP., an Ohio corporation (“Tenant”).

R E C I T A L S:

A. Landlord (as successor-in-interest to USAA Income Properties III Limited Partnership, a Delaware limited partnership, and Manhattan Beach Towers, LLC, a Delaware limited liability company) and Tenant (as successor-in-interest to TRW Inc., an Ohio corporation) entered into that certain Commercial Office Lease dated April 13,1997 (the “Office Lease”), as amended by that certain First Amendment to Commercial Office Lease dated as of August 24, 2001 (the “First Amendment”), and that certain Second Amendment to Commercial Office Lease dated as of September 26, 2002 (the “Second Amendment”), whereby Landlord leased to Tenant and Tenant leased from Landlord approximately 182,238 rentable square feet of space (the “Existing Premises”) consisting of the entire office building (containing approximately 155,118 rentable square feet of space) located at 1240 Rosecrans Avenue, Manhattan Beach, California (the “1240 Building”) and the entire fifth (5th) floor (containing approximately 27,120 rentable square feet of space) of that certain office building located at 1230 Rosecrans Avenue, Manhattan Beach, California (the “1230 Building”). (The Office Lease, First Amendment and Second Amendment are collectively referred to hereinafter as the “Lease”.)

B. Landlord and Tenant desire to expand the Existing Premises and extend the term of the Lease, and to make certain other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

C. This Amended and Restated Third Amendment hereby amends and restates, in its entirety, that certain Third Amendment to Commercial Office Lease dated November 21, 2003 by and between Landlord and Tenant (the “Original Third Amendment”) and following the full execution and delivery of this Amended and Restated Third Amendment, the Original Third Amendment shall be of no further force or effect.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms. All initially capitalized terms not otherwise defined herein shall have the same respective meanings as are given such terms in the Office Lease.

HSOV MANHATTAN TOWERS LP [Northrop Grumman Space and Mission Systems Corp.]

2. Restructured Term. Landlord and Tenant acknowledge that the New Extended Term (as defined in Section 3.1 of the Second Amendment) is scheduled to expire on December 31, 2007. Notwithstanding anything to the contrary in the Lease, the New Extended Term is hereby extended for a period of three (3) years and accordingly, shall expire on December 31, 2010 (the “Restructured Term Expiration Date”), unless sooner terminated as provided in the Lease, as amended. The period of time commencing on January 1, 2004 (the “Restructured Term Commencement Date”) and terminating on the Restructured Term Expiration Date shall be referred to herein as the “Restructured Term.”

3. Expansion of Existing Promises.

3.1 Third Floor Expansion Space. Effective as of the Restructured Term Commencement Date. Tenant shall lease from Landlord and Landlord shall lease to Tenant approximately 27,120 rentable square feet of space, as outlined on Exhibit A attached hereto (“Third Floor Expansion Space”), consisting of the entire third (3rd) floor of the 1230 Building. Consequently, effective upon the Restructured Term Commencement Date, the “Premises” shall be increased to include the Third Floor Expansion Space. Landlord and Tenant hereby acknowledge that such addition of the Third Floor Expansion Space to the Premises shall, effective as of the Restructured Term Commencement Date, increase the size of the Premises to approximately 209,358 rentable square feet of space.

3.2 Second Floor Expansion Space. Effective as of the date (the “Second Floor Expansion Space Commencement Date”) that is the earlier of (i) the date Tenant first commences to conduct business in that certain space located on the second (2nd) floor of the 1230 Building consisting of approximately 24,902 rentable square feet of space, as outlined on Exhibit B attached hereto (the “Second Floor Expansion Space”), and (ii) the date that is ninety (90) days following the Second Floor Expansion Space Delivery Date (defined below) Tenant shall lease from Landlord and Landlord shall lease to Tenant the Second Floor Expansion Space. The “Expansion Space Delivery Date” shall mean the date that Landlord delivers the Second Floor Expansion Space and the Second Floor Base Building (as defined below) to Tenant, which date is anticipated to be March 1, 2004. Notwithstanding the foregoing, prior to January 1, 2004, Tenant may elect, by written notice to Landlord, to take possession of the Second Floor Expansion Space in its “as-is” condition without requiring the Second Floor Base Building to be complete, in which event the “Expansion Space Delivery Date” shall be the date that Landlord delivers possession of the Second Floor Expansion Space to Tenant free of all tenancies and parties in possession. Tenant acknowledges that the Second Floor Expansion Space is currently occupied by existing tenants. Provided that Landlord, at its sole cost, takes all actions reasonably necessary to secure possession of the Second Floor Expansion Space from the existing tenants thereof between the date hereof and March 1, 2004, then Landlord shall have no liability to Tenant for any damages (nor shall it be deemed a default by Landlord under the terms of the Lease, as amended) resulting from the existing tenants’ failure to vacate and surrender the Second Floor Expansion Space during such time period. If such existing tenants do not vacate the Second Floor Expansion Space or any portion thereof by March 1, 2004, then Landlord shall continue to take all such reasonably required actions to secure possession of such space as soon as reasonably possible after March 1, 2004. Consequently, effective upon the Second Floor Expansion Space Commencement Date, the “Premises” shall be increased to include the Second Floor Expansion Space. Landlord and Tenant hereby acknowledge that such addition of the Second floor Expansion Space to the Premises shall, effective as of the Second Floor Expansion

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Space Commencement Date, increase the size of the Premises to approximately 234,260 rentable square feet of space. The period of time commencing on the Second floor Expansion Space Commencement Date and terminating on the Restructured Term Expiration Date shall be referred to herein as the “Second Floor Expansion Space Term”.

3.3 Second Floor Base Building. The “Second Floor Base Building” shall consist of the following base building components on the second (2nd) floor of the 1230 Building: (i) smooth concrete floor; (ii) unfinished ceilings; (iii) drywall (fire-taped) around surfaces of core walls, around surfaces of columns and underneath window sills; (iv) primary heating, ventilating and air conditioning service, including the main distribution loop; (v) primary electrical system which will service the second (2nd) floor of the 1230 Building; (vi) life-safety systems as required by applicable building codes on an unoccupied basis; and (vii) the main telephone terminal panel located in the telephone/electrical room designated by Landlord and available for secondary branching by Tenant of lines to the Second Floor Expansion Space (provided that all subpanels and related equipment must be located within the Second Floor Expansion Space).

4. Basic Rent. Notwithstanding anything to the contrary contained herein, prior to the Restructured Term Commencement Date, Tenant shall continue to pay Basic Rent in accordance with the terms of the Lease.

4.1 Basic Rent for Existing Premises. Notwithstanding anything to the contrary contained in the lease, commencing on the Restructured Term Commencement Date and continuing throughout the remainder of the Restructured Term, in lieu of the Basic Rent payments set forth in the Lease with respect to the Existing Premises, Tenant shall pay monthly installments of Basic Rent for the Existing Premises for each “Period of Restructured Term” set forth in the schedule below equal to the greater of (i) the then applicable “Scheduled Monthly Basic Rent,” as that term is defined below and (ii) the then applicable “Monthly Basic Rent with CPI Increase,” as that term is defined below. The term “Scheduled Monthly Basic Rent” shall mean the Monthly Basic Rent for the Existing Premises for the applicable Period of Restructured Term as set forth in the following schedule in the column labeled “Monthly Basic Rent for the Existing Premises.”

Period of Restructured Term	Annual Basic Rent for the Existing Premises	Monthly Basic Rent for the Existing Premises	Monthly Rental Rate per Rentable Square Foot of the Existing Premises

Restructured Term Commencement Date– December 31, 2004	$3,717,655.20	$309,804.60	$1.70

January 1, 2005 – December 31, 2005	$4,155,026.40	$346,252.20	$1.90

January 1, 2006 – December 31, 2006	$4,592,397.60	$382,699.80	$2.10

January 1, 2007 – December 31, 2007	$5,029,768.80	$419,147.40	$2.30

January 1, 2008 – December 31, 2009	$5,139,111.60	$428,259.30	$2.35

January 1, 2010 – Restructured Term Expiration Date	$5,248,454.40	$437,371.20	$2.40

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The term “Monthly Basic Rent With CPI Increase” shall mean the Monthly Basic Rent computed as follows:

Effective on January 1, 2005, January 1, 2006, January 1, 2007, January 1, 2008 and January 1, 2010, the then applicable Monthly Basic Rent shall be recalculated by increasing the Monthly Basic Rent in effect for the immediately preceding month by 50% of the percentage increase, if any, in the “CPI,” as that term is defined below, for October 2004 (with respect to the Monthly Basic Rent payable for January 2005), October 2005 (with respect to the Monthly Basic Rent payable for January 2006), October 2006 (with respect to the Monthly Basic Rent payable for January 2007), October 2007 (with respect to the Monthly Basic Rent payable for January 2008) and October 2009 (with respect to the Monthly Basic Rent payable for January 2010), as compared to the CPI for October of the immediately preceding calendar year. The “CPI” means the Consumer Price Index for all Urban Consumers of the Los Angeles-Anaheim-Riverside area, (base year 1982-1984=100), published by the United States Department of Labor, Bureau of Labor Statistics. If the base of the CPI changes from the 1982-84 base (100), the CPI shall, thereafter, be adjusted to the 1982-84 base =100 before the computation indicated above is made. If the CPI cannot be converted to the 1982-84 base or if the CPI is otherwise revised, the adjustment under this clause shall be made with the use of such conversion factor, formula or table for converting the CPI as may be published by the Bureau of Labor Statistics. If the CPI is at any time no longer published, a comparable index generally accepted and employed by the real estate profession, as determined by Landlord in Landlord’s sole discretion, shall be used. If the Monthly Basic Rent With CPI Increase is greater than the Scheduled Monthly Basic Rent with respect to the applicable Period of Restructured Term, then the Monthly Basic Rent With CPI Increase shall be the Monthly Basic Rent payable for the applicable Period of Restructured Term. If the Monthly Basic Rent With CPI Increase is less than the Scheduled Monthly Basic Rent with respect to the applicable Period of Restructured Term, then the Scheduled Monthly Basic Rent shall be the Monthly Basic Rent payable for the applicable Restructured Term.

4.2 Basic Rent for Third Floor Expansion Space. Commencing on the Restructured Term Commencement Date and continuing throughout the remainder of the Restructured Term, Tenant shall pay monthly installments of Basic Rent for the Third Floor Expansion Space for each “Period of Restructured Term” set forth in the schedule below equal to the greater of (i) the then applicable “Scheduled Monthly Basic Rent,” as that term is defined below and

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(ii) the then applicable “Monthly Basic Rent With CPI Increase,” as that term is defined below. The term “Scheduled Monthly Basic Rent” shall mean the Monthly Basic Rent for the Third Floor Expansion Space for the applicable Period of Restructured Term as set forth in the following schedule in the column labeled “Monthly Basic Rent for the Third Floor Expansion Space.”

Period of Restructured Term	Annual Basic Rent for the Third Floor Expansion Space	Monthly Basic Rent for the Third Floor Expansion Space	Monthly Rental Rate per Rentable Square Foot of the Third Floor Expansion Space
Restructured Term Commencement Date – December 31, 2004	$520,704.00	$43,392.00	$1.60
January 1, 2005 – December 31, 2005	$553,248.00	$46,104.00	$1.70
January 1, 2006 – December 31, 2006	$585,792.00	$48,816.00	$1.80
January 1, 2007 – December 31, 2007	$618,336.00	$51,528.00	$1.90
January 1, 2008 – December 31, 2008	$634,608.00	$52,884.00	$1.95
January 1, 2009 – December 31, 2009	$650,880.00	$54,240.00	$2.00
January 1, 2010 – Restructured Term Expiration Date	$667,152.00	$55,596.00	$2.05

The term “Monthly Basic Rent With CPI Increase” shall mean the Monthly Basic Rent computed as follows:

Effective on January 1, 2005, January 1, 2006, January 1, 2007, January 1, 2008, January 1, 2009 and January 1, 2010, the then applicable Monthly Basic Rent shall be recalculated by increasing the Monthly Basic Rent in effect for the immediately preceding month by 50% of the percentage increase, if any, in the CPI for October 2004 (with respect to the Monthly Basic Rent payable for January 2005), October 2005 (with respect to the Monthly Basic Rent payable for January 2006), October 2006 (with respect to the Monthly Basic Rent payable for January 2007), October 2007 (with respect to the Monthly Basic Rent payable for January 2008), October 2008 (with respect to the Monthly Basic Rent payable for January 2009) and October 2009 (with respect to the Monthly Basic Rent payable for January 2010), as compared to the CPI for October of the immediately preceding calendar year. If the Monthly Basic Rent With CPI Increase is greater than the Scheduled Monthly Basic Rent with respect to the applicable Period of Restructured Term, then the Monthly Basic Rent With CPI Increase shall be the Monthly Basic Rent payable for the

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applicable Period of Restructured Term. If the Monthly Basic Rent With CPI Increase is less than the Scheduled Monthly Basic Rent with respect to the applicable Period of Restructured Term, then the Scheduled Monthly Basic Rent shall be the Monthly Basic Rent payable for the applicable Restructured Term.

4.3 Basic Rent for Second Floor Expansion Space. Commencing on the Second Floor Expansion Space Commencement Date and continuing throughout the remainder of the Restructured Term, Tenant shall pay monthly installments of Basic Rent for the Second Floor Expansion Space for each “Period of Restructured Term” set forth in the schedule below equal to the greater of (i) the then applicable “Scheduled Monthly Basic Rent,” as that term is defined below and (ii) the then applicable “Monthly Basic Rent With CPI Increase,” as that term is defined below. The term “Scheduled Monthly Basic Rent” shall mean the Monthly Basic Rent for the Second Floor Expansion Space for the applicable Period of Restructured Term as set forth in the following schedule in the column labeled “Monthly Basic Rent for the Second Floor Expansion Space.”

Period of Second Floor Expansion Space Term	Annual Basic Rent for the Second Floor Expansion Space	Monthly Basic Rent for the Second Floor Expansion Space	Monthly Rental Rate per Rentable Square Foot of the Second Floor Expansion Space
Second Floor Expansion Space Commencement Date – December 31, 2004	$478,118.40	$39,843.20	$1.60
January 1, 2005 – December 31, 2005	$508,000.80	$42,333.40	$1.70
January 1, 2006 – December 31, 2006	$537,883.20	$44,823.60	$1.80
January 1, 2007 – December 31, 2007	$567,765.60	$47,313.80	$1.90
January 1, 2008 – December 31, 2008	$582,706.80	$48,558.90	$1.95
January 1, 2009 – December 31, 2009	$597,648.00	$49,804.00	$2.00
January 1, 2010 – Restructured Term Expiration Date	$612,589.20	$51,049.10	$2.05

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The term “Monthly Basic Rent With CPI Increase” shall mean the Monthly Basic Rent computed as follows:

Effective on January 1, 2005 January 1, 2006, January 1, 2007, January 1, 2008, January 1, 2009 and January 1, 2010 the then applicable Monthly Basic Rent shall be recalculated by increasing the Monthly Basic Rent in effect for the immediately preceding month by 50% of the percentage increase, if any, in the CPI for October 2004 (with respect to the Monthly Basic Rent payable for January 2005), October 2005 (with respect to the Monthly Basic Rent payable for January 2006), October 2006 (with respect to the Monthly Basic Rent payable for January 2007), October 2007 (with respect to the Monthly Basic Rent payable for January 2008), October 2008 (with respect to the Monthly Basic Rent payable for January 2009) and October 2009 (with respect to the Monthly Basic Rent payable for January 2010), as compared to the CPI for October of the immediately preceding calendar year If the Monthly Basic Rent With CPI Increase is greater than the Scheduled Monthly Basic Rent with respect to the applicable Period of Restructured Term, then the Monthly Basic Rent With CPI Increase shall be the Monthly Basic Rent payable for the applicable Period of Restructured Term. If the Monthly Basic Rent With CPI Increase is less than the Scheduled Monthly Basic Rent with respect to the applicable Period of Restructured Term, then the Scheduled Monthly Basic Rent shall be the Monthly Basic Rent payable for the applicable Restructured Term.

5. Operating Expense Rental and Impositions Rental. Notwithstanding anything to the contrary contained herein, prior to the Restructured Term Commencement Date, Tenant shall continue to pay for Operating Expenses and Impositions in accordance with the terms of the Lease.

5.1 1240 Building. Notwithstanding anything to the contrary contained in the Lease, during the Restructured Term, with respect to Operating Expenses and Impositions payable in connection with Tenant’s lease of the 1240 Building, Tenant shall continue to pay for Tenant’s Proportionate Share of Building and Project Operating Expenses and Impositions in accordance with the terms of the Lease (including, without limitation, Articles VI and VII of the Office Lease). Landlord and Tenant acknowledge that in calculating the Operating Expenses and Impositions payable by Tenant in connection with Tenant’s lease of the 1240 Building, Tenant’s Proportionate Share of the Building is 100% and Tenant’s Proportionate Share of the Project is 50.09% (determined by dividing the rentable square footage of the 1240 Building by the rentable square footage of the Project (being 309,705 rentable square feet) and multiplying the resulting quotient by one hundred and rounding to the second decimal place). As of the date hereof, with respect to the 1240 Building, Tenant’s Proportionate Share of annual Operating Expenses is estimated to be Five and 04/100 Dollars ($5.04) per rentable square foot of the 1240 Building, and Tenant’s Proportionate Share of annual Impositions is estimated to be Two and 03/100 Dollars ($2.03) per rentable square foot of the 1240 Building.

5.2 Fifth Floor of 1230 Building. Notwithstanding anything to the contrary contained in the Lease, during the Restructured Term, with respect to Operating Expenses and Impositions payable in connection with Tenant’s lease of the fifth (5th) floor of the 1230 Building, Tenant shall continue to pay for Tenant’s Proportionate Share of Building and Project Operating Expenses and Impositions in accordance with the terms of the Lease (including, without limitation, Section 5 of the Second Amendment). Landlord and Tenant acknowledge that in calculating the Operating Expenses and Impositions payable by Tenant in connection with Tenant’s lease of the

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fifth (5th) floor of the 1230 Building, Tenant’s Proportionate Share of the Building is 17.54% (determined by dividing the rentable square footage of the fifth (5th) floor of the 1230 Building by the rentable square footage of the 1230 Building (being 154,587 rentable square feet) and multiplying the resulting quotient by one hundred and rounding to the second decimal place) and tenant’s Proportionate Share of the Project is 8.76% (determined by dividing the rentable square footage of the fifth (5th) floor of the 1230 Building by the rentable square footage of the Project and multiplying the resulting quotient by one hundred and rounding to the second decimal place). As of the date hereof, with respect to the fifth (5th) floor of the 1230 Building, Tenant’s Proportionate Share of annual Operating Expenses is estimated to be Ten and 19/100 Dollars ($10.19) per rentable square foot of the fifth (5th) floor of the 1230 Building, and Tenant’s Proportionate Share of annual Impositions is estimated to be Two and 03/100 Dollars ($2.03) per rentable square foot of the fifth (5th) floor of the 1230 Building.

5.3 Third Floor Expansion Space. During the Restructured Term, with respect to the Third Floor Expansion Space, Tenant shall be obligated to pay for Operating Expenses and impositions on the same terms and conditions applicable to the fifth (5th) floor of the 1230 Building, provided that Tenant’s Proportionate Share of Building shall be 17.54% (determined by dividing the rentable square footage of the Third Floor Expansion Space by the rentable square footage of the 1230 Building and multiplying the resulting quotient by one hundred and rounding to the second decimal place) and Tenant’s Proportionate Share of the Project shall be 8.76% (determined by dividing the rentable square footage of the Third Floor Expansion Space by the rentable square footage of the Project and multiplying the resulting quotient by one hundred and rounding to the second decimal place). As of the date hereof, with respect to the Third Floor Expansion Space, Tenant’s Proportionate Share of annual Operating Expenses is estimated to be Ten and 19/100 Dollars ($10.19) per rentable square foot of the Third Floor Expansion Space, and Tenant’s Proportionate Share of annual Impositions is estimated to be Two and 03/100 Dollars ($2.03) per rentable square foot of the Third Floor Expansion Space.

5.4 Second Floor Expansion Space. During the Second Floor Expansion Space Term, with respect to the Second Floor Expansion Space, Tenant shall be obligated to pay for Operating Expenses and Impositions on the same terms and conditions applicable to the fifth (5th) floor of the 1230 Building, provided that Tenant’s Proportionate Share of Building shall be 16.11% (determined by dividing the rentable square footage of the Second Floor Expansion Space by the rentable square footage of the 1230 Building and multiplying the resulting quotient by one hundred and rounding to the second decimal place) and Tenant’s Proportionate Share of the Project shall be 8.04% (determined by dividing the rentable square footage of the Second Floor Expansion Space by the rentable square footage of the Project and multiplying the resulting quotient by one hundred and rounding to the second decimal place). As of the date hereof, with respect to the Second Floor Expansion Space, Tenant’s Proportionate Share of annual Operating Expenses is estimated to be Ten and 19/100 Dollars ($10.19) per rentable square foot of the Second Floor Expansion Space, and Tenant’s Proportionate Share of annual Impositions is estimated to be Two and 03/100 Dollars ($2.03) per rentable square foot of the Second Floor Expansion Space.

6. Proposition 13 Protection.

6.1 Existing Premises. With respect to the Existing Premises only, Tenant shall continue to be benefitted, to the extent applicable, by the Proposition 13 protection set forth in

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Section 4 of the First Amendment. Accordingly, during the period from the date hereof through and including December 31, 2007 only, in addition to any Proposition 15 protection granted to Tenant pursuant to the terms of Section 4 of the First Amendment, with respect to the Existing Premises only, Tenant shall also not be obligated to pay any portion of a Tax Increase arising as a result of a Reassessment occurring from the date hereof through December 31, 2007. During the period from January 1, 2008 through the remainder of the Restructured Term (excluding any Option Terms), the Proposition 13 protection set forth in Section 4 of the First Amendment shall be applicable to the Existing Premises, provided that a “Tax Increase” with respect to the Existing Premises shall instead mean only that portion of the Impositions, as calculated immediately following a Reassessment, which is attributable solely to a Reassessment (as calculated pursuant to the terms of Section 4 of the First Amendment), and which is in excess of the Impositions attributable to the Project for the 2003 calendar year (Landlord acknowledging that the Impositions attributable to the Project for the 2003 calendar year shall include any Tax Increase resulting from the Reassessment occurring in connection with the acquisition of the Project by the Landlord entity executing this Amended and Restated Third Amendment (the “Named Landlord”) as well as any Tax Increase in connection with a Reassessment of the Project as a result of the sale or transfer of the Project by the Named Landlord during the 2003 calendar year).

By way of illustration only, with respect to the Existing Premises only, during the period prior to December 31, 2007, if the Project was subject to a Tax Increase following a Reassessment in connection with the Named Landlord’s acquisition of the Project from $500,000 to $600,000 and prior to December 31, 2007, the Named Landlord sold or transferred the Project resulting in a Reassessment of the Project and a Tax Increase in connection therewith from $630,000 to $680,000 (the increase in Impositions from $600,000 to $630,000 representing the statutory increase in Impositions), then in connection with the Existing Premises during the period prior to December 31, 2007, Tenant would not be required to pay Tenant’s Proportionate Share of the Impositions in connection with the Tax Increases from $500,000 to $600,000 and from $630,000 to $680,000. Tenant would be required to pay Tenant’s Proportionate Share of Impositions in connection with the remainder of the Impositions (i.e., Tenant’s Proportionate Share of Impositions from $0 to $500,000, from $600,000 to $630,000 and any statutory increases in the $680,000 of Impositions). Nothing set forth in this illustration is intended to modify Tenant’s obligation to pay Tenant’s Proportionate Share of the increase in Impositions resulting from the statutory increase in Impositions relating to the Project.

During the period from January 1, 2008 through the remainder of the Restructured Term (excluding any Option Terms) in connection with the Existing Premises only, if the Impositions attributable to the Project for the 2003 calendar year were $600,000 and the Named Landlord sold or transferred the Project on or after January 1,2008, resulting in a Reassessment of the Project and a Tax Increase in connection therewith from $675,000 to $700,000 (the increase in Impositions from $600,000 to $675,000 representing the statutory increase in Impositions), then Tenant would not be obligated to pay Tenant’s Proportionate Share of the Impositions resulting from the Tax Increase from $675,000 to $700,000 but Tenant would be obligated to pay Tenant’s Proportionate Share of Impositions in connection with the remainder of the Impositions (i.e., Tenant’s Proportionate Share of Impositions from $0 to $675,000 plus any statutory increase in the $700,000 Impositions). Nothing set forth in this illustration is intended to modify Tenant’s obligation to pay Tenant’s Proportionate Share of the increase in Impositions resulting from the statutory increase in Impositions relating to the Project.

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6.2 Third Floor Expansion Space and Second Floor Expansion Space. During the Restructured Term (excluding any Option Terms), the Proposition 13 protection set forth in Section 4 of the First Amendment shall be applicable to the Third Floor Expansion Space and the Second Floor Expansion Space (collectively, the “Expansion Spaces”), provided that a “Tax Increase” with respect to the Expansion Spaces shall instead mean only that portion of the Impositions, as calculated immediately following a Reassessment, which is attributable solely to a Reassessment (as calculated pursuant to the terms of Section 4 of the First Amendment), and which is in excess of the impositions attributable to the Project for the 2003 calendar year (Landlord acknowledging that the Impositions attributable to the Project for the 2003 calendar year shall include any Tax Increase resulting from the Reassessment occurring in connection with the acquisition of the Project by the Landlord entity executing this Amended and Restated Third Amendment (the “Named Landlord”) as well as any Tax Increase in connection with a Reassessment of the Project as a result of the sale or transfer of the Project by the Named Landlord during the 2003 calendar year).

7. Early Termination Right.

7.1 December 31, 2006 Termination. Provided that Tenant is not in default under the Lease, as amended, as of the date of Tenant’s delivery of the Termination Notice (defined below) or as of the Termination Date (defined below), the Tenant named in this Amended and Restated Third Amendment shall have the right to terminate the Lease, as amended, with respect to the Second Floor Expansion Space (or, at Tenant’s request, with respect to such other full floor space then leased by Tenant in the 1230 Building, subject to Landlord’s approval in its sole discretion), effective as of December 31, 2006 (the “Termination Date”), provided that (i) Landlord receives written notice (the “Termination Notice”) from Tenant on or before June 30, 2006 stating that Tenant is exercising its termination right set forth in this Section 7.1 in accordance with the terms and conditions of this Section 7.1, and (ii) concurrent with Landlord’s receipt of the Termination Notice, Landlord receives from Tenant the Termination Fee (defined below). For purposes of this Section 7.1, “Termination Fee” shall mean the sum of (A) the unamortized amount as of the Termination Date of the Second Floor Expansion Space Allowance (set forth in Section 9 below, provided that solely for purposes of calculating the Termination Fee, the Second Floor Expansion Space Allowance shall be deemed to be $35.00 per rentable square foot of the Second Floor Expansion Space) (such unamortized amount to be calculated in the same manner as an outstanding principal balance under a loan over the Second Floor Expansion Space Term using an interest rate of 8% per annum), (B) the unamortized amount of the leasing commissions payable to Colliers Seeley International, Inc. and Hines that are attributable to the Second Floor Expansion Space (such amortization determined on a straight line basis), (C) a sum equal to nine (9) months of Basic Rent for the Second Floor Expansion Space at the rental rate applicable as of the January following the Termination Date, (D) a sum equal to nine (9) months of estimated monthly payments of Tenant’s Proportionate Share of Operating Expenses with respect to the Second Floor Expansion Space payable during the calendar year following the calendar year in which the Termination Date occurs (provided that seventy percent (70%) of 1230 Building electricity expenses, seventy percent (70%) of 1230 Building janitorial expenses, and one hundred percent (100%) of the property management fees (the “variable expenses”) shall not be included in the Operating Expense pool for purposes of determining such sum), (E) a sum equal to Tenant’s Proportionate Share of the Impositions which will be payable by Tenant with respect to the Second Floor Expansion Space attributable to the nine (9) month period immediately following the Termination Date, and (F) a sum

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equal to nine (9) months of Additional Rent due for the eighty-six (86) parking spaces attributable to the Second Floor Expansion Space at the rate of Fifty-Five and No/100 Dollars ($55.00) per parking space per month. Provided that Tenant terminates the Lease, as amended, with respect to the Second Floor Expansion Space pursuant to the terms of this Section 7.1, the Lease, as amended, as it applies to the Second Floor Expansion Space shall automatically terminate and be of no further force or effect and Landlord and Tenant shall be relieved of their respective obligations under the Lease, as amended, with respect to the Second Floor Expansion Space as of the Termination Date, except those obligations set forth in the Lease, as amended, which specifically survive the expiration or earlier termination of the Lease, as amended, including, without limitation, the payment by Tenant of all amounts owed by Tenant under the Lease, as amended, up to and including the Termination Date.

7.2 December 31, 2007 Termination. In the event that Tenant fails to exercise its termination right set forth in Section 7.1 above, Tenant shall have the additional right to terminate the Lease, as amended, with respect to the Second Floor Expansion Space, effective as of December 31, 2007, subject to the same terms and conditions set forth in Section 7.1 above, provided that Landlord must receive the Termination Notice no later than June 30, 2007.

8. Option Rights. Notwithstanding any contrary provision of the Lease, Tenant’s options to extend set forth in Section 2.2 of the First Amendment shall continue to apply, but shall grant Tenant the right to extend the Restructured Term, not the New Extended Term.

9. Improvements and Allowances. Notwithstanding any contrary provision of the Lease, as amended, Tenant shall be entitled to the following one-time improvement allowances (collectively, the “Allowances”): (1) Three Hundred Seventy-Five Thousand and No/100 Dollars ($375,000.00) (“Refurbishment Allowance”) for the costs relating to Tenant’s “Alterations,” as that term is defined in Section 12.2 of the Office Lease, to be permanently affixed to the Existing Premises during the Restructured Term; (2) Six Hundred Seventy-Eight Thousand and No/100 Dollars ($678,000.00) (i.e., $25.00 per rentable square fool of the Third Floor Expansion Space) (“Third Floor Expansion Space Allowance”) for the costs relating to Tenant’s Alterations to be permanently affixed to the Third Floor Expansion Space during the Restructured Term; and (3) One Million Forty-Six Thousand Eighty and No/100 Dollars ($1,046,080.00) (i.e., approximately $42.01 per rentable square foot of the Second Floor Expansion Space) (“Second Floor Expansion Space Allowance”) for the costs relating to Tenant’s Alterations to be permanently affixed to the Second Floor Expansion Space during the Second Floor Expansion Space Term. Any construction and installation of Alterations shall be made in accordance with the terms of Sections 12.2 and 12.3 of the Office Lease. With respect to Tenant’s use of the Allowances, Landlord shall disburse such Allowances in accordance with Landlord’s standard disbursement procedure, which procedure includes, without limitation, the requirements that (a) Tenant deliver to Landlord (i) invoices marked as having been paid for work, performed and materials delivered in connection with the Alterations, and (ii) properly executed unconditional mechanic’s lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4), (b) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Project, the structure or exterior appearance of the Project, or any other tenant’s use of such other tenant’s leased premises in the Project, and (c) Tenant’s architect, if applicable, delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Alterations has been substantially completed; provided that, at Tenant’s sole option, Tenant may elect to complete the

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Alterations in the applicable portion of the Premises and be reimbursed by Landlord in one lump sum for the cost of such Alterations in the applicable portion of the Premises following Tenant’s, compliance with the requirements set forth in (a)-(c), above. Alternately, Tenant may subject to the remaining terms of this Section 9, (i) on or before the first (1st) anniversary of the date of this Amended and Restated Third Amendment, elect that Landlord provide Tenant, within thirty (30) days following request therefor, with a check equal to the aggregate of the Refurbishment Allowance, the Third Floor Expansion Space Allowance and all of the Second Floor Expansion Space Allowance less the Mandatory Amount (defined below) or (ii) apply any unused portion of the Allowances as a credit against the Basic Rent or parking charges payable by Tenant during the remainder of the Restructured Term, or, with respect to the Refurbishment Allowance and the Third Floor Expansion Space Allowance, toward Alterations within the Second Floor Expansion Space. Notwithstanding the foregoing, Tenant shall be obligated to use at least Seven Hundred Forty-Seven Thousand Sixty and No/100 Dollars ($747,060.00) (i.e., $30.00 per rentable square foot of the Second Floor Expansion Space) (the “Mandatory Amount”) of the Second Floor Expansion Space Allowance for Alterations to the Second Floor Expansion Space and shall pay to Landlord a construction management fee equal to three percent (3%) of the total cost of the Alterations in the Second Floor Expansion Space (which fee may be deducted from the Second Floor Expansion Space Allowance). To the extent that any portion of the Mandatory Amount is unused by Tenant as of the first anniversary of the Second Floor Expansion Space Commencement Date, then the remaining balance of the Mandatory Amount shall revert lo Landlord, and Tenant shall have no right to use such amount for any remaining improvements or alterations. In the event that Tenant elects to use all or any portion of the Allowances as a credit against Basic Rent or parking charges payable under the Lease, as amended, in accordance with the terms of this Section 9, then Tenant shall give Landlord written notice setting forth the period during which Tenant elects to apply such credit and whether such credit should be applied to Basic Rent, parking charges, and/or to Alterations within the Second Floor Expansion Space, as applicable, which notice shall be given to Landlord prior to the first anniversary of the Second Floor Expansion Space Commencement Date, and Landlord shall thereafter apply such designated portion of the Allowances as instructed by Tenant. Notwithstanding any contrary provision of the Lease, as amended, Tenant acknowledges that Landlord has fully satisfied its obligations with respect to the 1230 Improvement Allowance in accordance with the terms of Section 9 of the Second Amendment.

10. Parking. Notwithstanding anything to the contrary contained in the Lease, (i) in connection with Tenant’s lease of the Third Floor Expansion Space, effective as of the Restructured Term Commencement Date, Tenant shall have the right to use an additional ninety-four (94) unreserved parking spaces in the Project parking areas, and (ii) in connection with Tenant’s lease of the Second Floor Expansion Space, effective as of the Second Floor Expansion Space Commencement Date, Tenant shall have the right to use an additional eighty-six (86) unreserved parking spaces in the Project parking areas. Further, effective as of the Restructured Term Commencement Date, the last sentence of Section 10 of the Second Amendment shall be deleted and the following shall be substituted in its place:

“During the Restructured Term, Tenant shall pay monthly installments of Additional Rent for Tenant’s entire parking rights under the terms of the lease, as amended, as follows: (i) Thirty-Nine Thousand Eight Hundred Seventy-Five and No/100 Dollars ($39,875.00) per month during the period from the Restructured

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Term Commencement Date through and including the date immediately preceding the Second Floor Expansion Space Commencement Date; (ii) Forty-Four Thousand Six Hundred Five and No/100 Dollars ($44,650.00) per month during the period from the Second Floor Expansion Commencement Date through and including December 31, 2007; and (iii) the prevailing rate charged by Landlord or Landlord’s parking operator for such parking spaces at the location of such spaces during the period from January 1, 2008 through and including the Restructured Term Expiration Date, provided that such parking charges (exclusive of taxes imposed by any governmental authority in connection with such parking rights, which taxes shall be Tenant’s responsibility to pay) shall in no event increase by more than three percent (3%) in any twelve (12) month period. During the Option Terms, if any, Tenant shall pay the prevailing rate charged by Landlord or Landlord’s parking operator for such parking spaces at the location of such spaces, plus any taxes imposed by any governmental authority in connection with such parking rights.”

11. Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent other than Colliers Seeley International, Inc. (the “Broker”) in connection with the negotiation of this Amended and Restated Third Amendment, and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Amended and Restated Third Amendment. Landlord shall pay the Broker any commission due such Broker in connection with this Amended and Restated Third Amendment pursuant to a separate written agreement between Landlord and Broker. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Broker. The terms of this Section 11 shall survive the expiration or earlier termination of the Lease, as amended.

12. Notice. Effective as of the date hereof, Sections 1.20 and 1.21 of the Office Lease are deleted in their entirety and replaced with the following language:

“1.20 Landlord’s Notice Address:

HSOV Manhattan Towers LP

c/o Hines Interest Limited Partnership

1230 Rosecrans Avenue, Suite 102

Manhattan Beach, California 90266

Attention: Property Manager

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and

HSOV Manhattan Towers LP

c/o Hines Interest Limited Partnership

2800 Post Oak Boulevard

50th Floor

Houston, Texas 77056-6118

Attention: Mr. C. Hastings Johnson

and

Allen Matkins Leck Gamble & Mallory LLP

1901 Avenue of the Stars, Suite 1800

Los Angeles, California 90067

Attention: John M. Tipton, Esq.

1.21 Tenant’s Notice Address:

Northrop Grumman Space and Mission Systems Corp.

One Space Park

Redondo Beach, California 90278

Attention: Real Estate Operations

and

c/o Northrop Grumman Corporation

1840 Century Park East

Los Angeles, California 90067-2199

Attention: Legal Notices”

13. Conflict; No Further Modification. In the event of any conflict between the Lease and this Amended and Restated Third Amendment, the terms of this Amended and Restated Third Amendment shall prevail. Except as specifically set forth in this Amended and Restated Third Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

[SIGNATURES ARE ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, this Amended and Restated Third Amendment has been executed as of the day and year first above-written.

“Landlord”:

HSOV MANHATTAN TOWERS LP, a Delaware limited partnership

By:	HSOV Manhattan Towers GP LLC, a Delaware limited liability company its general partner

	By:	Hines Suburban Office Venture, L.L.C., a Delaware limited liability company its sole member

		By:	Hines Suburban Limited Partnership, a Delaware limited partnership its Manager

			By:	Hines Fund Management, L.L.C, a Delaware limited liability company its General Partner

				By:	Hines Interests Limited Partnership, a Delaware limited partnership its sole member

					By:	Hines Holdings, Inc., a Delaware corporation its General Partner

						By:	/s/ Thomas D. Owens

Thomas D. Owens
Senior Vice President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

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“Tenant”:

NORTHROP GRUMMAN SPACE AND MISSION SYSTEMS CORP.,
an Ohio corporation

By:	/s/ Gary W. McKenzie

Name:	Gary W. McKenzie
Its:	Vice President

By:	/s/ Ann M. Cooris

Name:	Ann M. Cooris
Its:	Vice President

Initial

/s/ Illegible

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